                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(A) of
                       the Securities Exchange Act of 1934

         Filed by Registrant [X]
         Filed by a Party other than the Registrant [ ]

         Check the appropriate box:

         [ ]   Preliminary Proxy Statement
         [ ]   Confidential, for Use of the Commission Only (as permitted by
               Rule 14a-6(e)(2))
         [X]   Definitive Proxy Statement
         [ ]   Definitive Additional Materials
         [ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or
               Section 240.14a-12

                                  TREADCO, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

    [ ]  No fee required.
    [X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

                    Common Stock, $.01 par value per share (including the associated common stock purchase rights)
         -----------------------------------------------------------------------
         (2)      Aggregate number of securities to which transactions applies:
                    117,792
         -----------------------------------------------------------------------
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                    $9.00 per share
         -----------------------------------------------------------------------
         (4)      Proposed maximum aggregate value of transaction:
                    $1,060,128.00
         -----------------------------------------------------------------------
         (5)      Total fee paid:
                    $212.03
         -----------------------------------------------------------------------

    [ ]  Fee paid previously with preliminary materials.
    [X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         (1)      Amount Previously Paid:
                    $5,158.00
         -----------------------------------------------------------------------
         (2)      Form, Schedule or Registration Statement No:
                    Schedule 14D-1
         -----------------------------------------------------------------------
         (3)      Filing Party:
                    Arkansas Best Corporation and Treadco Acquisition
                    Corporation
         -----------------------------------------------------------------------
         (4)      Date Filed:
                    March 23, 1999
         -----------------------------------------------------------------------

                                  TREADCO, INC.
                             1000 SOUTH 21ST STREET
                           FORT SMITH, ARKANSAS 72901

                           --------------------------

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 10, 1999

                           --------------------------
TO THE STOCKHOLDERS OF
TREADCO, INC.:

         NOTICE IS HEREBY given that a special meeting of stockholders (the "Meeting") of Treadco, Inc. (the "Company") will be held at 9:00 a.m. on June 10, 1999 at the offices of Arkansas Best Corporation ("Parent") located at 3801 Old Greenwood Road, Fort Smith, Arkansas 72903, for the following purposes:

     1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 15, 1999 (the "Merger Agreement") among the Company, Parent and Treadco Acquisition Corporation ("Newco"), and the merger of Newco with and into the Company as contemplated in the Merger Agreement. As a result of the Merger, each outstanding share of the Company's common stock, par value $0.01 per share, including the associated common stock purchase rights (collectively, the "Common Stock"), but excluding certain shares owned by Parent, the Company, their respective subsidiaries or by any stockholders who properly perfect appraisal rights under Delaware law, will be converted into the right to receive $9.00 per share in cash, without interest (the "Merger Consideration"), less any required withholding taxes. The full text of the Merger Agreement is attached as ANNEX A to the accompanying proxy statement; and

     2. To transact such other business as may properly come before the Meeting or any adjournments thereof.

         The Board of Directors of the Company has fixed the close of business on April 28, 1999 as the record date for the determination of stockholders of the Company entitled to notice of and to vote at the Meeting or any adjournments thereof.

         A list of stockholders of the Company entitled to notice of and to vote at the meeting will be available for examination at the Meeting and during ordinary business hours from May 10, 1999 to the date of the Meeting at the principal offices of the Company at the address set forth above.


         Parent currently owns 4,954,463 shares of the Common Stock (approximately 97.7% of the issued and outstanding shares of Common Stock on a fully diluted basis). Based on Parent's percentage ownership of the Common Stock and Parent's stated intention to vote for the Merger, the stockholder vote at the Meeting will result in approval of the Merger.


         You are cordially invited to attend the Meeting.

         IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. YOU ARE INVITED TO ATTEND THE MEETING IN PERSON, BUT WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. IF YOU DO ATTEND THE MEETING, YOU MAY, IF YOU PREFER, REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                                     By order of the Board of Directors,

                                     /s/ RICHARD F. COOPER

                                     Richard F. Cooper
                                     Secretary
May 10, 1999

                                 PROXY STATEMENT

                           --------------------------

                                  TREADCO, INC.
                             1000 SOUTH 21ST STREET
                           FORT SMITH, ARKANSAS 72901

                           --------------------------

                         SPECIAL MEETING OF STOCKHOLDERS
                                  JUNE 10, 1999

                           --------------------------


                                  INTRODUCTION

         This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Treadco, Inc., a Delaware corporation (the "Company"), for use at the special meeting of stockholders (the "Meeting") to be held at 9:00 a.m. on June 10, 1999, at the offices of Arkansas Best Corporation ("Parent") located at 3801 Old Greenwood Road, Fort Smith, Arkansas 72903, and at any adjournments thereof.

         This Proxy Statement and the accompanying proxy card are first being mailed on or about May 10, 1999 to all stockholders of the Company.

         At the Meeting, the Company's stockholders will consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, dated as of March 15, 1999 (the "Merger Agreement"), among the Company, Parent, Treadco Acquisition Corporation ("Newco"), and the merger of Newco with and into the Company (the "Merger") as contemplated by the Merger Agreement. As a result of the Merger, each outstanding share of the Company's common stock, par value $0.01 per share, including the associated common stock purchase rights (collectively, the "Common Stock"), but excluding certain shares owned by Parent, the Company, their respective subsidiaries or by any stockholders who properly perfect appraisal rights under Delaware law, will be converted into the right to receive $9.00 per share in cash, without interest (the "Merger Consideration"), less any required withholding taxes. The full text of the Merger Agreement is attached as ANNEX A hereto.

         The Board of Directors of the Company (the "Board"), based, among other things, on the unanimous recommendation of a special committee of independent directors of the Board (the "Special Committee") has unanimously approved the Merger and recommends that holders of shares of the Common Stock vote FOR the approval of the Merger. See "SPECIAL FACTORS -- Background of the Merger" and "-- Recommendation of the Special Committee and the Board; Fairness of the Merger."

         As a result of the Parent's tender offer (the "Offer") to purchase all shares of Common Stock, and the purchase of 2,457,263 shares validly tendered in the Offer and not withdrawn (approximately 95.4% of the Common Stock not owned by Parent prior to the Offer), Parent currently owns 4,954,463 shares of Common Stock (approximately 97.7% of the issued and outstanding shares of Common Stock on a fully diluted basis). Parent has informed the Company that it intends to vote "FOR" the Merger. Pursuant to the Delaware General Corporation Law (the "DGCL") and the Company's Certificate of Incorporation, the vote of two-thirds of the issued and outstanding shares of Common Stock is required for the Merger to be approved. Based on Parent's percentage ownership of the Common Stock as a result of its purchase of shares in the Offer and Parent's stated intention to vote for the Merger, the stockholder vote at the Meeting will result in approval of the Merger.

                                TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----
INTRODUCTION......................................................................................................i

THE SPECIAL MEETING...............................................................................................1

         General..................................................................................................1
         Record Date..............................................................................................1
         Purpose of the Meeting; Recommendation of the Special Committee and the Board............................1
         Proxies; Vote Required...................................................................................1
         Principal Stockholder of the Company.....................................................................2
         Appraisal Rights.........................................................................................2
         Proxy Solicitation and Expenses..........................................................................4

SPECIAL FACTORS...................................................................................................5

         General..................................................................................................5
         Purpose of the Merger....................................................................................5
         Background of the Merger.................................................................................5
         Recommendation of the Special Committee and the Board; Fairness of the Merger............................9
         Opinion of Financial Advisor............................................................................12
         Position of Parent Regarding Fairness of the Merger.....................................................14
         Certain Projections.....................................................................................15
         The Surviving Corporation Following the Merger..........................................................16
         Interests of Certain Persons in the Merger..............................................................17
         Certain Information Concerning the Company, Parent and Newco............................................19
         Government Approvals....................................................................................19
         Source of Funds.........................................................................................20
         Fees and Expenses.......................................................................................21

THE MERGER AGREEMENT.............................................................................................21

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES.....................................................................26

MARKET FOR THE COMPANY'S COMMON STOCK............................................................................27

SELECTED FINANCIAL DATA OF THE COMPANY...........................................................................28

SELECTED CONSOLIDATED FINANCIAL DATA OF PARENT...................................................................29

AVAILABLE INFORMATION............................................................................................30

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS.......................................................30

STOCKHOLDER PROPOSALS............................................................................................30

OTHER MATTERS....................................................................................................30

ANNEXES:

A   Agreement and Plan of Merger
B   Section 262 of the Delaware General Corporation Law
C   Opinion of Stephens Inc.
D   Treadco, Inc. Annual Report on Form 10-K for the year ended December 31,
    1998

                               THE SPECIAL MEETING

GENERAL

         This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board for use at the special meeting of stockholders of the Company to be held at 9:00 a.m. on June 10, 1999 at the office of Parent located at 3801 Old Greenwood Road, Fort Smith, Arkansas 72903.

RECORD DATE

         The Board has fixed the close of business on April 28, 1999 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Meeting or any adjournment thereof. Accordingly, only holders of record of Common Stock at the close of business on the Record Date will be entitled to vote at the Meeting, either by proxy or in person. As of the Record Date, 5,072,255 shares of Common Stock were issued and outstanding. Each share of Common Stock entitles the holder to one vote. There is no cumulative voting and there are no other voting securities of the Company outstanding.

PURPOSE OF THE MEETING; RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD

         At the Meeting, holders of the Common Stock will be asked to consider and vote upon the merger of Newco with and into the Company pursuant to the terms of the Merger Agreement. A copy of the Merger Agreement is attached to this Proxy Statement as ANNEX A.

         THE BOARD, BASED, AMONG OTHER THINGS, ON THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE, HAS UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE MERGER. SEE "SPECIAL FACTORS -- RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD; FAIRNESS OF THE MERGER."

PROXIES; VOTE REQUIRED

         As a result of the Offer and the purchase of 2,457,263 shares validly tendered in the Offer and not withdrawn (approximately 95.4% of the Common Stock not owned by Parent prior to the Offer), Parent currently owns 4,954,463 shares of Common Stock (approximately 97.7% of the issued and outstanding shares of Common Stock on a fully diluted basis). Parent has informed the Company that it intends to vote "FOR" the Merger. Pursuant to the DGCL and the Company's Certificate of Incorporation, the vote of two-thirds of the issued and outstanding shares of Common Stock is required for the Merger to be approved. Based on Parent's percentage ownership of the Common Stock as a result of its purchase of shares in the Offer and Parent's stated intention to vote for the Merger, the stockholder vote at the Meeting will result in approval of the Merger.

         All properly executed proxies received by the Company prior to the Meeting and not revoked will be voted in accordance with the instructions marked thereon. Unless instructions to the contrary are marked thereon, proxies will be voted "FOR" the Merger. The Board knows of no business other than that mentioned herein, which will be presented for consideration at the Meeting. If any other matter is properly presented, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment. Any stockholder may revoke its proxy at any time prior to the exercise thereof by giving written notice to the secretary of the Company at the Company's address indicated above, by submitting a duly executed proxy bearing a later date, or by attending the Meeting and expressing a desire to vote in person. Attendance at the Meeting will not, in itself, constitute revocation of a proxy.

         The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Meeting. In deciding all questions, a holder of Common Stock is entitled to one vote, in person or by proxy, for each share held in such holders name on the Record Date. The holders of the Common Stock have no cumulative voting rights. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Because approval of the Merger requires the affirmative vote of two-thirds of the shares of the Common Stock issued and outstanding, abstentions and broker non-votes will have the same effect as a vote against the Merger.

PRINCIPAL STOCKHOLDER OF THE COMPANY

         The following table sets forth information concerning the Common Stock holdings of the only person known to the Company to be the beneficial owner of 5% or more of Common Stock at April 28, 1999. All directors and officers of the Company and Parent who owned shares of Common Stock tendered such shares in the Offer for $9.00 per share. See "SPECIAL FACTORS - Interests of Certain Persons in the Merger."

                   NAME AND ADDRESS OF                         NUMBER OF                  PERCENTAGE OF
                     BENEFICIAL OWNER                           SHARES                 OUTSTANDING SHARES
-----------------------------------------------------------    ---------               ------------------
Arkansas Best Corporation..............................        4,954,463                      97.7%
3801 Old Greenwood Road
Fort Smith, Arkansas 72903

APPRAISAL RIGHTS

         In connection with the Merger, holders of shares of Common Stock are entitled to appraisal rights under Section 262 of the Delaware General Corporation Law ("Section 262"), provided that they comply with the conditions established by Section 262.

         Section 262 is reprinted in its entirety as ANNEX B to this Proxy Statement. The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to ANNEX B. This discussion and ANNEX B should be reviewed carefully by any holder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so, as failure to comply with the procedures set forth herein or therein will result in the loss of appraisal rights.

         A record holder of shares of Common Stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the effective time of the Merger (the "Effective Time"), who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the Merger nor consents thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery (the "Delaware Court") of the fair value of its shares of Common Stock. All references in this summary of appraisal rights to a "stockholder" or "holders of shares of Common Stock" are to the record holder or holders of shares of Common Stock. Except as set forth herein, stockholders of the Company will not be entitled to appraisal rights in connection with the Merger.

         Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, such as the Meeting, not less than 20 days prior to the meeting a constituent corporation must notify each of the holders of its stock for whom appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This Proxy Statement shall constitute such notice to the record holders of Common Stock.

         Holders of shares of Common Stock who desire to exercise their appraisal rights must not vote in favor the Merger and must deliver a separate written demand for appraisal to the Company prior to the vote by the stockholders of the Company on the Merger. A demand for appraisal must be executed by or on behalf of the stockholder of record and must reasonably inform the Company of the identity of the stockholder of record and that such stockholder intends thereby to demand appraisal of the Common Stock. A proxy or vote against the Merger will not by itself constitute such a demand. Within ten days after the Effective Time, the Company must provide notice of the Effective Time to all stockholders who have complied with Section 262.

         A stockholder who elects to exercise appraisal rights should mail or deliver its written demand to:

                  Treadco, Inc.
                  3801 Old Greenwood Road
                  Fort Smith, Arkansas  72903
                  Attention:  Richard F. Cooper

         A person having a beneficial interest in shares of Common Stock that are held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect appraisal rights. If the shares of Common Stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, such demand must be executed by or for the record owner. If the shares of Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If a stockholder holds shares of Common Stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

         A record holder, such as a broker, fiduciary, depositary or other nominee, who holds shares of Common Stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Common Stock outstanding in the name of such record owner.

         Within 120 days after the Effective Time, either the Company or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court, with a copy served on the Company in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. There is no present intent on the part of the Company to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that the Company will file such a petition or that the Company will initiate any negotiations with respect to the fair value of such shares. Accordingly, holders of Common Stock who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Within 120 days after the Effective Time, any stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of shares of Common Stock not voting in favor of the Merger and with respect to which demands for appraisal were received by the Company and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by the Company.

         If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court will determine which stockholders are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the Delaware Court will appraise the shares of Common Stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

         Although the Company believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration (as defined in "SPECIAL FACTORS -- General"). Moreover, the Company does not anticipate offering more than the Merger Consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the "fair value" of a share of Common Stock is less than the Merger Consideration. In determining "fair value" the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." In addition, Delaware courts have decided that the statutory appraisal remedy, depending on the factual circumstances, may or may not be a stockholder's exclusive remedy in connection with transactions such as the merger.

         The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. However, costs do not include attorneys' and expert witness fees. Each dissenting stockholder is responsible for its attorneys' and expert witness expenses, although, upon application of a dissenting stockholder of the Company, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

         Any holder of shares of Common Stock who has duly demanded appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time.

         At any time within 60 days after the Effective Time, any stockholder will have the right to withdraw such demand for appraisal and to accept the terms offered in the Merger; after this period, the stockholder may withdraw such demand for appraisal only with the consent of the Company. If no petition for appraisal is filed with the Delaware Court within 120 days after the Effective Time, stockholders' rights to appraisal shall cease, and all holders of shares of Common Stock will be entitled to receive the consideration offered pursuant to the Merger Agreement. Inasmuch as the Company has no obligation to file such a petition, and the Company has no present intention to do so, any holder of shares of Common Stock who desires such a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder's demand for appraisal by delivering to the Company a written withdrawal of its demand for appraisal and acceptance of the Merger Consideration, except (i) that any such attempt to withdraw made more than 60 days after the Effective Time will require written approval of the Company and
(ii) that no appraisal proceeding in the Delaware Court shall be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just.

         FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS. SEE ANNEX B HERETO.

PROXY SOLICITATION AND EXPENSES

         The accompanying proxy is being solicited on behalf of the Board. All expenses of this solicitation, including the cost of preparing, assembling, and mailing this proxy soliciting material and Notice of Meeting of Stockholders, will be paid by the Company. Solicitation of holders of Common Stock by mail, telephone, facsimile or by personal solicitation may be done by directors, officers and regular employees of the Company, for which they will receive no additional compensation. Brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of Common Stock as of the Record Date will be requested to forward proxy soliciting material to the beneficial owners of such shares, and will be reimbursed by the Company for their reasonable out-of-pocket expenses.

                                 SPECIAL FACTORS

GENERAL

         The Merger Agreement, which was executed and delivered by the Company, Parent and Newco on March 15, 1999, provides for the merger of Newco (or any one or more direct or indirect wholly-owned subsidiaries of Parent incorporated under the laws of the state of Delaware) with and into the Company, with the Company surviving the Merger (as such, the "Surviving Corporation") as a wholly-owned subsidiary of Parent. In the Merger, each outstanding share of Common Stock (other than shares of Common Stock owned by (i) Parent, Newco, the Company, or any direct or indirect subsidiary of Parent or the Company or (ii) stockholders, if any, who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into the right to receive the Merger Consideration. See "THE MERGER AGREEMENT."

PURPOSE OF THE MERGER

         The purpose of the Merger is for Parent to acquire the remaining equity interest in the Company it did not acquire in the Offer. Upon consummation of the Merger, the Company will become a wholly-owned subsidiary of Parent. The Offer and the Merger are collectively referred to herein as the "Transaction."

BACKGROUND OF THE MERGER

         The Company was formed in June 1991 under Delaware Law as a wholly-owned subsidiary of Parent as the successor to the truck tire retreading and new tire sales business previously developed and conducted by another wholly-owned subsidiary of Parent. In September 1991, the Company sold 2.5 million shares of Common Stock and Parent sold 179,300 shares of Common Stock in an underwritten public offering at an initial public offering price of $16.00 per share. The offering was underwritten in part by Morgan Stanley & Co. Incorporated ("Morgan Stanley"), which is acting as financial advisor to Parent in connection with the Transaction. The Company realized $37.2 million and Parent realized $2.7 million in connection with the sale, after the payment of the underwriters' discount. The Company proceeds were used to repay indebtedness under the Company's credit facility and indebtedness owed to Parent, and Parent used its proceeds for general corporate purposes. The initial public offering of the Company reduced Parent's ownership of the Company to approximately 46%.

         In the first quarter of 1998, Parent began an evaluation of its then 46% investment in the Company. The evaluation process focused on, among other things, the performance of the Company, the costs incurred by the Company with respect to its status as a public company, lower interest rates available to Parent under its credit agreement, lower state income tax costs and other tax benefits available to Parent if the Company were a wholly-owned subsidiary. Parent also reviewed the Company's operating ratios for periods from 1990 to 1994, which were significantly better than 1995 and subsequent years. This evaluation resulted in a presentation by Parent's management to Parent's Board of Directors in May 1998 regarding the Company. The presentation included a return on investment analysis assuming the Company achieved its own forecasts and an analysis of Parent's after tax proceeds in the event that the Company never achieved an acceptable return and Parent decided to dispose of its investment in the Company. This analysis reflected the tax benefits of selling assets of the Company rather than stock. The direct tax benefits to Parent of a sale of assets totaled approximately $10 million.

         In July 1998, Parent's management made another presentation to Parent's Board of Directors which was basically the same as the April 1998 presentation except that the transaction costs of purchasing the remaining outstanding shares of the Company were increased. Parent's Board of Directors discussed the possibility of obtaining an option to purchase the shares of the Company's second largest beneficial stockholder, Shapiro Capital Management Company, Inc. ("Shapiro Capital"), an investment management firm that beneficially owned approximately 21% of the outstanding shares of Common Stock on a fully diluted basis.

         In August 1998, Samuel R. Shapiro, President of Shapiro Capital, advised John R. Meyers, President of the Company, of his possible interest in disposing of the shares of Common Stock beneficially owned by Shapiro Capital. Mr. Meyers informed Robert A. Young, President and CEO of Parent and Chairman of the Board of the Company of such discussions with Mr. Shapiro.

         On September 11, 1998, Parent purchased a block of 177,500 shares of Common Stock for $6.375 per share in a private block transaction through Stephens Inc. ("Stephens"), which is acting as financial advisor to the Special Committee in connection with the Transaction. Parent used working capital on hand to purchase such shares. At the time, this purchase represented Parent's sole acquisition of shares of Common Stock since the Company's initial public offering. Parent filed a Schedule 13D under the Securities Exchange Act of 1934, as amended (the "Exchange Act") with the Securities and Exchange Commission (the "Commission") reflecting this purchase of Common Stock on September 18, 1998. As a result of this purchase, Parent owned in the aggregate approximately 49% of the total outstanding Common Stock.

         In November 1998, Morgan Stanley began reviewing with Parent its options with respect to the Company. Representatives of Morgan Stanley made a presentation regarding these alternatives to Parent's Board of Directors at its regular meeting on December 10, 1998. Morgan Stanley, among other things, presented an historical overview of the Company, discussed its financial condition and results of operations, reviewed the stock's liquidity, identified the Company's research coverage, and discussed the Company's possible strategic value to Parent. Morgan Stanley reviewed the following strategic alternatives with Parent's Board of Directors: (i) Parent continuing to hold its 49% interest in the Company, (ii) sale of 100% of the Company, and (iii) a Parent repurchase of the remaining Company interest held by the public with a potential strategic sale in the future. Morgan Stanley also reviewed certain considerations such as tax considerations, the Bandag settlement, the revenue and earnings of the business, other potential strategic buyers, estimated strategic value, cost savings associated with having the Company as a wholly-owned subsidiary of Parent, and the long-term strategic fit with Parent. In addition, Morgan Stanley reviewed the process, timelines and potential after-tax proceeds associated with either a repurchase of shares or an immediate sale of the Company. Morgan Stanley also discussed other potential economic benefits to Parent associated with repurchasing the Company.

         Morgan Stanley was not requested to, and did not, render a financial opinion regarding the fairness of the consideration in the Offer and the Merger. In addition, Morgan Stanley was not requested to, and did not, solicit third party indications of interest with respect to Parent's interest in the Company. See "Fees and Expenses" for a description of Parent's fee arrangements with Morgan Stanley in connection with the Transaction.

         Additionally, at this meeting, representatives of the Company made a presentation regarding the Company's 1999 budget and its five-year business plan (the "Management Projections"). This presentation had also been given to the Board of Directors of the Company the previous day. See "Certain Projections."

         After discussion of the alternatives, Parent's Board of Directors concluded that it would be appropriate for Mr. Young to meet with Mr. Shapiro to determine if Shapiro Capital remained interested in selling its shares of Common Stock.

         On December 18, 1998, the Company announced that it had entered into a settlement of a dispute with Bandag, Incorporated and certain of Bandag's current and former employees arising out of the two companies' former franchise relationship. Under the settlement terms, the Company received a one-time cash payment of approximately $9.995 million and reported additional after-tax income of approximately $5.4 million, which represented $1.06 per share on an after-tax basis. The settlement payment was applied to reduce the Company's outstanding borrowings under its revolving credit agreement.

         At the direction of Parent's Board of Directors, on January 6, 1999, Mr. Young met with Mr. Shapiro at the principal offices of Shapiro Capital. At such meeting, Mr. Young and Mr. Shapiro proposed various prices and after negotiations, Messrs. Young and Shapiro tentatively agreed to a $9.00 per share price for the shares of Common Stock beneficially owned by Shapiro Capital (the "Shapiro Shares"). Subsequently, during the week of January 11, 1999, counsel for Parent and Shapiro Capital exchanged drafts of an agreement for the purchase of the Shapiro Shares. However, Parent and Shapiro Capital determined that in light of the large number of investment management accounts holding the Shapiro Shares, a direct purchase would be impractical.

         Immediately prior to the delivery of the proposal (the "Proposal") by Parent to the Company described below, Parent and Shapiro Capital did however enter into an agreement (the "Support Agreement") on January 22, 1999, pursuant to which, among other things, Shapiro Capital granted a proxy (the "Shapiro Proxy") to Parent to vote the Shapiro Shares (1,132,775 shares (approximately 21% of the outstanding Common Stock on a fully diluted basis at that time)) for the approval of the Merger and against any corporate action the consummation of which would violate, frustrate the purpose of, or prevent or delay the Merger. The Support Agreement states that Shapiro Capital believes the $9.00 per share cash price is fair, that Shapiro Capital will support the Transaction and that Shapiro Capital reserves the right to tender any and all shares beneficially owned by it pursuant to the Offer. In connection with the Offer, Shapiro Capital has advised the Company that it has tendered all shares of Common Stock beneficially owned by it. Parent filed an amendment to the Schedule 13D referred to above reporting the Support Agreement on January 26, 1999.

         On January 22, 1999, Parent delivered to the Board the Proposal, in which Parent offered to enter into a merger agreement with the Company pursuant to which all of the issued and outstanding shares of Common Stock not owned by Parent would be acquired for cash in an amount equal to $9.00 per share.

         Representatives of Parent advised the Company's independent directors that a special committee should be formed to evaluate the Proposal and that such committee would need independent advisors. On January 25, 1999, the independent directors of the Board interviewed representatives of Stephens, an independent investment banking firm located in Little Rock, Arkansas and recommended by representatives of Parent as knowledgeable about the Company. On January 26, 1999, the Board met and formally appointed Robert B. Gilbert and Nicholas M. Georgitsis as the members of the Special Committee to, among other things, consider how the Company should respond to the Proposal. On January 28, 1999, the Special Committee retained Kutak Rock as independent legal advisor to the Special Committee, and on January 29, 1999, the Special Committee retained Stephens as independent financial advisor to the Special Committee. Since analysts for Stephens had written research reports about the Company in the past, and Stephens had previously been a market maker for the Common Stock, the Special Committee chose not to interview any other investment bankers. During the first two weeks of February 1999, Stephens and Kutak Rock conducted due diligence regarding the proposed transaction at the offices of the Company.

         On February 2, 1999, counsel for Parent sent Kutak Rock a draft Merger Agreement which provided for a self-tender by the Company to purchase for cash the Common Stock not owned by Parent. On February 10, 1999, the Special Committee met in person with its financial and legal advisors to consider the Proposal and the terms and conditions of the draft of the Merger Agreement. At this meeting the Special Committee and its financial and legal advisors discussed their comments regarding the proposed structure, particularly the Company tender offer, the results of due diligence and the appropriateness of the $9.00 offer price (the "Offer Price"). On February 12, 1999, representatives of Parent, including its financial and legal advisors, met by telephone conference with the Special Committee's financial and legal advisors. During such meeting the parties discussed the structure of the Transaction and the Offer Price. Specifically, the advisors of the Special Committee requested that the Transaction be structured as a tender offer by Parent or a one-step merger transaction instead of a tender offer by the Company, which utilized the credit facility and working capital of the Company to finance the Offer and asked if Parent had offered its best price for the Common Stock. Parent agreed to consider the Special Committee's concerns regarding the requirements that the Company initiate a tender offer for the Common Stock but advised the Special Committee that the $9.00 Offer Price was its best and highest price. Parent, however, agreed to review with Stephens certain information on which its analysis would be based.

         On February 16, 1999, the Special Committee met telephonically with its legal and financial advisors. The advisors reported to the Special Committee the results of the February 12, 1999 conference call with the Parent and its advisors. Stephens advised the Special Committee of the results of its initial analyses of the fairness of the Offer Price. Such initial analyses indicated that, while the Offer Price may be fair, a better Offer Price might be obtainable if Stephens specifically requested Parent to consider a $10.00 Offer Price and offer its analyses and other justification in support thereof. The Special Committee instructed Stephens to suggest to Parent an offer price of $10.00 and to provide Parent with analyses supportive of this price. It also instructed Kutak Rock to reiterate its concerns regarding the Merger Agreement, including terms requiring the Company to initiate a self-tender and those specifying certain conditions under which Parent would be entitled to a break-up fee.

         On February 18, 1999, representatives of Parent, including its financial and legal advisors, met by telephone conference with the Special Committee's financial and legal advisors. During such meeting the parties again discussed the structure of the Transaction and the Offer Price. Specifically, Stephens outlined its due diligence and preliminary valuation methodology to date. After various discussions among the parties, Stephens again suggested that Parent raise the Offer Price, and suggested an Offer Price of $10.00 would be more appropriate in light of its analysis. In response, David E. Loeffler, Vice President and CFO of Parent, indicated that Parent was not willing to raise the Offer Price. Mr. Loeffler did agree to review Stephens' preliminary analysis and certain information on which its analysis was based. Legal counsel for the Special Committee then reiterated the Special Committee's concerns over the structure of the Transaction as a self-tender and requested that Parent be the bidder in any tender offer for the Common Stock. Such counsel also expressed concern over a proposed $1 million break-up fee payable to Parent by the Company under certain conditions.

         On February 22, 1999, Stephens sent Parent a letter which set forth summary financial information derived from the Management Projections, summary financial information derived from financial projections for the Company prepared by Stephens with input from the Company's management which assumed a lower revenue growth rate and a lower operating margin (the "Revised Projections") than the Management Projections and various valuation methodologies utilizing the Revised Projections. In such letter, Stephens again asked Parent to consider raising the Offer Price and suggested that $10.00 per share would be more appropriate. Such letter did not indicate, however, that an Offer Price of less than $10.00 per share would not be fair.

         On February 25, 1999, representatives of Parent met by telephone conference with Stephens to discuss the Stephens letter of February 22, 1999. Mr. Loeffler indicated that Parent believed that the $9.00 Offer Price was fair and that Parent was not willing to raise its offer. Mr. Loeffler also noted his belief that the Management Projections were too aggressive for a fairness analysis in light of the Company's past failures to meet its budget and operating income for the first part of 1999 being substantially behind budget. Mr. Loeffler then informed Stephens that Parent was willing to make some changes to the structure of the Transaction in response to the concerns of the Special Committee.

         On February 26, 1999, representatives of Parent, including its legal advisors, met by telephone conference with the Special Committee's financial and legal advisors. During such meeting legal counsel for the Special Committee advised Parent that, among other things, the Special Committee wanted Parent to conduct the tender offer, the elimination or substantial reduction in the triggers and amount of the break-up fee and certain other protections to insure that the Offer and the Merger would close. The Special Committee also requested that Parent modify the Merger Agreement to provide a sale premium recapture ("Recapture") such that if, within one year after the Merger is consummated, Parent sells the Company, then it would pay pro-ratably to all stockholders of the Company as of the date of the Merger Agreement, any premium Parent would otherwise receive in such sale. Premium in this instance would have been the amount of any excess received by Parent over the value of the Company assuming such value to be equivalent of a $9.00 price per share for all outstanding shares of Common Stock. Representatives of Parent indicated their willingness to make certain of the requested changes, reiterated that they believed the $9.00 Offer Price to be fair and that Parent would not agree to the Recapture. Later that day, counsel for Parent distributed a revised draft of the Merger Agreement to the parties that provided, among other things, for Parent making the tender offer, the use of funds solely from Parent to consummate the Offer and the Merger and the reduction of the break-up fee from $1 million plus expenses of Parent to $675,000 inclusive of expenses of Parent.

         On March 2, 1999, counsel to Parent met by telephone conference with Stephens and Kutak Rock to discuss the revised draft of the Merger Agreement, and on March 3, 1999, counsel for Parent distributed a revised draft of the Merger Agreement reflecting certain changes discussed the prior day, including, among other things, further limiting the type of events that would trigger the break-up fee.

         On March 5, 1999, the Special Committee met telephonically with its financial and legal advisors. Stephens advised the Special Committee that Parent once again had declined to increase the Offer Price and had declined to include the Recapture in the Merger Agreement. Stephens indicated that it would likely be prepared to render an opinion on the fairness of a $9.00 Offer Price from a financial point of view provided that it and the Special Committee receive certain assurances from Parent that to its knowledge that there is no fact, circumstance, occurrence or event not disclosed to Stephens in their preparation of the Revised Projections that Parent believed would significantly impact the Company's operating results for fiscal 1999. The Special Committee instructed Stephens and Kutak Rock to request such assurances of Parent. The Special Committee also instructed Kutak Rock to request that Parent in the Merger Agreement represent that it knows of no current discussions or negotiations involving the sale of the Company to a third party.

         On March 5, 1999, counsel to Parent met by telephone conference with Stephens and Kutak Rock to discuss the revised draft of the Merger Agreement. Counsel for the Special Committee indicated that the latest changes were acceptable to the Special Committee and that the Special Committee was ready to proceed with the Transaction as provided in the latest draft of the Merger Agreement subject to certain changes to the Merger Agreement including the foregoing representations of Parent regarding a lack of a third party proposal, the Special Committee receiving an opinion from Stephens that the $9.00 Offer Price was fair to the holders of shares of Common Stock (other than Parent and its affiliates, directors, officers and employees of the Company and any holders of more than 10% of the aggregate shares of Common Stock issued and outstanding (the "Disinterested Stockholders") and that Stephens receive certain information from Parent regarding the Management Projections and the Revised Projections. Later that day, counsel for Parent distributed a draft of a side letter containing certain assurances of Parent with respect to the Management Projections and, as discussed above, the Revised Projections, which was subsequently executed and delivered to Stephens by Parent on March 15, 1999.

         On March 9, 1999, the Special Committee and its legal and financial advisors met telephonically. At this meeting, Stephens advised that the assurances regarding the Revised Projections by Parent were acceptable, and Kutak Rock advised that the Special Committee's final comments to the Merger Agreement had been appropriately resolved.

         On March 15, 1999, the Special Committee unanimously determined to recommend the proposed transaction to the Board of Directors of the Company after Stephens expressed the opinion (subsequently confirmed in its written opinion) that, on the basis of, and subject to the matters stated in its opinion, the consideration to be received by the Disinterested Stockholders pursuant to the Offer and the Merger is fair to the Disinterested Stockholders from a financial point of view. Later that day, the Board, with all directors participating by conference telephone, met to consider the Offer and the Merger. The Special Committee, with representatives of Stephens and Kutak Rock participating, reported to the Board on its review of the Offer, the Merger and the Merger Agreement and its recommendation of the proposed transaction as fair to the holders of Common Stock (other than Parent) (the "Public Stockholders"). After receiving the recommendation of the Special Committee, asking questions of the Special Committee as well as its financial and legal advisors and receiving a further explanation of the provisions of the Offer and Merger Agreement from representatives of Parent and its legal advisors, the Board unanimously approved the Offer, the Merger and the Merger Agreement.

         Subsequently that day, the Board of Directors of Parent, at a special meeting held by conference telephone to consider the matter, unanimously approved the Offer, the Merger and the Merger Agreement. Representatives of Parent and the Company completed execution of the Merger Agreement, and the proposed Offer and the Merger were announced the next day.

         On March 23, 1999, Parent commenced the Offer.

         At the expiration of the Offer on April 20, 1999, a sufficient number of shares of Common Stock were tendered in the Offer and Parent accepted for payment a total of 2,457,263 shares of Common Stock validly tendered in the Offer and not withdrawn (approximately 95.4% of the Common Stock not owned by Parent prior to the Offer). On April 22, 1999, Parent filed an amendment to the
Schedule 13D referred to above reporting its purchase of shares of Common Stock pursuant to the Offer. Parent owned as of the Record Date 4,954,463 shares of Common Stock or approximately 97.7% of the issued and outstanding shares of Common Stock.

RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD; FAIRNESS OF THE MERGER

         In accordance with its determination on March 15, 1999, the Special Committee has unanimously (a) determined that the Offer and the Merger, taken together, are fair to the Public Stockholders, (b) recommended that the Board adopt the Merger Agreement and the transactions contemplated thereby in accordance with the DGCL, and (c) resolved to recommend that the Public Stockholders approve the Merger Agreement.

         In recommending approval of the Merger Agreement and the transactions contemplated thereby, and recommending that the stockholders vote for the Merger, the Special Committee considered a number of factors as of the date of its recommendation, including:

         (i) The results of operations, financial condition, assets, liabilities, business strategy and prospects of the Company and the nature of the industry in which the Company competes. The members of the Special Committee were generally familiar with the Company's business, results of operations and prospects and further reviewed the Company's business, conditions and prospects in the course of various meetings referred to above.

         In evaluating the Company's prospects, the Special Committee with the assistance of its financial advisor considered the substantial risks inherent in the tire retreading and new tire businesses, including the increasingly competitive environment in which the Company operates, and consolidations in the industry leading to economies of scale. The Special Committee determined that these factors indicated an industry trend favoring larger companies with sustainable economies of scale. The Special Committee determined that these economies were not available to the Company and, without significant additional investment over time, these would not be available to the Company in the future. The Special Committee also considered the recent losses of certain key marketing and sales personnel, which losses were represented by management of the Company to further undermine the Company's short-term competitive abilities.

         The Special Committee also considered certain projected financial data in considering the Company's prospects. See "Certain Projections."

         (ii) The opinion of Stephens to the effect that, as of the date of such opinion and based upon and subject to certain factors and assumptions stated therein, the $9.00 per share cash consideration to be received by the Disinterested Stockholders pursuant to the Offer and the Merger is fair from a financial point of view to such stockholders. THE FULL TEXT OF STEPHENS' OPINION IS ATTACHED AS ANNEX C HERETO AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS ARE URGED TO READ SUCH OPINION IN ITS ENTIRETY. SEE "OPINION OF FINANCIAL ADVISOR" and ANNEX C.

         (iii) The historical trading prices of the Common Stock, the historical trading volume and liquidity in the trading market for the Common Stock, and the relationship of the $9.00 per share Merger Consideration to the historical market prices for the Common Stock, including the fact that the Merger Consideration represents a 33.3% premium over the $6.75 per share closing price of the Common Stock on December 23, 1998, the trading day thirty days prior to the public announcement of the Proposal.

         (iv) The fact that Parent has advised the Company that it is not aware of any current offer or indication of interest from any person regarding the sale of the Company and that, since January 22, 1999, the date of the announcement of Parent's Proposal, no person or entity has publicly communicated such an offer or indication of interest in acquiring the Company, or a significant position in the Common Stock.

         (v) The view of the Special Committee, after consultation with its financial and legal advisors, that the terms of the Merger Agreement, including the amounts payable to Parent in the event of termination, which amounts are believed by the Special Committee to approximate Parent's expenses incurred in the Transaction, would not materially deter bona fide acquisition proposals by third parties.

         (vi) The fact that the Merger Agreement included an obligation for Parent to make a first-step cash tender offer thereby enabling the Public Stockholders who tender their shares to receive cash consideration without waiting for the Merger to be consummated. Also considered favorable was the fact that Public Stockholders who did not tender their shares of Common Stock pursuant to the Offer would receive in the Merger the same cash price per share paid by Parent in the Offer (unless they elect to exercise their statutory dissenters' rights).

         (vii) The availability of judicial appraisal rights under Section 262 to stockholders of the Company who dissent from the Merger.

         (viii) The fact that Shapiro Capital had indicated to Parent its willingness to accept $9.00 for its shares of Common Stock, and its granting to Parent of the Shapiro Proxy to vote in favor of the Merger on its behalf.

         (ix) The fact that due to Parent's ownership position in the Common Stock, coupled with the proxy from Shapiro Capital, Parent possessed sufficient votes to effect the Merger and to prevent any effort by a third party to acquire control of the Company except with the consent of Parent.

         In light of the Company's return on equity over recent periods, the Special Committee did not consider net book values or liquidation value to be appropriate indicators of the value of the consideration to be received by the Public Stockholders.

         In addition to the factors listed above, the Board and the Special Committee had each considered the fact that consummation of the Offer and the Merger would eliminate the opportunity of the Public Stockholders to participate in any potential future growth in the value of the Company, but determined that this loss of opportunity was reflected (i) in part by the price of $9.00 per share to be paid in the Offer and the Merger and (ii) was considered in the premium and other analyses performed by Stephens.

         In reaching its decision to approve the Merger Agreement and recommending acceptance of the Merger, the Special Committee relied on the factors identified above. Because of the appointment of the Special Committee and its engagement of Stephens and Kutak Rock, neither the Special Committee nor the Board considered it necessary to retain additional representatives to act solely on behalf of the Public Stockholders for purpose of negotiating the terms of the Transaction.

         The foregoing discussion of the information and factors considered by the Special Committee is not meant to be exhaustive but includes the material factors considered by the Special Committee in reaching its conclusions and recommendations. In view of the variety of factors considered in its reaching a determination, the Special Committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its conclusions and recommendations. In addition, individual members of the Special Committee may have given different weights to different factors.

         In accordance with the special meeting of the Board on March 15, 1999, the Board, by a unanimous vote of all directors, based in part on the recommendation and approval of the Special Committee, approved the Merger Agreement and the transactions contemplated thereby and determined that each of the Offer and the Merger is fair to the Public Stockholders. The Board, by a unanimous vote of all directors, recommended that all holders of shares (other than Parent and certain affiliates) vote FOR the Merger.

         In reaching its determinations referred to above, the Board considered the recommendation of the Special Committee and the factors set forth immediately above, each of which, in view of the Board, supported such determinations.

         The Board, including the Special Committee, believes that the Merger is procedurally fair because, among other things:

         (i) the Special Committee consisted of independent directors appointed to represent the interests of the Public Stockholders.

         (ii) the Special Committee retained Stephens as its independent financial advisor to assist them in evaluating the Offer and the Merger.

         (iii) the Special Committee retained and was advised by independent legal counsel.

         (iv) the deliberations pursuant to which the Special Committee evaluated the Offer and the Merger and alternatives thereto.

         (v) the fact that Shapiro Capital had indicated to Parent its willingness to accept $9.00 per share through the execution of the Support Agreement, and the fact that the terms and conditions of the Merger

Agreement, including the $9.00 per share price, were actively negotiated between the Special Committee, on the one hand, and Parent, on the other hand.

         The Board and the Special Committee recognized that the Merger is not structured to require the approval of a majority of the stockholders of the Company other than Parent, and that Parent through its share ownership and the Shapiro Proxy had sufficient voting power to approve the Merger without the affirmative vote of any other stockholder of the Company. The Board and the Special Committee recognized that Parent was required pursuant to the Merger Agreement to vote its Common Stock in favor of the Merger.

         Parent advised the Special Committee and the Board that it had not received, and the Company, the Board and Special Committee did not receive any indications of interest or proposals regarding the acquisition of the Company, from the date of the public announcement of the Proposal up to the date of the approval of the Offer and Merger by the Special Committee and the Board. Furthermore, the Parent and Company have not received any indications of interest or proposals regarding the acquisition of the Company since the date of such approval.

OPINION OF FINANCIAL ADVISOR

         Stephens was retained by the Special Committee to assist it in evaluating the fairness, to the Disinterested Stockholders, from a financial point of view, of the Offer Price and the Merger Consideration. At the meeting of the Company's Board of Directors held on March 15, 1999, Stephens delivered to the Special Committee a written opinion stating that each of the Offer Price and the Merger Consideration is fair to the Disinterested Stockholders from a financial point of view. In arriving at its written opinion, Stephens (i) reviewed certain publicly available business and financial information relating to the Company; (ii) reviewed certain information including internal financial statements, financial projections (Management Projections and Revised Projections), and other financial and operating data concerning the Company furnished to Stephens by the Company and Parent; (iii) held discussions with certain senior officers, directors and other representatives or advisors of the Company and Parent concerning the business, operations and prospects of and potential strategic alternatives available to the Company; (iv) reviewed the reported price and trading activity for the Company's common stock; (v) analyzed certain financial and stock market information for the Company as compared with similar information for other publicly traded companies; (vi) reviewed the financial terms, to the extent publicly available, of certain comparable business combinations; (vii) reviewed the Merger Agreement, the exhibits thereto, and other related documents; and (viii) performed certain discounted cash flow analyses and other studies and analyses as it considered appropriate. In addition, Stephens considered for the purposes of its opinion, recent trends in the new tire and retreaded tire industry and the competitive position of the Company.

         In arriving at its opinion, Stephens performed a variety of financial analyses, the material portions of which are summarized below. This summary does not purport to be a complete description of the analyses performed by Stephens. In addition, Stephens believes that its analyses must be considered as a whole and that selecting portions of its analysis or the factors considered by it, without considering all such factors and analyses, could create a misleading view of the process underlying its analyses. Stephens did not draw any specific conclusions from or with regard to any one method of analysis in isolation from others. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial or summary description. The matters considered by Stephens in arriving at its opinion are based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Parent's and the Company's control. The analyses performed by Stephens are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which such business actually may be sold. Such analyses are inherently subject to uncertainty and actual results could differ significantly from current expectations due to a number of factors, including general economic conditions; competitive initiatives and pricing pressures; labor relations; costs of raw material; availability and cost of capital; shifts in market demand; weather conditions; the performance and needs of industries served by the Company's businesses; actual future costs of operating expenses; self-insurance claims and employee wages and benefits; actual costs of continuing investments in technology; and the timing and amount of capital expenditures.

         In rendering its opinion, Stephens assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise reviewed by or discussed with Stephens. With respect to financial forecasts and other information provided to or otherwise reviewed by or discussed with Stephens, the management of the Company advised Stephens that such forecasts and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. Stephens did not make or obtain an independent evaluation or appraisal of the assets, liabilities (contingent or otherwise and including the loss and loss adjustment expense reserves) or reserves of the Company nor did Stephens make any physical inspection of the properties or assets of the Company.

         The full text of the written opinion of Stephens dated March 15, 1999, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached hereto as ANNEX C and is incorporated herein by reference. Holders of Common Stock are urged to read the opinion carefully in its entirety. Stephens' opinion is directed only to the fairness of the Offer Price and the Merger Consideration to the Disinterested Stockholders from a financial point of view. The summary of the opinion of Stephens set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion.

         Overview. In its presentation to the Special Committee, Stephens presented an overview of the Proposal, the Offer and the Merger and the negotiations leading to the definitive Merger Agreement. Stephens reviewed the recent historical performance of the Company as well as its future performance as projected by the management of the Company.

         Stephens noted that at $9.00 per share, the implied value of common equity, including the value of stock options and performance award units plus the amount of assumed debt less the amount of assumed cash and cash equivalents ("Implied Total Transaction Value") of the entire Company was approximately $58.1 million. This Implied Total Transaction Value represented approximately 0.3x the Company's 1998 and estimated 1999 revenues included in the Revised Projections; 5.9x and 4.8x the Company's 1998 earnings, before interest, taxes, depreciation and amortization ("EBITDA") (restated to exclude the effects of the Bandag settlement and related litigation expenses) and estimated 1999 EBITDA included in the Revised Projections, respectively; and 15.9x and 10.7x the Company's 1998 earnings, before interest, taxes and amortization ("EBITA") (restated to exclude the effects of the Bandag settlement and related litigation expenses) and estimated 1999 EBITA included in the Revised Projections, respectively. The total implied value of common equity, including the value of stock options and performance award units ("Implied Transaction Value") of the entire Company was approximately $46.3 million. This Implied Transaction Value represented 47.3x and 17.1x the Company's 1998 net income (restated to exclude the effects of the Bandag settlement and related litigation expenses) and estimated 1999 net income included in the Revised Projections, respectively and approximately 0.7x the Company's 1998 and estimated 1999 book value.

         Valuation Analysis. Stephens arrived at ranges of value for the Company's Common Stock by utilizing four principal valuation methodologies: a comparable company analysis; a comparable transaction analysis; a discounted cash flow analysis; and an analysis of premiums paid in similar transactions. Stephens also analyzed the historical trading (including price and volume) of the Company's Common Stock.

         Comparable Company Analysis. Stephens compared certain publicly available financial information, operating data and projected financial performance (research analyst estimates per I/B/E/S) of five companies that Stephens believed to be appropriate for comparison, specifically, TBC Corporation ("TBC"); Bandag, Inc.; Standard Products Co.; Cooper Tire & Rubber Co. ("Cooper"); and Goodyear Tire & Rubber Co. ("Goodyear"), to corresponding financial and operating data of the Company. Stephens derived ranges of implied value for the Company's Common Stock by examining the comparable companies' trading ratios of (a) market value of common equity plus total debt less cash and cash equivalents ("Total Market Capitalization") to 1998 EBITDA of 4.0x to 5.9x; (b) Total Market Capitalization to 1998 EBITA of 5.9x to 8.1x; (c) market price of common shares to reported 1998 earnings per share of 6.8x to 12.3x; and
(d) the market price of common shares to estimated 1999 earnings per share (per research analyst estimates from I/B/E/S) of 6.3x to 11.7x.

         Stephens derived a range of implied values for the Company's Common Stock of $5.45 to $9.34 based on a ratio of Total Market Capitalization to 1998 EBITDA (excluding the effects of the Bandag settlement and related litigation expenses); a range of $2.02 to $4.19 based on a ratio of Total Market Capitalization to 1998 EBITA (excluding the effects of the Bandag settlement and related litigation expenses); a range of $1.93 to $3.08 based on a ratio of market price of common shares to 1998 earnings per share (excluding the effects of the Bandag settlement and related litigation expenses); and a range of $4.26 to $7.46 based on a ratio of market price of common shares to 1999 estimated earnings per share included in the Revised Projections.

         Comparable Transaction Analysis. Stephens analyzed the financial terms, to the extent publicly available, of three transactions involving businesses comparable to that of the Company which were announced since May 5, 1996. The selected transactions were Goodyear's acquisition of Brad Ragan, Inc.; Cooper's acquisition of Avon Tyres PLC, and TBC's acquisition of Big O Tires. Stephens derived ranges of implied value for the Company's shares by examining the comparable transaction ratios of (a) the price paid for the common equity plus assumed debt less assumed cash ("Total Transaction Value") to latest twelve month EBITDA which ranged from 6.2x to 14.1x; (b) the Total Transaction Value to latest twelve month EBITA which ranged from 9.2x to 20.1x; and (c) the price paid for the common equity ("Transaction Value") to latest twelve month net income which ranged from 22.5x to 46.4x.

         Stephens derived a range of implied values for the Company's shares of $9.34 to $17.10 based on a ratio of Total Transaction Value to 1998 EBITDA (excluding the effects of the Bandag settlement and related litigation expenses); a range of $4.91 to $12.14 based on a ratio of Total Transaction Value to 1998 EBITA (excluding the effects of the Bandag settlement and related litigation expenses); and a range of $3.86 to $7.71 based on a ratio of Transaction Value to 1998 net income (excluding the effects of the Bandag settlement and related litigation expenses).

         Discounted Cash Flow Analysis. Stephens performed a discounted cash flow analysis of the Company based upon the Revised Projections. Utilizing these projections, Stephens calculated a range of implied value per share based upon the discounted net present value of the sum of the projected stream of unlevered free cash flows of the Company for the years ending December 31, 1999 through 2003 and a projected terminal value at 2003 less debt plus cash as of December 31, 1998 and divided by the number of the Company's fully diluted shares outstanding. Stephens applied several discount rates (ranging from 11.0% to 13.0%) and multiples of EBITDA (ranging from 5.0x to 7.0x) to generate the terminal value. Utilizing this methodology, the implied range of value per Company share was $7.39 to $12.28.

         Premiums Paid Analysis. Stephens compared the premiums over market prices paid in 17 selected reported transactions from May 21, 1997 through December 17, 1998 in which a large or controlling stockholder bought out the remaining public stockholders in a going private transaction. Stephens compared the per share prices paid in such transactions with the closing price for the target's stock thirty days and one day prior to announcement of the subject transactions. The average premium paid in these transactions was 37.2% and 30.1% over the subject target's closing per share price thirty days and one day prior to announcement, respectively. This was compared to similarly calculated premiums of 33.3% and 38.5% for the Common Stock thirty days and one day prior to the January 22, 1999 announcement of the Proposal, respectively.

         Information Concerning Stephens. Stephens is a nationally recognized investment banking firm and, as a customary part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and for other purposes. The Special Committee selected Stephens as a financial advisor because of its expertise, reputation and familiarity with the Company. The Special Committee engaged Stephens to render a fairness opinion in connection with the Transaction. The Company agreed to pay Stephens a reasonable and customary fee upon the rendering of a fairness opinion. The Company has agreed to reimburse Stephens for out-of-pocket expenses (including fees and disbursements of their counsel) and to indemnify Stephens and certain related persons against certain liabilities in connection with rendering the fairness opinion and serving as the Special Committee's financial advisor.

POSITION OF PARENT REGARDING FAIRNESS OF THE MERGER

         Parent believes that the consideration to be received by the Public Stockholders pursuant to the Merger is fair to the Public Stockholders. Parent bases its belief on the following facts and conclusions:

         (i) the Company's Board and the Special Committee concluded that the Offer and the Merger, taken together, are fair to and in the best interests of the Public Stockholders;

         (ii) notwithstanding the fact that Stephens Opinion was addressed to the Special Committee, and that Parent is not entitled to rely on such opinion, the Special Committee received an opinion from Stephens that, as of the date of such opinion and based on and subject to certain matters stated in such opinion, the consideration to be received in the Offer and the Merger is fair to the Disinterested Stockholders from a financial point of view;

         (iii) the support of the Transaction by Shapiro Capital, the largest independent stockholder of the Company, which was the product of arms-length negotiations;

         (iv) neither the Company nor Parent have received any indications of interest from third parties regarding the acquisition of the Company since the announcement of the Proposal;

         (v) the consideration stated in the Offer and the Merger for purchase of the Common Stock not already owned by Parent represents a premium of 38.5% over the closing price of the Common Stock on January 21, 1999, the day prior to announcement of the Proposal, and a premium of approximately 33.3% over the closing price thirty days prior to the announcement of the Proposal;

         (vi) although the current prices for the Common Stock reflect a decline in value of the Company over historical market prices, such decline is attributable to the deterioration in the Company's financial results and business prospects in recent years as well as concerns about the Company's position within the truck tire industry in general;

         (vii) the Common Stock provides only limited liquidity for the Company's stockholders and that condition is not likely to change in light of the lack of analyst coverage of the Company and limited trading volume of the Common Stock; and

         (viii) the other factors enumerated by the Special Committee as supporting their recommendation of the Offer and the Merger.

         Parent found it not practicable to assign, and did not assign, relative weights to the individual factors considered in reaching its conclusion as to fairness. In light of the nature of the Company's business and the Transaction, Parent did not consider net book value or liquidation value to be appropriate indicators of the value of the consideration to be received by the Public Stockholders.

CERTAIN PROJECTIONS

    In the course of the negotiations of the Merger Agreement, the Company provided Parent and Stephens with the Management Projections and Stephens, with the input of the management of the Company, prepared the Revised Projections as described in "Background of the Merger" regarding the Company. Stephens and the management of the Company discounted the Management Projections since management of the Company and Stephens believed that they were overly optimistic due to, among other things, increased competition within the tire industry, the Company's actual performance during the past three years and the first two months of 1999 and the Company's failure to meet its projections in prior years. Accordingly, the Management Projections were not given significant consideration by the Special Committee in reaching their conclusions about the fairness of the Offer and the Merger to the Public Stockholders. In addition, Stephens reviewed but did not rely on the Management Projections except to provide an initial starting point for the formulation by Stephens with input from the Company's management of the Revised Projections. However, the Special Committee and Stephens did review and consider the Revised Projections which are not publicly available and contain, among other things, the summary financial information set forth below.

                                                                 YEAR ENDING DECEMBER 31,
                                                    ------------------------------------------------
                                                     1999       2000      2001       2002      2003
                                                    ------     ------    ------     ------    ------
                                                          (IN MILLIONS EXCEPT PER SHARE DATA)
           Revenue.............................     $ 191.9   $ 203.0   $ 214.7    $ 227.2   $ 240.4
           Operating Income....................         5.4       7.1       8.4       10.1      11.5
           Net Income..........................         2.7       3.7       4.5        5.6       6.5
           Earnings Per Share..................     $  0.53   $  0.73   $  0.89    $  1.10   $  1.28

    THE COMPANY (I) DOES NOT, AS A MATTER OF COURSE, MAKE PUBLIC FORECASTS AS TO FUTURE REVENUES OR PROFITS AND (II) THE FOREGOING PROJECTIONS WERE BASED ON ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE PROJECTED RESULTS CAN BE REALIZED OR THAT ACTUAL RESULTS WILL NOT BE MATERIALLY HIGHER OR LOWER THAN THOSE PROJECTED. THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS OR FORECASTS. THE INCLUSION OF THE FOREGOING PROJECTIONS SHOULD NOT BE REGARDED AS AN INDICATION THAT THE COMPANY OR PARENT OR ANY OTHER PERSON WHO RECEIVED SUCH INFORMATION CONSIDERS IT AN ACCURATE PREDICTION OF FUTURE EVENTS. NEITHER THE COMPANY NOR PARENT INTENDS TO UPDATE, REVISE OR CORRECT SUCH PROJECTIONS IF THEY BECOME INACCURATE (EVEN IN THE SHORT TERM). A NUMBER OF FACTORS COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE FOREGOING PROJECTIONS, INCLUDING GENERAL ECONOMIC CONDITIONS; COMPETITIVE INITIATIVES AND PRICING PRESSURES; AVAILABILITY AND COST OF CAPITAL; SHIFTS IN MARKET DEMAND; WEATHER CONDITIONS; GOVERNMENT REGULATIONS; THE PERFORMANCE AND NEEDS OF INDUSTRIES SERVED BY THE COMPANY; ACTUAL FUTURE COSTS OF OPERATING EXPENSES SUCH AS THE PRICE OF OIL; SELF-INSURANCE CLAIMS AND EMPLOYEE WAGES AND BENEFITS; AND THE TIMING AND AMOUNT OF CAPITAL EXPENDITURES.

THE SURVIVING CORPORATION FOLLOWING THE MERGER

         General. As a result of the Merger, Parent will acquire the remaining equity interest in the Company it did not acquire in the Offer. Upon consummation of the Merger, the Company will become a wholly-owned subsidiary of Parent and (i) each issued and outstanding share of Common Stock owned or held by Parent will remain issued and outstanding following the Merger, (ii) each issued and outstanding share of Common Stock owned or held by the Company shall be canceled, and no payment shall be made with respect thereto; (iii) each share of common stock of Newco then outstanding shall be canceled; and (iv) each share of Common Stock outstanding immediately prior to the Effective Time shall, except as otherwise provided in (i) or (ii) above and except for shares of Common Stock held by any holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with Section 262, be converted into the right to receive $9.00 in cash, less any required withholding taxes.


         Plans for the Company After the Merger. It is expected that, immediately following the Merger, Parent will continue its review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and to consider, what, if any, changes would be desirable in light of the circumstances then existing, and reserves the right to take such actions or effect such changes as it deems desirable. Parent's Board of Directors has authorized management to retain financial advisors to assist in such review. Any such changes could include changes in the Company's business, corporate structure, capitalization, management or dividend policy or a sale or recapitalization of the Company.


         Pursuant to the Merger Agreement, the directors of Newco along with John R. Meyers, a current director and the President and Chief Executive Officer of the Company, will be the directors of the Company upon consummation of the Merger, and the officers of the Company will remain the officers of the Company, after the Merger.

         Except as described herein, Parent has no current plans or proposals, and since the Proposal has not engaged in any discussions with any third parties, that would relate to, or result in, any extraordinary corporate transaction involving the Company, such as a merger, reorganization or liquidation involving the Company, a sale or transfer of a material amount of assets of the Company, any change in the Company's capitalization or dividend policy or any other material change in the Company's business, corporate structure or personnel. However, Parent reserves the right to effect such actions or effect such changes as its deems desirable.

         Certain Effects of the Merger. If the Merger is consummated, the Public Stockholders will not have the opportunity to participate in the future earnings, profits, and growth of the Company and will not have a right to vote on corporate matters. Parent, as the parent company of the Company, will own a 100% interest in the net book value and net earnings of the Company and will benefit from any increase in the value of the Company following the Merger. Any such increase could be realized by Parent through a sale or recapitalization of the Company. Similarly, Parent will bear the risk of any decrease in the value of the Company after the Merger and the Public Stockholders will not face the risk of a decline in the value of the Company after the Merger.

         Following consummation of the Merger, the Common Stock will be delisted from the Nasdaq National Market, and the registration of the Common Stock under the Exchange Act will be terminated. Accordingly, following the Merger, there will be no publicly-traded securities of the Company outstanding, and the Company will no longer be required to file reports with the Commission.

         Other Matters. In the unlikely event that for any reason the Merger is not consummated, Parent owns a number of shares of Common Stock sufficient to give it voting control of the Company and enable it to approve a merger, recapitalization, asset sale or other extraordinary transaction involving the Company without the necessity of obtaining the affirmative vote or approval of any other stockholders. The Merger Agreement does not prohibit Parent or any third party from offering consideration of less than $9.00 per share to the remaining holders of the Common Stock in any such transaction. Parent, however, is required by the Merger Agreement to vote for the Merger.

         The Common Stock no longer meets the requirements of the Nasdaq National Market for continued listing and may, therefore, be delisted from such exchange. If the Common Stock was to cease to be quoted on the Nasdaq National Market, the market for the Common Stock would be adversely affected.

         The Common Stock is currently registered under the Exchange Act. Such registration may be terminated if the Common Stock is not listed on a national securities exchange and there are less than 300 holders of record. Termination of the registration of the Common Stock under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Common Stock and to the Commission and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy or information statement in connection with stockholder action and the related requirement of an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Common Stock. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Common Stock under the Exchange Act were terminated, the Common Stock would no longer be "margin securities" or eligible for listing on a securities exchange or Nasdaq reporting.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         In considering the recommendation of the Special Committee and the Board with respect to the Merger, stockholders should be aware that certain members of the Company's management and the Board have certain interests which are referred to below and which present them with actual or potential conflicts of interest in connection with the Transaction. The Company has been advised by the executive officers, directors and affiliates of Parent and the Company that such persons tendered Common Stock owned by them pursuant to the Offer.

         General. During the Company's previous three fiscal years, the Company has engaged in certain transactions and entered into various agreements with Parent and its subsidiaries, and Parent and its subsidiaries have had numerous contacts with the Company. Certain employees working on behalf of the Company have assisted Parent and Newco with respect to the Transaction. No employee working on behalf of the Company has, or will, receive any additional or separate compensation for such services.

         Service Fees and Other Related Party Transactions. The Company is a party to a Transition Services Agreement with Parent whereby Parent provides services in the areas of accounting, data processing, financial, legal, tax, cash management, human resources, and risk management activities. The Transition Services Agreement is effective indefinitely, unless terminated by either party on 90 days' notice. The Agreement requires the Company to pay a service fee for these services based on the value and cost of services provided. Certain other expenses, primarily data processing and programming services, are charged to the Company based on their actual cost to Parent. Total fees charged to the Company under this agreement were as follows:

                                                                     1998           1997            1996
                                                                  ----------      ----------     ----------
        Service Fee........................................       $1,342,800      $1,400,021     $1,543,829

        Data Processing Services...........................        1,361,646       1,225,298      1,018,213
                                                                  ----------      ----------     ----------
               Total.......................................       $2,704,446      $2,625,319     $2,562,042
                                                                  ==========      ==========     ==========

In November 1998, the Company purchased from Parent an office building for use as the Company's headquarters. As consideration, the Company transferred its present headquarters building to Parent along with a cash payment of $500,000. In the opinion of management of the Company, the transaction values were fair to the Company.

         Director and Officer Interlocks. Three of the six members of the Board are currently members of the Parent's Board or are officers of Parent, and some of the Company's executive officers are also officers of Parent. Pursuant to the Merger Agreement, the directors of Newco along with John R. Meyers, a current director and the President and Chief Executive Officer of the Company, will be the directors of the Company upon consummation of the Merger, and the officers of the Company will remain the officers of the Company after the Merger.

         Meeting Fees. Each member of the Special Committee received meeting fees in the aggregate amount of $5,000 in connection with their service on the Special Committee.

         Stock Options. With regard to the stock options to purchase Common Stock owned by the directors and officers of the Company, Parent and Newco, all such stock options as well as the rest of the outstanding stock options of the Company, immediately vested upon consummation of the Offer, and each of the optionees have received a cash payment equal to the difference between the $9.00 and the exercise price for each stock option with respect to each option that has an exercise price of less than $9.00 per share. For each stock option that has an exercise price of $9.00 per share or more, the optionee has received a cash payment equal to $0.10 for each such stock option in return for full release of claims under such options. The directors and officers of Parent, Newco and the Company owning stock options have received the following consideration in exchange for their stock options:


                                                                             TOTAL NUMBER OF
                                                                              SHARES SUBJECT
                                                                                 TO STOCK         AGGREGATE
                      NAME                              TITLE                  OPTIONS HELD     CONSIDERATION
        -----------------------------    --------------------------------    ---------------    -------------
        Robert A. Young III..........    President, CEO & Director of
                                         Parent; Director of the Company         25,000             $11,375
        William A. Marquard..........    Chairman of Parent; Director of
                                         the Company                             25,000             $13,250
        John H. Morris...............    Director of Parent; Director of
                                         the Company                             25,000             $13,250
        John R. Meyers...............    President, CEO & Director of the
                                         Company                                 45,000             $82,500
        Nicolas M. Georgitsis(1).....    Director of the Company                 25,000             $18,250
        Robert B. Gilbert(1).........    Director of the Company                 25,000             $18,250
        Daniel V. Evans..............    Executive Vice President & COO
                                         of the Company                          40,000             $51,500

----------

(1)  Member of the Special Committee.

         Performance Unit Award Program. Pursuant to the Treadco, Inc. 1995 Performance Award Program (the "Performance Program"), certain employees of the Company can be awarded Performance Award Units (the

"Units") that have the value, as of any given day, equal to the closing sale price of the Common Stock on the most recent trading day. Only two employees of the Company held Units, John R. Meyers, President, CEO and Director of the Company and Daniel V. Evans, Executive Vice President and COO of the Company. Pursuant to the terms of the Performance Program all outstanding Units vested upon consummation of the Offer, and Messrs. Meyers and Evans received $9.00 in cash for each Unit for aggregate consideration of $277,695 and $138,851, respectfully.

         Indemnification; Insurance. Pursuant to the Merger Agreement, Parent, Newco and the Company have agreed to cooperate and use all reasonable efforts to defend against and respond to any action, suit, proceeding, or investigation relating to the Merger Agreement or to the transactions contemplated thereby commenced by any third party. It is also agreed that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of the Company as provided in the Company's certificate of incorporation or bylaws shall, to the extent such rights are in accordance with applicable law, survive the Merger and stay in effect in accordance with their respective terms for a period of six years after the Effective Time.

         In addition, the Merger Agreement provides that Parent will cause the Surviving Corporation, until the sixth anniversary of the Effective Time, to maintain in effect policies of directors' and officers' liability insurance for directors and officers of the Company on terms no less favorable than the existing coverage maintained by the Company as of the date of the Merger Agreement; provided, however, that Parent shall not be required in order to maintain or procure such coverage to pay an annual premium in excess of 150% of the current annual premium paid by the Company for its existing coverage (the "Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Parent shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

CERTAIN INFORMATION CONCERNING THE COMPANY, PARENT AND NEWCO

         The Company. The Company is a Delaware corporation with its principal executive offices at 1000 South 21st Street, Fort Smith, Arkansas 72901. The Company is the nation's largest independent tire retreader for the trucking industry and the fourth largest commercial truck tire dealer.

         Parent. Parent, a Delaware corporation, is a diversified holding company that provides national and regional transportation of general commodities through its motor carrier subsidiaries, and domestic and international intermodal freight services, utilizing a variety of transportation modes including over-the-road, rail, ocean and air, through its intermodal subsidiaries. The principal offices of Parent are located at 3801 Old Greenwood Road, Fort Smith, Arkansas 72903.

         Newco. Newco, a Delaware corporation and a wholly-owned subsidiary of Parent, was organized to merge with and into the Company upon consummation of the Merger and has not conducted any unrelated activities since its organization. The principal offices of Newco are located at 3801 Old Greenwood Road, Fort Smith, Arkansas 72903. All outstanding shares of capital stock of Newco are owned by Parent.

GOVERNMENT APPROVALS

         None of the Company, Parent or Newco is aware of any license or regulatory permit that is material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Merger as contemplated herein or of any approval or other action, except as otherwise described in this Proxy Statement, by any governmental entity that would be required for consummation of the Merger. Should any such approval or other action be required, Parent currently contemplates that such approval or other action will be sought. While, except as otherwise expressly described herein, Parent does not presently intend to delay the consummation of the Merger pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken. Because of the failure of such approvals or other actions or because of conditions to be imposed in connection with such approvals or other actions, the Merger Agreement could be terminated pursuant to its terms.

         State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions.

         Section 203 of the DGCL limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined as any beneficial owner of 15% or more of the outstanding voting stock of the corporation) unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder." In accordance with the DGCL, the Company's certificate of incorporation specifically exempts Parent from being deemed an "interested stockholder" and, therefore, Section 203 of DGCL is inapplicable to the Merger.

         The Company and Parent do not believe that any state takeover statutes purport to apply to the Merger. Parent has not currently complied with any state takeover statute or regulation. Parent reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Merger and nothing in this Proxy Statement or any action taken in connection with the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Merger, Parent might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Parent might be delayed in consummating the Merger.

         Antitrust. Pursuant to the applicable provisions of the Hart-Scott-Rodino Anti-trust Improvements Act of 1976 (the "HSR Act"), the purchase of shares of Common Stock under the Offer was consummated following the termination of a 15-calendar day waiting period following the filing by Parent and the Company of their respective Notification and Report Forms with respect to the Offer.

         The Merger does not require an additional filing under the HSR Act because Parent owns 50% or more of the outstanding shares of Common Stock at the time of the Merger.

         The Federal Trade Commission (the "FTC") and the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") frequently scrutinize the legality under the antitrust laws of transactions such as Parent's proposed acquisition of the Company. At any time before or after the Merger, the Antitrust Division or FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking the divestiture of shares of Common Stock acquired by Parent or the divestiture of substantial assets of Parent or its subsidiaries, or the Company or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, of the results thereof.

SOURCE OF FUNDS

         The total amount of funds used by Parent to acquire the tendered shares of Common Stock in the Offer and to pay fees and expenses related to the Offer was approximately $22.7 million. Parent obtained the funds to consummate the Offer through the use of a combination of (i) internally generated funds and
(ii) borrowings under its existing bank credit facility.

         The total amount of funds required by Parent to consummate the Merger and to pay fees and expenses related to the Merger is estimated to be approximately $1.2 million. Parent expects to obtain the funds necessary to consummate the Merger through the use of internally generated funds.

         Pursuant to a $250 million Credit Agreement dated June 12, 1998, among Parent, Societe Generale, Southwest Agency, as Administrative Agent, and Bank of America National Trust Savings Association and Wells Fargo Bank (Texas), N.A., as Co-Documentation Agents and the other banks that are parties thereto (, as amended the "Parent Credit Agreement"), Parent may borrow up to an aggregate of $250 million for general corporate purposes on a revolving basis. As of April 26, 1999, Parent had $126.5 million in borrowing availability under the Parent Credit Agreement. The Parent Credit Agreement expires June 12, 2003, and loans under the Parent Credit Agreement currently bear interest at LIBOR plus .625%. Loans under the Parent Credit Agreement are secured by substantially all of Parent's accounts receivable and revenue equipment.

         It is anticipated that the indebtedness incurred by Parent in connection with the Offer and the Merger will be repaid from funds generated internally by Parent and its subsidiaries (including, after the Merger, if consummated, funds generated by the Surviving Corporation) and through other sources which may include the proceeds of future bank financings, the public or private sale of debt or equity securities or a combination thereof. No decisions have been made, however, concerning the method Parent will employ to repay such indebtedness. Such decisions, when made, will be based on Parent's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions.

FEES AND EXPENSES

         Morgan Stanley has provided certain financial advisory services to Parent in connection with the Transaction. See "Background of the Merger." Morgan Stanley will receive customary compensation for its services, be reimbursed its out-of-pocket expenses, and has been indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

         The Merger Agreement provides that all expenses incurred in connection with the Transaction will be paid by the party incurring such costs and expenses. The following in an estimate of expenses to be incurred in connection with the Transaction.

                EXPENSES TO BE PAID BY PARENT AND NEWCO:
                  Financial Advisory and Legal Fees and Expenses..............    $  350,000
                  Printing and Mailing........................................    $   75,000
                  Filing Fees.................................................    $   50,000
                  Depositary Fees.............................................    $    7,500
                  Information Agent Fees......................................    $    5,000
                  Miscellaneous...............................................    $   10,000
                                                                                  ----------
                          TOTAL...............................................    $  497,500
                                                                                  ==========
                EXPENSES TO BE PAID BY THE COMPANY:
                  Financial Advisory and Legal Fees and Expenses..............    $  275,000
                  Printing and Mailing Fees...................................    $   25,000
                  Miscellaneous...............................................    $   10,000
                                                                                  ----------
                          TOTAL...............................................    $  310,000
                                                                                  ==========

                              THE MERGER AGREEMENT

         The following is a summary of certain provisions of the Merger Agreement, a copy of which is filed as ANNEX A hereto and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement.

         The Offer. The Merger Agreement provides for the making of the Offer by Parent. The obligation of Parent to accept for payment and pay for shares of Common Stock tendered pursuant to the Offer was subject to the satisfaction of certain conditions, each of which was satisfied or waived by Parent. On April 20, 1999, Parent accepted for Payment (and has paid for) a total of 2,457,263 shares of Common Stock (approximately 95.4% of the Common Stock not owned by Parent prior to the Offer) (the "Stock Purchase"). As a result of the Stock Purchase and its prior holdings, Parent now owns a total of 4,954,463 or approximately 97.7% of the Common Stock on a fully diluted basis.

         The Merger. The Merger Agreement provides that, following the purchase of shares of Common Stock pursuant to the Offer, the approval of the Merger Agreement by the stockholders of the Company and the satisfaction or waiver of the other conditions to the Merger, Newco will be merged with and into the Company. Under the Company's certificate of incorporation and Delaware law, the approval of the affirmative vote of the holders of the shares of Common Stock representing 66 2/3% of the outstanding shares of Common Stock is required to approve and adopt the Merger Agreement and the Merger. The Merger shall become effective at such time as a certificate of merger or certificate of ownership and merger is filed with the Delaware Secretary of State or at such later time as is specified in such certificate of merger. As a result of the Merger, all of the properties, rights, privileges and franchises of the Company and Newco shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Newco shall become the debts, liabilities and duties of the Surviving Corporation.

         At the Effective Time, (i) each issued and outstanding share of Common Stock owned or held by Parent or any direct or indirect subsidiary of Parent (other than the Company) shall remain issued and outstanding and no payment shall be made with respect thereto; (ii) each issued and outstanding share of Common Stock owned or held by the Company or any direct or indirect subsidiary of the Company shall be canceled and no payment shall be made with respect thereto; (iii) each share of Common Stock of Newco shall be canceled, and no payment shall be made with respect thereto; and (iv) each share of Common Stock outstanding immediately prior to the Effective Time shall, except as otherwise provided in (i) or (ii) above and except for shares of Common Stock held by any holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares of Common Stock in accordance with Section 262, be converted into the right to receive $9.00 in cash, without interest, less any required withholding taxes.

         The Merger Agreement provides that the certificate of incorporation and bylaws of the Company at the Effective Time will be the certificate of incorporation of the Surviving Corporation. The Merger Agreement also provides that the directors of Newco at the Effective Time plus John R. Meyers, a current director and the President and Chief Executive Officer of the Company, will be the directors of the Surviving Corporation and the officers of the Company at the Effective Time will be the officers of the Surviving Corporation.

         Recommendation. The Merger Agreement states that (A) the Special Committee has (i) determined as of March 15, 1999 that the Offer and the Merger, taken together, are fair to the Company and its stockholders and in the best interests of the holders of the shares of Common Stock (other than Parent and certain affiliates) and (ii) resolved as of March 15, 1999 to recommend acceptance of the Offer and approval and adoption of the Merger Agreement and the Merger to the Board, and (B) that the Board has (i) determined as of March 15, 1999 that the Offer and the Merger, taken together, are fair to the Company and its stockholders and in the best interests of the holders of the shares of Common Stock (other than Parent and certain affiliates) as well as fair to and in the best interests of the Company and its stockholders (other than Parent and certain affiliates), (ii) resolved as of March 15, 1999 to recommend acceptance of the Offer and approval and adoption of the Merger Agreement and the Merger to the Company's stockholders (other than Parent and certain affiliates).

         Rights Plan. The common stock purchase rights (the "Rights") issued under that certain Rights Agreement, dated September 1, 1991 between the Company and NCNB Texas National Bank (as amended the "Rights Agreement") will not be triggered by the Merger. Pursuant to the Merger Agreement, the Board amended the Rights Agreement to provide that the Offer would not constitute an event resulting in a "Distribution Date" (as such term is defined in the Rights Agreement).

         Stock Options; Performance Unit Awards. The Company agreed to cooperate with Parent to terminate the 1991 Stock Option Plan and the 1995 Performance Award Program of the Company. Upon the consummation of the Offer (i) each outstanding stock option with an exercise price less than $9.00 per share to purchase shares of Common Stock, whether or not then exercisable, was canceled in exchange for an amount equal to the product of (x) the number of shares of Common Stock subject to such stock option and unexercised immediately prior to the consummation of the Merger and (y) the excess of $9.00 over the per share exercise price pursuant to such stock option, and (ii) each outstanding stock option having an exercise price of $9.00 per share or more to purchase shares of Common Stock, whether or not then exercisable, was canceled and exchanged for a cash payment of $0.10 for each such stock option for full release of claims under such stock options. All outstanding Performance Award Units vested upon consummation of the Offer and the cash due to such holders thereof was paid upon the closing of the Offer. See "SPECIAL FACTORS -- Interests of Certain Persons in the Merger."

         Interim Agreements of Parent, Newco and the Company. Pursuant to the Merger Agreement, the Company has covenanted and agreed that, during the period from the date of the Merger Agreement to the Effective Time, the Company will conduct its operations according to its ordinary and usual course of business consistent with past practice; that the Company will not intentionally take or willfully omit to take any actions that results in or would result in a Company Material Adverse Effect (as defined in the Merger Agreement); that the Company will use its reasonable best efforts to preserve intact the business organization of the Company, to keep available the services of its present officers and key employees and consultants, and to maintain satisfactory relationships with customers, agents, suppliers, and other persons having business relationships with the Company. Pursuant to the Merger Agreement, without limiting the generality of the foregoing, and except as otherwise expressly provided in the Merger Agreement, the Company will not (a) issue, sell, or dispose of additional shares of capital stock of any class of the Company, or securities convertible into or exchangeable for any such shares or securities, or any rights, warrants, or options to acquire any such shares or securities, other than shares of Common Stock issued upon exercise of options disclosed pursuant to the Merger Agreement, in each case in accordance with the terms so disclosed; (b) redeem, purchase, or otherwise acquire, or propose to redeem, purchase, or otherwise acquire, any of its outstanding capital stock, or other securities of the Company; (c) split, combine, subdivide, or reclassify any of its capital stock or declare, set aside, make, or pay any dividend or distribution on any shares of its capital stock; (d) sell, pledge, dispose of, or encumber any of its assets, except for sales, pledges, dispositions, or encumbrances in the ordinary course of business consistent with past practices;
(e) incur or modify any indebtedness or issue or sell any debt securities, or assume, guarantee, endorse, or otherwise as an accommodation become absolutely or contingently responsible for obligations of any other person, or make any loans or advances, other than in the ordinary course of business consistent with past practices; (f) adopt or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreements, trusts, plans, funds, or other arrangements for the benefit or welfare of any director, officer, or employee, or (except for normal increases in the ordinary course of business that are consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company) increase in any manner the compensation or fringe benefits of any director, officer, or employee or pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting or vesting of stock options or stock appreciation rights) or take any action or grant any benefit not expressly required under the terms of any existing agreements, trusts, plans, funds, or other such arrangements or enter into any contract, agreement, commitment, or arrangement to do any of the foregoing or make or agree to make any payments to any directors, officers, agents, contractors, or employees relating to a change or potential change in control of the Company;
(g) acquire by merger, consolidation, or acquisition of stock or assets any corporation, partnership, or other business organization or division or make any investment either by purchase of stock or securities, contributions to capital, property transfer, or purchase of any material amount of property or assets, in any other person; (h) adopt any amendments to its certificate of incorporation or bylaws, except as required by the Merger Agreement; (i) take any action other than in the ordinary course of business and consistent with past practices, to pay, discharge, settle, or satisfy any claim, liability, or obligation (absolute or contingent, accrued or unaccrued, asserted or unasserted, or otherwise); (j) change any method of accounting or accounting practice used by the Company, except for any change required by reason of a concurrent change in generally accepted accounting principles; (k) revalue in any respect any of its assets, including, without limitation, writing down the value of its portfolio or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practices; (l) authorize any unbudgeted capital expenditure or expenditures that, individually, is in excess of $300,000 or, in the aggregate, are in excess of $500,000; (m) make any tax election, settle or compromise any federal, state, or local tax liability or consent to the extension of time for the assessment or collection of any federal, state, or local tax; (n) settle or compromise any pending or threatened suit, action, or claim material to the Company or relevant to the transactions contemplated by the Merger Agreement; (o) enter into any agreement, arrangement, or understanding to do any of the foregoing actions; (p) voluntarily take any action or willfully omit to take any action that could make any representation or warranty of the Company in the Merger Agreement untrue or incorrect in any material respect at any time, including as of the date of the Merger Agreement and as of the time of consummation of the Offer and the Effective Time, as if made as of such time.

         Parent has agreed not to take any action for the purpose of causing the Company to violate any of the foregoing obligations and agreed to take all action necessary to allow the Company to comply with its obligations under the Merger Agreement.

         Pursuant to the Merger Agreement, Parent and Newco will each hold and will each cause its consultants and advisors to hold in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all documents and information concerning the Company and its subsidiaries furnished to Parent or Newco in connection with the transactions contemplated by the Merger Agreement (except to the extent that such information can be shown to have been (i) previously known by Parent or Newco from sources other than the Company, or its directors, officers, representatives or affiliates, (ii) in the public domain through no fault of Parent or Newco or (iii) later lawfully acquired by Parent or Newco from other sources who are not known by Parent or Newco to be bound by a confidentiality agreement or otherwise prohibited from transmitting the information to Parent or Newco by a contractual, legal or fiduciary obligation) and will not release or disclose such information to any other person, except its auditors, attorneys, financial advisors and other consultants and advisors in connection with the Merger Agreement and the transactions contemplated thereby. Parent and Newco will each be deemed to have satisfied its obligation to hold such information confidential if it exercises the same care as it takes to preserve confidentiality for its own similar information.

         In the Merger Agreement the Company, its affiliates and their respective officers, directors, employees, representatives and agents have agreed that they shall immediately cease any existing discussions or negotiations, if any, with any parties conducted prior to the date of the Merger Agreement with respect to any acquisition of all or any material portion of the assets of, or any equity interest in, the Company or any business combination with the Company, subject to certain exceptions. The Company may, directly or indirectly, furnish information and access, in each case only in response to unsolicited requests therefor, to any corporation, partnership, person or other entity or group pursuant to confidentiality agreements, and may participate in discussions and negotiate with such entity or group concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company, if such entity or group has submitted a written proposal to the Special Committee or the Board relating to any such transaction and the Special Committee or the Board by a majority vote determines in its good faith judgment, after consultation with its financial and legal advisors, that failing to take such action would constitute a breach of the Special Committee's or the Board's fiduciary duty. The Special Committee or the Board shall provide a copy of any such written proposal to Parent immediately after receipt thereof and thereafter keep Parent promptly advised of any development with respect thereto. Except as set forth above, neither the Company nor any of its affiliates, nor any of its or their respective officers, directors, employees, representatives or agents, shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent and Newco, any affiliate of Parent and Newco or any designees of Parent and Newco) concerning any merger, sale of assets, sale of shares or capital stock or similar transaction involving the Company; provided, however, that nothing in the Merger Agreement shall prevent the Board from taking, and disclosing to the Company's stockholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer; provided, further, that the Board shall not recommend that the stockholders of the Company tender their shares in connection with any such tender offer unless the Special Committee or the Board by a majority vote determines in its good faith judgment, after consultation with its financial and legal advisors, that failing to take such action would constitute a breach of the Special Committee's or Board's fiduciary duty. Additionally, Parent has agreed to notify the Company of any bona fide proposal received by Parent regarding a Third Party Acquisition (as defined in the Merger Agreement) and if it obtains any information that would make certain representations and warranties of the Company untrue or inaccurate in any material respect.

         Between the date of the Merger Agreement and the Effective Time, the Company will give, upon reasonable notice, Parent and Newco and their authorized representatives reasonable access to all employees and properties and to all books and records of the Company, and will cause the Company's officers to furnish Parent and Newco with such financial and operating data and other information with respect to the business and properties of the Company as Parent or Newco may from time to time reasonably request.

         Pursuant to the Merger Agreement, the Company agreed to cause the Meeting to be duly called and held for the purposes of voting on the approval and adoption of the Merger Agreement and the Merger. The Merger Agreement provides that the Company and Parent will cooperate and use all reasonable efforts to prepare, and the Company and Parent will file with the Commission, as soon as reasonably practical after completion of the Offer, this Proxy Statement. The Company has agreed, subject to the fiduciary duties of the Special Committee and the Board, to use all reasonable efforts to obtain the necessary approvals by its stockholders of the Merger Agreement and the transactions contemplated thereby. Parent has agreed to vote and to cause its affiliates to vote all shares of

Common Stock owned by them or as to which a proxy or power of attorney is held by them in favor of adoption of the Merger Agreement.

         Parent and Newco have each agreed that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of the Company as provided in the Company's certificate of incorporation or bylaws shall, to the extent such rights are in accordance with applicable law, survive the Merger and stay in effect in accordance with their respective terms for a period of six years after the Effective Time.

         The Merger Agreement also provides that Parent will cause the Surviving Corporation, until the sixth anniversary of the Effective Time, to maintain in effect policies of directors' and officers' liability insurance for directors and officers of the Company on terms no less favorable than the existing coverage maintained by the Company as of the date of the Merger Agreement; provided, however, that Parent shall not be required in order to maintain or procure such coverage to pay an annual premium in excess of 150% of the current annual premium paid by the Company for its existing coverage (the "Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Parent shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

         The Merger Agreement provides that the Company, Newco and Parent will each use all reasonable efforts to consummate the transactions contemplated by the Merger Agreement.

         Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto including, without limitation, representations by the Company, Parent and Newco as to organization, corporate power and authority to execute, deliver and consummate the Merger Agreement, and necessary consents and approvals. In addition, the Company has made representations and warranties concerning undisclosed liabilities, certain changes or events concerning its businesses and the accuracy of its financial statements and its filings under the Exchange Act and the Securities Act. All of the Company's representations and warranties are qualified to the extent of Parent's knowledge of a breach or inaccuracy of such representations and warranties as of the date of the Merger Agreement. Parent has made additional representations and warranties concerning the Company's filings under the Exchange Act and Securities Act, the availability of the funds necessary to consummate the Offer and the Merger, and the Company's ability to comply with its obligations under the Merger Agreement.

         Conditions to the Merger. The obligations of each of Parent, Newco and the Company to effect the Merger are subject to the satisfaction of certain conditions, including: (a) the Merger Agreement shall have been adopted by the affirmative vote of the stockholders of the Company by the requisite vote in accordance with the certificate of incorporation and bylaws of the Company and with applicable law; (b) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger or which imposes any limitation on the ability of Parent to exercise rights of ownership of the shares of Common Stock owned by Parent that will result in a Parent Material Adverse Effect (as defined in the Merger Agreement) provided that the parties will use their respective reasonable best efforts to have any such injunction, decree or order lifted; (c) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired and all required filings, consents, approvals, permits and authorizations with or for governmental authorities have been made or obtained; or (d) the Company shall have purchased shares of Common Stock pursuant to the Offer (except that Parent in its sole discretion may waive conditions to the Offer).

         Termination. The Merger Agreement may be terminated: (a) by mutual written consent of Parent, Newco and the Company (upon recommendation of the Special Committee); (b) by Parent and Newco or the Company if any court of competent jurisdiction in the United States or other United States governmental body shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or (c) by the Company if there shall have been a material breach of any covenant or agreement on the part of Parent or Newco and which materially adversely affects (or materially delays) the consummation of the Merger. Prior to the consummation of the Offer, the Merger Agreement provided additional termination rights which are no longer applicable.

         Termination Fee. After the purchase of shares of the Common Stock by Parent pursuant to the Offer, the fee payable by the Company to Parent upon termination of the Merger Agreement under certain circumstances cannot be triggered.

         Pursuant to the Merger Agreement, in the event of the termination and abandonment of the Merger Agreement, the Merger Agreement will become void and have no effect, without any liability on the part of any party or its directors, officers or Stockholders, other than certain provisions of the Merger Agreement relating to the expenses of the parties and confidentiality of information, provided, that a party will not be relieved from liability for any breach of the Merger Agreement.

         Costs and Expenses. Except as discussed below, the Merger Agreement provides that all costs and expenses incurred in connection with the transactions contemplated by the Merger Agreement shall be paid by the party incurring such costs and expenses. Parent agreed to reimburse the Company for all expenses incurred with providing Parent the Company's stockholder lists, security position listings and mailing labels used in connection with the dissemination of the Offer to the holders of Common Stock.

         Accounting Treatment.  The Merger will be accounted for as a purchase.

                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

         The receipt of the right to receive cash by stockholders of the Company pursuant to the Merger will be a taxable transaction for Federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local, foreign and other tax laws. For Federal income tax purposes, Company stockholders will generally recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Merger and the aggregate tax basis in the shares of Common Stock canceled pursuant to the Merger. Gain or loss will be calculated separately for each block of shares of Common Stock canceled pursuant to the Merger.

         If the shares canceled in the Merger are held by a stockholder as capital assets, gain or loss recognized by the stockholder will be capital gain or loss, which will be long-term capital gain or loss if the stockholder's holding period for the shares exceeds one year. Under present law, long-term capital gains recognized by an individual stockholder will generally be taxed at a maximum Federal marginal tax rate of 20%.

         A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals) entitled to receive cash pursuant to the Merger may be subject to 31% backup tax withholding unless the stockholder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN. A stockholder that does not furnish its TIN may be subject to a penalty imposed by the IRS. Each stockholder should complete and sign the Substitute From W-9 included as part of the Letter of Transmittal, which will be sent to stockholders at a later date in connection with payment of the shares of Common Stock canceled in the Merger, so as to provide the information and certification necessary to avoid backup withholding.

         If backup withholding applies to a stockholder, 31% of the payment to such stockholder is required to be withheld. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the Federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an income tax return.

         THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF ITS INDIVIDUAL CIRCUMSTANCES. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE MERGER.

                      MARKET FOR THE COMPANY'S COMMON STOCK

         The Common Stock is listed and traded on the Nasdaq National Market under the symbol "TRED." The reported closing price published in financial sources for the date preceding the public announcement of the Proposal was $6.50. The following table sets forth, for each of the periods indicated, the high and low sales prices, the dividends per share and the average daily trading volume as published in financial sources. After the Merger, the Common Stock will not be publicly-traded. See "SPECIAL FACTORS -- The Surviving Corporation Following the Merger."


                                                          HIGH          LOW        DIVIDENDS       VOLUME
                                                          ----          ---        ---------       ------
        1997
          First Quarter...........................       $10.500       $8.625         $.04          2,636
          Second Quarter..........................       $10.500       $8.125         $.04          4,550
          Third Quarter...........................       $12.750       $9.375         $.04          7,579
          Fourth Quarter..........................       $13.500       $9.125         $ --          3,784
        1998
          First Quarter...........................       $10.000       $7.000         $ --          2,886
          Second Quarter..........................       $10.125       $7.625         $ --          1,821
          Third Quarter...........................       $ 9.375       $5.375         $ --          5,852
          Fourth Quarter..........................       $ 7.500       $4.750         $ --          4,823
        1999
          First Quarter...........................       $ 9.500       $6.063         $ --          2,580
          Second Quarter..........................       $ 8.938       $8.813         $ --          3,820
             (through May 7, 1999)



         On May 7, 1999, the last full day of trading of the Common Stock on the Nasdaq National Market before the mailing of this Proxy Statement, the reported closing sale price of the Common Stock was $8.813 per share.


         In October 1997, the Board of Directors of the Company suspended the Company's regular quarterly dividend to provide additional funds for working capital and growth opportunities.

         Pursuant to the Merger Agreement, the Company has agreed not to declare, set aside, make or pay any dividend or distribution on the shares of Common Stock.

                     SELECTED FINANCIAL DATA OF THE COMPANY

         Set forth below is certain selected financial information with respect to the Company excerpted or derived from the information contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1998, which is attached hereto as Annex D and incorporated by reference herein. More comprehensive financial information is included in such report and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such report and such other documents and all the financial information (including any related notes) contained therein. Such report and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "AVAILABLE INFORMATION."

                                                                            YEAR ENDED DECEMBER 31,
                                                  -------------------------------------------------------------------------
                                                     1998              1997           1996           1995           1994
                                                  ----------        ----------     ----------     ----------     ----------
STATEMENT OF EARNINGS DATA:                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)

Revenues                                          $  181,293        $  161,276     $  144,154     $  147,906     $  140,678
Costs and expenses                                   178,801           163,785        149,337        142,920        129,162
Operating income (loss)                                2,492            (2,509)        (5,183)         4,986         11,516
Interest expense                                      (1,086)           (1,213)          (873)          (461)          (236)
Amortization expense                                    (636)             (723)          (723)          (723)          (738)
Other income                                             579               567          1,427            300            232
Settlement of litigation                               9,124(1)           --             --             --             --
Income (loss) before income taxes                     10,473            (3,878)        (5,352)         4,102         10,774
Provision (credit) for income taxes                    4,092            (1,374)        (2,093)         1,711          4,265
Net income (loss)                                 $    6,381(1)     $   (2,504)    $   (3,259)    $    2,391     $    6,509
Net income (loss) per share:
   Basic                                          $     1.26(1)     $     (.49)    $     (.64)    $      .47     $     1.29
   Diluted                                        $     1.25(1)     $     (.49)    $     (.64)    $      .47     $     1.28
Average shares outstanding:
   Basic                                               5,072             5,072          5,072          5,072          5,055
   Diluted                                             5,092             5,072          5,072          5,074          5,066
Cash dividends paid per share                     $     --          $      .12     $      .16     $      .16     $      .16

                                                                               AS OF DECEMBER 31,
                                                  -------------------------------------------------------------------------
                                                     1998              1997           1996           1995           1994
                                                  ----------        ----------     ----------     ----------     ----------
BALANCE SHEET DATA:                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Working capital                                   $   23,673        $   27,273     $   34,043     $   44,878     $   37,364
Total assets                                         107,370           100,458        105,416         93,035         89,583
Current portion of long-term debt                      2,545             2,305          1,645            863            123
Long-term debt (less current portion)                  6,159            12,884         19,610         10,000          3,863
Stockholders' equity                                  65,216            58,835         61,948         66,018         64,438


                                                                               AS OF DECEMBER 31,
                                                  -------------------------------------------------------------------------
                                                     1998              1997           1996           1995           1994
                                                  ----------        ----------     ----------     ----------     ----------
OTHER SHEET DATA:                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
 DATA:
  Ratio of earnings to fixed charges                   9.5:1                --(2)          --          8.3:1         33.5:1
  Book value per share                            $    12.86        $    11.60     $    12.21     $    13.02     $    12.74

----------

(1) Settlement of the Bandag arbitration resulted in a one-time cash payment of $9.995 million to the Company and in after-tax income of approximately $5.4 million or $1.06 per share.

(2) Earnings were inadequate to cover fixed charges. The deficiency was $3.878 million for 1997 and $5.352 million for 1996.

         Recent Developments. On April 14, 1999, the Company issued a press release reporting a net loss of $482,444 ($0.10 per share) for the quarter ended March 31, 1999 compared to a net loss of $627,466 ($0.12 per share) for the year ended March 31, 1998. The Company's sales for such period were $40.9 million compared to $37.5 million in sales for the same period in 1998.


                 SELECTED CONSOLIDATED FINANCIAL DATA OF PARENT

         Set forth below is certain selected consolidated financial information with respect to Parent excerpted or derived from the information contained in Parent's Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated by reference herein. More comprehensive financial information is included in such report and other documents filed by Parent with the Commission, and the following summary is qualified in its entirety by reference to such report and such other documents and all the financial information (including any related notes) contained therein. Such report and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "AVAILABLE INFORMATION."

                                                                YEAR ENDED DECEMBER 31,
                                                       ------------------------------------------
                                                           1998          1997             1996
                                                       -----------    -----------     -----------
STATEMENT OF EARNINGS DATA:                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
 Operating revenues                                    $ 1,651,453    $ 1,643,678     $ 1,604,335
 Operating income (loss)                                    66,410         62,908         (18,008)
 Minority interest in subsidiary                             3,257         (1,359)         (1,768)
 Other expenses, net                                         3,259          8,916           5,906
 Gain on sale of Cardinal Freight Carriers, Inc.              --            8,985            --
 Settlement of Litigation                                    9,124           --              --
 Interest expense                                           18,438         23,978          30,843
 Income (loss) from continuing operations before
    income taxes                                            50,580         40,358         (52,989)
 Provision (credit) for income taxes                        21,905         19,389         (18,782)
 Income (loss) from continuing operations                   28,675         20,969         (34,207)
 Loss from discontinued operations, net of tax                --           (5,622)         (2,396)
 Net income (loss)                                     $    28,675    $    15,347     $   (36,603)
 Income (loss) per share from continuing operations
    (diluted)                                          $      1.21    $      0.84     $     (1.98)
 Net income (loss) per common share (diluted)          $      1.21    $      0.56     $     (2.10)
 Cash dividends paid per common share                         --             --       $      0.01

                                                                   AS OF DECEMBER 31,
                                                       ------------------------------------------
                                                           1998           1997            1996
                                                       -----------    -----------     -----------
BALANCE SHEET DATA:                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
 Total assets                                          $   710,604    $   698,339     $   828,181
 Current portion of long-term debt                          17,504         16,484          37,197
 Long-term debt (including capital leases and
    excluding current portion)                             196,079        202,604         317,874

         Recent Developments. On April 14, 1999, Parent issued a press release reporting unaudited income from continuing operations of $7.5 million ($0.32 per share, basic and dilutive) and net income of $6.8 million ($0.29 per share, basic and dilutive) for the quarter ended March 31, 1999 compared to income from continuing operations of $3.8 million ($0.14 per share, basic and dilutive) and net income of $3.6 million ($0.13 per share, basic and dilutive) for the year ended March 31, 1998. The Company's revenues for such period were $394.4 million compared to $376.9 million in revenues for the same period in 1998.

                              AVAILABLE INFORMATION

         The Company and Parent are each subject to the reporting requirements of the Exchange Act and, in accordance therewith, are required to file reports and other information with the Commission relating to their respective businesses, financial condition and other matters. Information as of particular dates concerning each of the Company's and Parent's directors and officers, their remuneration, the principal holders of the Company's and Parent's securities and any material interest of such persons in transactions with the Company or Parent is required to be disclosed in the respective proxy statements distributed to each of the Company's and Parent's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located in the Northwestern Atrium Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 6661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, and can be obtained electronically on the Commission's website at http://www.sec.gov. Such information should also be on file at the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006. After consummation of the Merger, the Company will no longer file reports, proxy statements or other information with the Commission. See "SPECIAL FACTORS -- The Surviving Corporation Following the Merger."

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

         This Proxy Statement contains forward-looking statements including statements containing the words "believes," "anticipates," "expects" and words of similar import. These statements involve known and unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. Important factors that the Company believes might cause such differences are discussed in the cautionary statements accompanying the forward-looking statements in this Proxy Statement. In assessing forward-looking statements contained herein, readers are urged to read carefully all cautionary statements contained in this Proxy Statement.

                              STOCKHOLDER PROPOSALS

         In the unlikely event that for any reason the Merger is not consummated, the deadline for submitting stockholder proposals for inclusion in the Company's proxy statement and form of proxy for the Company's next annual meeting is May 30, 1999. After May 30, 1999, a stockholder proposal would be considered untimely under applicable law. However, after consummation of the Merger, the Company will become a wholly-owned subsidiary of Parent and no stockholders of the Company other than Parent will remain.

                                  OTHER MATTERS

         The Company's Board of Directors is not aware of any other matters that are to be presented for action at the Meeting. However, if any other matters properly come before the Meeting or any adjournment(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy. It is not expected that the principal accountants for the Company will be present at the Meeting.

                                        By order of the Board of Directors,


                                        By:  /s/  RICHARD F. COOPER
                                             ----------------------------------
                                             Richard F. Cooper
                                             Secretary
May 10, 1999

                                                                         ANNEX A














                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG
                           ARKANSAS BEST CORPORATION,

                        TREADCO ACQUISITION CORPORATION,

                                       AND

                                  TREADCO, INC.

                                 MARCH 15, 1999

                          AGREEMENT AND PLAN OF MERGER

                                TABLE OF CONTENTS

                                                                                                    PAGE
                                                                                                    ----
        RECITALS.............................................................................        1

        ARTICLE          I      The Tender Offer...............................................      1
                            1.1 The Tender Offer...............................................      1
                            1.2 Company Actions................................................      3

        ARTICLE          II     The Merger.....................................................      3
                            2.1 The Merger.....................................................      3
                            2.2 Effective Time.................................................      3
                            2.3 Effects of the Merger..........................................      3
                            2.4 Certificate of Incorporation...................................      4
                            2.5 Bylaws.........................................................      4
                            2.6 Directors......................................................      4
                            2.7 Officers.......................................................      4
                            2.8 Conversion of the Shares.......................................      4
                            2.9 Dissenting Shares..............................................      4
                           2.10 Conversion of the Common Stock of Newco........................      5
                           2.11 Payment for Shares.............................................      5
                           2.12 Closing........................................................      6

        ARTICLE          III    Representations and Warranties of the Company..................      6
                            3.1 Organization and Qualification.................................      6
                            3.2 Authorized Capital.............................................      6
                            3.3 Corporate Authorization........................................      6
                            3.4 Approvals; No Violations.......................................      6
                            3.5 SEC Filings; Financial Statements..............................      7
                            3.6 Absence of Undisclosed Liabilities.............................      7
                            3.7 Finders and Investment Bankers.................................      7

        ARTICLE          IV     Representations and Warranties of Parent and Newco.............      8
                            4.1 Organization and Qualification.................................      8
                            4.2 Corporate Authorization........................................      8
                            4.3 Approvals; No Violations.......................................      8
                            4.4 No Prior Activities............................................      8
                            4.5 Information Supplied...........................................      8
                            4.6 Financing......................................................      9
                            4.7 Company Reports................................................      9
                            4.8 Company Compliance.............................................      9

        ARTICLE          V      Covenants......................................................      9
                            5.1 Conduct of Business of the Company.............................      9
                            5.2 Proxy Statement................................................     11
                            5.3 Action of Stockholders of the Company; Voting and Disposition
                                of the Shares..................................................     11
                            5.4 Additional Agreements..........................................     12
                            5.5 Notification of Certain Matters................................     12
                            5.6 Access to Information..........................................     12
                            5.7 Public Announcements...........................................     13
                            5.8 Officers' and Directors' Indemnification.......................     13
                            5.9 Employee Options; Performance Award Units......................     13
                           5.10 Other Actions by the Company...................................     13

        ARTICLE          VI     Conditions to Consummation of the Merger.......................     14

                            6.1 Stockholder Approval...........................................     14
                            6.2 No Injunction..................................................     14
                            6.3 Offer..........................................................     14
                            6.4 Governmental Consents..........................................     14

        ARTICLE          VII    Termination; Amendment; Waiver.................................     14
                            7.1 Termination....................................................     14
                            7.2 Effect of Termination..........................................     15
                            7.3 Fees and Expenses..............................................     15
                            7.4 Amendment......................................................     16
                            7.5 Waiver.........................................................     16


        ARTICLE          VIII   Miscellaneous..................................................     16
                            8.1 Survival of Representations, Warranties, and Agreements........     16
                            8.2 Brokerage Fees and Commissions.................................     16
                            8.3 Entire Agreement; Assignment...................................     16
                            8.4 Severability...................................................     17
                            8.5 Notices........................................................     17
                            8.6 Governing Law..................................................     18
                            8.7 Specific Performance...........................................     18
                            8.8 Other Potential Bidders........................................     18
                            8.9 Descriptive Headings; References...............................     18
                           8.10 Parties in Interest............................................     18
                           8.11 Beneficiaries..................................................     18
                           8.12 Counterparts...................................................     18
                           8.13 Obligations....................................................     19
                           8.14 Certain Definitions............................................     19

Annex A Certain Conditions

Schedules

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of March 15, 1999, by and among ARKANSAS BEST CORPORATION, a Delaware corporation ("Parent"), TREADCO ACQUISITION CORPORATION, a Delaware corporation and a wholly-owned subsidiary of Parent ("Newco"), and TREADCO, INC., a Delaware corporation (the "Company").

                                    RECITALS

     The Board of Directors of the Company (the "Board"), upon the recommendation of a duly authorized special committee thereof (consisting of independent directors) (the "Special Committee") and the Board of Directors of Parent have unanimously determined that it is in the best interests of the stockholders of their respective corporations for Parent to acquire all the outstanding shares of common stock, par value $.01 per share, of the Company (including the associated Rights (as defined in Section 1.1(a) of this Agreement)) (collectively, the "Shares") other than those Shares owned by Parent or any of its subsidiaries.

     The parties intend to effect such acquisition through a tender offer on the terms described below, followed by a merger of Newco with and into the Company on the terms described below (the "Merger").

     THEREFORE, in consideration of the foregoing, the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which all parties hereby acknowledge, the parties agree as follows:

                                    ARTICLE I

                                THE TENDER OFFER

     1.1 The Tender Offer. (a) Provided that this Agreement has not been terminated in accordance with Article VII and none of the events referred to in Annex A (other than the events referred to in clauses (i) through (ii) of the second paragraph of Annex A and paragraph clause (i) of Annex A) has occurred or is existing, within five business days of the date of this Agreement, Parent will commence a tender offer (the "Offer") subject to Rules 13e-3 and 14d-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") for all outstanding Shares at a price of $9.00 per Share (the "Per Share Amount") net to the seller in cash. Parent agrees to accept for payment all Shares validly tendered pursuant to the Offer as soon as legally permissible, and to pay for all such Shares as promptly as practicable, in each case upon the terms and subject to the conditions of the Offer, as it may be revised as permitted by this Agreement. The obligation of Parent to commence the Offer will be subject only to the conditions set forth in Annex A, and the obligation of Parent to accept for payment, purchase, and pay for the Shares tendered pursuant to the Offer will be subject to such conditions and to the further condition that the Shares validly tendered and not withdrawn prior to the expiration date of the Offer when aggregated with the Shares currently owned by Parent, its subsidiaries and affiliates (other than affiliates who are natural persons) represent not less than 66 2/3% of the number of Shares then outstanding and issuable on the exercise of the outstanding options (the "Minimum Condition"). Parent specifically reserves the right to extend the expiration date of the Offer (unless, after April 30, 1999, all conditions to the Offer listed on Annex A are fulfilled or waived by Parent and Newco), and to make any other changes in the terms and conditions of the Offer (provided that, unless previously approved by the Company (as recommended by the Special Committee) in writing, no change may be made that decreases the price per Share payable in the Offer, that changes the form of consideration to be paid in the Offer, that reduces the maximum number of Shares to be purchased in the Offer, that waives or reduces, in whole or in part, the Minimum Condition, that imposes conditions to the Offer in addition to those set forth in Annex A, or that broadens the scope of such conditions or amends any other material term of the Offer in a manner adverse to the Company's stockholders (other than Parent). Notwithstanding the foregoing, Parent (i) shall extend the Offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer, and (ii) may, without the consent of the Company, extend the Offer for an aggregate period of not more than 10 business days beyond the latest applicable date that would otherwise be permitted under clause (i) of this sentence if, as of such date, all of the offer conditions set forth on Annex A are satisfied or waived by Parent, but the number of Shares validly tendered and not withdrawn pursuant to the Offer is less than 90% of the then outstanding Shares on a fully diluted basis. The parties agree that the conditions set forth in Annex A are for the sole benefit of Parent and may be asserted by Parent or may be waived by Parent, in whole or in part, at any time and from time to time, in its sole discretion other than the Minimum Condition which requires the written consent of the Company (as recommended by the Special Committee). The failure by Parent at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to other facts or circumstances, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. The Per Share Amount will be paid net to the seller in cash, less any required withholding taxes, on the terms and subject to the conditions of the Offer. Parent and the Company agree that no Shares held by the Company or by Parent or any of its subsidiaries will be tendered in the Offer. The Company hereby consents to the Offer and represents that: (a) the Special Committee at a meeting duly called and held (i) determined at such time that the Offer and the Merger, taken together, are fair to the Company and its stockholders and in the best interests of the holders of the Shares (other than Parent, its subsidiaries and affiliates (other than those affiliates who are natural persons)); and (ii) resolved at such time to recommend acceptance of the Offer and approval and adoption of this Agreement, the Merger, and the transactions contemplated by this Agreement to the Board, (b) the Board at a meeting duly called and held (i) determined at such time that the Offer and the Merger, taken together, are fair to the Company and its stockholders and in the best interests of the holders of the Shares (other than Parent, its subsidiaries and affiliates (other than those affiliates who are natural persons)); (ii) resolved at such time to recommend acceptance of the Offer and approval and adoption of this Agreement, the Merger, and the transactions contemplated by this Agreement to the stockholders of the Company; and (iii) has taken all necessary action with respect to the rights to purchase shares of common stock, $.01 par value per share, of the Company at $60.00 per share (the "Rights") issued under the Company's Rights Agreement, dated as of September 1, 1991 between the Company and NCNB Texas National Bank (as amended, the "Rights Agreement"), to provide that the Offer will not constitute an event resulting in a "Distribution Date" (as such term is defined in the Rights Agreement) and (c) Stephens Inc., the Special Committee's financial advisor (the "Advisor"), has delivered to the Special Committee and the Board its opinion that, subject to the limitations and qualifications set forth in such opinion, the Per Share Amount is fair from a financial point of view to the holders of the Shares (other than Parent).

     (b) As promptly as practicable on the date of the commencement of the Offer, Parent will file with the SEC a Tender Offer Statement on Schedule 13E-3 and 14D-1 with respect to the Offer under the Exchange Act, which will (i) reflect the execution and delivery of this Agreement; (ii) set forth the Offer as provided for in this Agreement pursuant to an offer to purchase; and (iii) contain or incorporate by reference a form of letter of transmittal. Parent represents and agrees that the Tender Offer Statement on Schedule 13E-3 and 14D-1 and all other Offer Documents (as defined below) shall comply as to form in all material respects with the Exchange Act, and the rules and regulations promulgated thereunder, and that the Tender Offer Statement on Schedule 13E-3 and 14D-1 and all other Offer Documents, on the date first published, disseminated, or mailed to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. Parent agrees promptly to take all steps necessary to cause the Tender Offer Statement on Schedule 13E-3 and 14D-1 and all other Offer Documents to be corrected if and to the extent that such information shall become false or misleading in any material respect, and Parent agrees to take all steps necessary to amend or supplement the Tender Offer Statement on Schedule 13E-3 and 14D-1 and all other Offer Documents and to cause such documents as so amended or supplemented to be filed with the SEC and to be disseminated to the Company's stockholders, in each case as and to the extent required by the federal securities laws. The Company, the Special Committee and its advisors shall be given a reasonable opportunity to review the Tender Offer Statement on
Schedule 13E-3 and 14D-1, all other Offer Documents and all amendments and supplements thereto prior to the filing with the SEC or dissemination to the Company's stockholders.

     (c) Parent will promptly disseminate the offer to purchase referred to in
Section 1.1(b) (as amended pursuant to this Agreement, the "Offer to Purchase" and, collectively with all other schedules and exhibits required to be filed with the SEC, the "Offer Documents") to the holders of the Shares, reflecting the terms set forth in this Agreement. The Offer Documents will contain the recommendation of the Special Committee and the Board that the holders of the Shares accept the Offer as described in Section 1.1(a) and may make reference to the opinion of the Advisor referred to in Section 1.1(a) and include or incorporate such opinion. The Company, with respect to written information supplied by the Company specifically for use in the Offer Documents or based upon information pertaining to the Company in the Company Reports (as defined in Section 3.5), agrees promptly to inform Parent in the event that any such information in the Offer Documents becomes false or misleading in any material respect. Subject to Section 1.2(b), Parent agrees to take all steps to cause the Offer Documents to be disseminated to the holders of Shares, as and to the extent required by applicable law. Parent will promptly provide to the Company any written comments it receives from the SEC with respect to the Offer Documents.

     1.2 Company Actions. (a) The Company hereby agrees to file on the date the Offer Documents are filed with the SEC and promptly mail to its stockholders, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all schedules, amendments, and supplements, the "Schedule 14D-9") containing the recommendations of the Special Committee and the Board referred to in Section
1.1 and the opinion of the Advisor referred to in Section 1.1(a). The Company will promptly provide to Parent any written comments it receives from the SEC with respect to the Schedule 14D-9. The Schedule 14D-9, at the time it is first published, disseminated, or mailed to the stockholders of the Company, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Company agrees promptly to take all steps necessary to cause the Schedule 14D-9 to be corrected to the extent reasonably requested by Parent to reflect any change in information concerning Parent, Newco, or the Offer, and, as corrected, to be filed with the SEC and disseminated to the stockholders of the Company, as and to the extent required by applicable law.

     (b) In connection with the Offer, the Company will promptly furnish, or request its transfer agent to furnish, Parent with mailing labels, security position listings, and any available listing or computer files containing the names and addresses of the record holders of Shares as of the most recent practicable date and will furnish Parent with such information and assistance (including updated lists of security position listings and listing or computer files) as Parent or its agents may reasonably request in order to communicate the Offer to the record and beneficial holders of Shares. Subject to applicable law and except for such steps as are necessary to disseminate the Offer Documents, Parent and its affiliates will hold in confidence the information contained in any such labels, listings, and files, will use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated, will deliver to the Company all copies of such information in its possession. Parent agrees to reimburse the Company for all expenses incurred by it in complying with this Section 1.2(b).

                                   ARTICLE II

                                   THE MERGER

     2.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), Newco will be merged with and into the Company as soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI. Following the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of Newco will cease. At the election of Parent, any one or more direct or indirect wholly-owned subsidiaries of Parent incorporated under the laws of the State of Delaware may be substituted for Newco as a constituent corporation in the Merger. As used in this Agreement, the term "Newco" refers to any such substituted corporation.

     2.2 Effective Time. The Merger will be consummated by filing with the Delaware Secretary of State a certificate of merger or certificate of ownership and merger in accordance with the DGCL (the "Certificate of Merger") in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL, and such other documents as may be required by the provisions of the DGCL. The Merger will be effective at the time of such filing or at such later time as is specified in the Certificate of Merger in accordance with the provisions of the DGCL. Such time of effectiveness is referred to as the "Effective Time."

     2.3 Effects of the Merger. The Merger will have the effects set forth in
Section 259 of the DGCL. As of the Effective Time, the Company will be a wholly-owned direct or indirect subsidiary of Parent. Without limiting the foregoing, at the Effective Time, all properties, rights, privileges, powers, and franchises of the Company and Newco will vest in the Surviving Corporation and all debts, liabilities, obligations, and duties of the Company and Newco will become the debts, liabilities, obligations, and duties of the Surviving Corporation.

     2.4 Certificate of Incorporation. The Certificate of Incorporation of the Company as in effect at the Effective Time will be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with applicable law, except that at the election of Parent, the Company will amend its Certificate of Incorporation at the Effective Time to conform as nearly as possible to the Certificate of Incorporation of Newco.

     2.5 Bylaws. The Bylaws of the Company as in effect immediately prior to the Effective Time will be the Bylaws of the Surviving Corporation until amended in accordance with applicable law, except that at the election of Parent, the Company will amend its Bylaws immediately prior to the Effective Time to conform as nearly as possible to the Bylaws of Newco.

     2.6 Directors. The directors of Newco at the Effective Time and John R. Meyers will be the initial directors of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified.

     2.7 Officers. The officers of the Company at the Effective Time will be the initial officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified.

     2.8 Conversion of the Shares. At the Effective Time:

     (a) Each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares held by Parent, the Company, or any direct or indirect subsidiary of Parent and (ii) any Dissenting Shares (as defined in Section 2.9)) will, without further action by Parent or the Company, automatically be canceled and extinguished and converted into the right to receive in cash the Per Share Amount (the "Merger Consideration") without interest, less any required withholding taxes, upon surrender of the certificate formerly representing such Share in accordance with Section 2.11.

     (b) Each Share issued and outstanding immediately prior to the Effective Time that is owned or held by the Company will be canceled and retired and cease to exist, without any conversion, and no payment will be made with respect to any such Share.

     (c) Each Share issued and outstanding immediately prior to the Effective Time that is owned or held by Parent or any direct or indirect subsidiary of Parent (other than the Company) will remain issued and outstanding.

     2.9 Dissenting Shares. (a) Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders that have complied in all respects with the requirements of the DGCL concerning the right of a stockholder of the Company to dissent from the Merger and to require an appraisal of such Shares in the manner provided in the DGCL, if applicable, and that, as of the Effective Time, have not effectively withdrawn or lost such right to appraisal (the "Dissenting Shares") will not be converted into or represent a right to receive the Merger Consideration pursuant to Section 2.8, but the holders of such Dissenting Shares will be entitled only to such rights as are granted under
Section 262 of the DGCL. Each holder of Dissenting Shares that becomes entitled to payment for such Shares pursuant to such section of the DGCL will receive payment for such Dissenting Shares from the Surviving Corporation in accordance with the DGCL; provided, however, that to the extent that any holder or holders of Shares have failed to establish the entitlement to appraisal rights as provided in 262 of the DGCL, such holder or holders (as the case may be) will forfeit the right to appraisal of such Shares and each such Share will thereupon be deemed to have been converted, as of the Effective Time, into and represent the right to receive payment from the Surviving Corporation of the Merger Consideration, without interest, as provided in Section 2.8.

     (b) The Company will give Parent (i) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal, and any other instrument served pursuant to Section 262 of the DGCL received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Section 262 of the DGCL. The Company will not, except with the express written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands.

     2.10 Conversion of the Common Stock of Newco. Each share of the common stock of Newco issued and outstanding immediately prior to the Effective Time will be canceled and retired and cease to exist, without any conversion, and no payment will be made with respect to any such Share.

     2.11 Payment for Shares. (a) Prior to the Effective Time, Parent will appoint a bank or trust company reasonably acceptable to the Company as agent for the holders of Shares (the "Paying Agent") to receive and disburse the cash to which holders of Shares become entitled pursuant to Section 2.8. At the Effective Time, Parent will provide the Paying Agent with sufficient cash to allow the Merger Consideration to be paid by the Paying Agent for each Share then entitled to receive the Merger Consideration (the "Payment Fund").

     (b) Promptly after the Effective Time, Parent will cause the Paying Agent to mail to each record holder immediately prior to the Effective Time of an outstanding certificate or certificates representing Shares that as of the Effective Time represent the right to receive the Merger Consideration (the "Certificates"), a form of letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates for payment. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with its instructions and such other documents as may be requested, the holder of such Certificate will be entitled to receive in exchange for such Certificate, subject to any required withholding of taxes, the Merger Consideration and such Certificate will forthwith be canceled. No interest will be paid or accrued on the Merger Consideration upon the surrender of the Certificates. If payment or delivery is to be made to a person other than the person in whose name the Certificate surrendered is registered, it will be a condition of payment or delivery that the Certificate so surrendered be properly endorsed, with signature properly guaranteed, or otherwise be in proper form for transfer and that the person requesting such payment or delivery pay any transfer or other taxes required by reason of the payment or delivery to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.11, each Certificate (other than Certificates held by persons referred to in Section 2.8(a)(i) and (ii)) will represent for all purposes only the right to receive the Merger Consideration, without interest and subject to any required withholding of taxes. Notwithstanding the foregoing, neither the Paying Agent nor any party to this Agreement will be liable to a holder of Shares for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat, or similar laws.

     (c) Promptly following the date that is six months after the Effective Time, the Paying Agent will return to the Surviving Corporation all cash, certificates, and other property in its possession that constitute any portion of the Payment Fund, and the duties of the Paying Agent will terminate. Thereafter, each holder of a Certificate formerly representing a Share may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat, and similar laws) receive in exchange therefor the Merger Consideration without any interest. Neither Parent, Newco, nor the Surviving Corporation will be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat, or similar laws. If Certificates are not surrendered prior to midnight on the second anniversary of the Effective Time, unclaimed amounts of the Payment Fund will, to the extent permitted under applicable law, become the property of the Surviving Corporation. Notwithstanding the foregoing, the Surviving Corporation will be entitled to receive from time to time all interest or other amounts earned with respect to the Payment Fund as such amounts accrue or become available.

     (d) Any portion of the Payment Fund for which rights to dissent have been perfected will be returned to the Surviving Corporation upon demand.

     (e) After the Effective Time there will be no registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time.

     2.12 Closing. Upon the terms and subject to the conditions of this Agreement, as soon as practicable after all the conditions to the obligations of the parties to effect the Merger under Article VI have been satisfied or waived, the Company and Newco will (a) file with the Secretary of State of Delaware the Certificate of Merger and (b) take all such other and further actions as may be required by law to make the Merger effective. Contemporaneous with the filing referred to in this Section 2.12, a closing (the "Closing") will be held at the offices of Hughes & Luce, L.L.P., 1717 Main Street, Suite 2800, Dallas, Texas or at such other location as the parties to this Agreement may establish for the purpose of confirming all the foregoing. The date and the time of such Closing are referred to as the "Closing Date."

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Newco that:

     3.1 Organization and Qualification. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and any necessary governmental authority to own, operate, and lease its properties and assets and to carry on its business as it is now being conducted, except for failures to have such power and authority as would not have a Company Material Adverse Effect (as defined below). The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification or licensing necessary, except for failures to be so qualified or licensed and in good standing as would not have a Company Material Adverse Effect. The Company does not beneficially own any equity interest in any entity, and the Company is not a party to any joint venture, partnership, or similar arrangement. For the purposes of this Agreement, "Company Material Adverse Effect" means any change or effect that, individually or when taken together with all such other changes or effects, would be materially adverse to the condition (financial or other), business, operations, properties, assets, liabilities, prospects, or results of operations of the Company.

     3.2 Authorized Capital. The authorized capital stock of the Company consists solely of 18,000,000 shares of common stock, par value $.01 per share, of which 5,072,255 shares were outstanding as of February 28, 1999, and 2,000,000 shares of preferred stock, $.01 par value per share, of which no shares were outstanding as of February 28, 1999. All of the outstanding Shares have been duly authorized and are validly issued, fully paid, nonassessable, and free of preemptive rights. Schedule 3.2 lists each outstanding stock option of the Company (the "Employee Options"), the number of shares covered by such Employee Options, the exercise prices, and the exercise dates. Except for the Rights, as set forth above or on Schedule 3.2, there are no preemptive rights nor any outstanding subscriptions, options, warrants, rights, convertible securities, or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company.

     3.3 Corporate Authorization. The Company has the full corporate power and authority to execute and deliver this Agreement and, subject to any necessary stockholder approval of the Merger, to consummate the transactions contemplated by this Agreement. The execution, delivery, and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and, except for any required approval of the Merger and any adoption of this Agreement by the stockholders of the Company in connection with the consummation of the Merger, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     3.4 Approvals; No Violations. Except for applicable requirements of the Exchange Act and the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the filing of the Certificate of Merger as required by the DGCL, no filing with, and no permit, authorization, consent, or approval of, any foreign or domestic public body or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement. Except as set forth on Schedule 3.4, the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated by this Agreement and the compliance by the Company with any of the provisions of this Agreement will not (a) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of the Company; (b) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement, or other instrument or obligation to which the Company is a party or by which any of its properties or assets may be bound; or (c) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to the Company or any of its properties or assets; except such violations, conflicts, breaches, defaults, terminations, or accelerations referred to in subsections (b) and (c) of this Section 3.4 as would not have a

Company Material Adverse Effect or materially adversely affect the ability of any party to perform its obligations under this Agreement.

     3.5 SEC Filings; Financial Statements. Since December 31, 1995, the Company has timely filed with the SEC all forms, reports, statements, and documents required to be filed by it pursuant to the Securities Act of 1933, as amended (the "Securities Act") and the rules and regulations promulgated thereunder, and the Exchange Act, and the rules and regulations promulgated thereunder (collectively, and including, when filed, the Schedule 14D-9, the "Company Reports") and has otherwise complied in all material respects with the requirements of the Securities Act and the Exchange Act. To the knowledge of the Special Committee, as of their respective dates, the Company Reports did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were or will be made, not misleading. Each of the historical balance sheets as of its date included in or incorporated by reference into the Company Reports and the audited financial statements of the Company for the year ended December 31, 1998, a copy of which has been delivered to Parent (the "1998 Audit") and each of the historical statements of operations, stockholders' equity, and cash flows included in or incorporated by reference into the Company Reports and the 1998 Audit (including any related notes and schedules) fairly presents or will fairly present the financial condition, results of operations, stockholders' equity, and cash flows, as the case may be, of the Company for the periods set forth, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved.

     3.6 Absence of Undisclosed Liabilities. To the knowledge of the Special Committee, except as set forth in the 1998 Audit (or the notes thereto), the Company does not have any liabilities or obligations of any nature, whether or not accrued, contingent, or otherwise, that would be required to be included on a balance sheet of the Company as of December 31, 1998 (or disclosed in the notes thereto) prepared in accordance with generally accepted accounting principles, and that would have a Company Material Adverse Effect. Since December 31, 1998, the Company has conducted its businesses in a manner consistent with past practices, and the Company has not become subject to any liabilities or obligations that would be required to be included on a balance sheet of the Company (or disclosed in notes) prepared in accordance with generally accepted accounting principles and that would have a Company Material Adverse Effect, other than liabilities or obligations incurred in the ordinary course of business consistent with past practices or incurred in connection with the Offer, this Agreement, or the Merger and disclosed in the Company Reports.

     3.7 Finders and Investment Bankers. Neither the Company nor any of its officers or directors has employed any investment banker, business consultant, financial advisor, broker or finder in connection with the transactions contemplated by this Agreement, except for the Advisor, or incurred any liability for any investment banking, business consultancy, financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby, except for fees payable to the Advisor (as reflected in the agreement between such firm and the Company, a copy of which has been delivered to Parent).

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO

     Each of Parent and Newco represents and warrants to the Company as follows:

     4.1 Organization and Qualification. Each of Parent and Newco is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority and any necessary governmental authority to carry on its business as now conducted. Each of Parent and Newco is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification or licensing necessary, except for failures to be so duly qualified or licensed and in good standing as would not have a Parent Material Adverse Effect. For the purposes of this Agreement, "Parent Material Adverse Effect" means any change or effect that, individually or when taken together with all such other changes or effects, would be materially adverse to the condition (financial or other), business, operations, properties, assets, liabilities, prospects, or results of operations of Parent and its subsidiaries, taken as a whole.

     4.2 Corporate Authorization. Each of Parent and Newco has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery, and performance by each of Parent and Newco of this Agreement and the consummation by Parent and Newco of the Merger and of the other transactions necessary for such consummation have been duly and validly authorized by Parent as sole stockholder of Newco and by the Board of Directors of each of Parent and Newco and no other corporate proceedings on the part of Parent or Newco are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by each of Parent and Newco and constitutes a valid and binding obligation of each of Parent and Newco, enforceable in accordance with its terms.

     4.3 Approvals; No Violations. Except for applicable requirements of the Exchange Act and the HSR Act and the filing and recordation of the Certificate of Merger as required by the DGCL, no filing with, and no permit, authorization, consent, or approval of any foreign or domestic public body or authority is necessary for the consummation by Parent and Newco of the transactions contemplated by this Agreement. Except as set forth on Schedule 4.3, neither the execution and delivery of this Agreement by Parent and Newco nor the consummation by Parent and Newco of the transactions contemplated by this Agreement nor compliance by them with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the organizational documents or bylaws of Parent or Newco; (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration under), any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement, or other instrument or obligation to which Parent or Newco is a party or by which either of them or any of their respective properties or assets may be bound; or (c) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to Parent or Newco or any of their respective properties or assets; except such violations, conflicts, breaches, defaults, terminations, or accelerations referred to in subsections (b) or (c) of this Section 4.3 as would not have a Parent Material Adverse Effect.

     4.4 No Prior Activities. Except for obligations or liabilities incurred in connection with its incorporation or organization, the Offer, or the negotiation and consummation of this Agreement and the transactions contemplated by this Agreement, Newco has not incurred any obligations or liabilities, nor has it engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

     4.5 Information Supplied. None of the information supplied or to be supplied by Parent or Newco for inclusion or incorporation by reference in the Offer Documents, the Schedule 13E-3 and 14D-1, or the Proxy Statement (as defined below) will, in the case of the Offer Documents and the Schedule 13E-3 and 14D-1, at the respective times the Offer Documents and the Schedule 13E-3 and 14D-1 are filed with the SEC or first published, sent, or given to the stockholders of the Company, or, in the case of the Proxy Statement, at the date the Proxy Statement is first mailed to the stockholders of the Company or at the time of the meeting of the stockholders of the Company held to vote on approval and adoption of this Agreement and the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Parent and Newco agree to promptly correct any information supplied by Parent or Newco for inclusion in such documents that becomes false or misleading in any material respect. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by Parent or Newco with respect to statements made or incorporated by reference in the Offer Documents based on information supplied by the Company for inclusion or incorporation by reference in the Offer Documents.

     4.6 Financing. Parent intends to fund the aggregate purchase price for the Shares from borrowings under its existing bank credit agreement. As of the date hereof, Parent has taken all actions and satisfied all conditions necessary to borrow the funds necessary to consummate the Offer and the Merger. Parent will take all actions necessary to continue to have such funds available upon the closing of the Offer or the Merger, as the case may be, and will avoid any actions that would result in the unavailability of such funds.

     4.7 Company Reports.

     (a) To the knowledge of Parent, as of their respective dates, the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     (b) As of the date hereof, Parent has no knowledge of any discussions or negotiations between it, the Company or any of their respective affiliates and any other entity that would result in a Third Party Acquisition (as defined in Section 7.3 hereof).

     4.8 Company Compliance. As of the date hereof, Parent knows of no event or circumstance that would limit Company's compliance with its obligations hereunder, including obligations of the Company contained in Section 5.

                                    ARTICLE V

                                    COVENANTS

     5.1 Conduct of Business of the Company.

     (a) Except as expressly contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time:

          (i) The Company will conduct its business solely in the ordinary course consistent with past practices.

          (ii) The Company will not intentionally take or willfully omit to take any actions that results in or would result in a Company Material Adverse Effect.

          (iii) The Company will use its reasonable best efforts to preserve intact the business organization of the Company, to keep available the services of its and their present officers and key employees and consultants, and to maintain satisfactory relationships with customers, agents, reinsurers, suppliers, and other persons having business relationships with the Company.

     (b) Without limiting the provisions of Section 5.1(a) or as otherwise expressly provided in this Agreement, the Company will not, without Parent's prior written consent, during the period from the date of this Agreement to the Effective Time:

          (i) issue, sell, or dispose of additional shares of capital stock of any class (including the Shares) of the Company, or securities convertible into or exchangeable for any such shares or securities, or any rights, warrants, or options to acquire any such shares or securities, other than Shares issued upon exercise of options disclosed in Schedule 3.2, in each case in accordance with the terms disclosed on Schedule 3.2;

          (ii) redeem, purchase, or otherwise acquire, or propose to redeem, purchase, or otherwise acquire, any of its outstanding capital stock, or other securities of the Company;

          (iii) split, combine, subdivide, or reclassify any of its capital stock or declare, set aside, make, or pay any dividend or distribution on any shares of its capital stock;

          (iv) sell, pledge, dispose of, or encumber any of its assets, except for sales, pledges, dispositions, or encumbrances in the ordinary course of business consistent with past practices;

          (v) incur or modify any indebtedness or issue or sell any debt securities, or assume, guarantee, endorse, or otherwise as an accommodation become absolutely or contingently responsible for obligations of any other person, or make any loans or advances, other than in the ordinary course of business consistent with past practices;

          (vi) adopt or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreements, trusts, plans, funds, or other arrangements for the benefit or welfare of any director, officer, or employee, or (except for normal increases in the ordinary course of business that are consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company) increase in any manner the compensation or fringe benefits of any director, officer, or employee or pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting or vesting of stock options or stock appreciation rights) or take any action or grant any benefit not expressly required under the terms of any existing agreements, trusts, plans, funds, or other such arrangements or enter into any contract, agreement, commitment, or arrangement to do any of the foregoing; or make or agree to make any payments to any directors, officers, agents, contractors, or employees relating to a change or potential change in control of the Company;

          (vii) acquire by merger, consolidation, or acquisition of stock or assets any corporation, partnership, or other business organization or division or make any investment either by purchase of stock or securities, contributions to capital, property transfer, or purchase of any material amount of property or assets, in any other person;

          (viii) except as required by this Agreement, adopt any amendments to its Certificate of Incorporation or Bylaws;

          (ix) take any action other than in the ordinary course of business and consistent with past practices, to pay, discharge, settle, or satisfy any claim, liability, or obligation (absolute or contingent, accrued or unaccrued, asserted or unasserted, or otherwise);

          (x) change any method of accounting or accounting practice used by the Company, except for any change required by reason of a concurrent change in generally accepted accounting principles;

          (xi) revalue in any respect any of its assets, including, without limitation, writing down the value of its portfolio or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practices;

          (xii) authorize any unbudgeted capital expenditure or expenditures that, individually, is in excess of $300,000 or, in the aggregate, are in excess of $500,000;

          (xiii) make any tax election, settle or compromise any federal, state, or local tax liability or consent to the extension of time for the assessment or collection of any federal, state, or local tax;

          (xiv) settle or compromise any pending or threatened suit, action, or claim material to the Company or relevant to the transactions contemplated by this Agreement;

          (xv) enter into any agreement, arrangement, or understanding to do any of the foregoing actions in this Section 5.1, including any agreement, arrangement, or understanding resulting in or providing for a sale of any assets of the Company (other than a sale of assets in the ordinary course of business and consistent with past practices) or a merger or other liquidation, sale, or disposition of the Company; or

          (xvi) voluntarily take any action or willfully omit to take any action that would make any representation or warranty in Article III untrue or incorrect in any material respect at any time, including as of the date of this Agreement and as of the time of consummation of the Offer and the Effective Time, as if made as of such time.

Parent will not and will not permit any if its affiliates (other than the Company) to take any action for the purpose of causing the Company to violate any of the Company's obligations under this Agreement including its obligations under this Section 5.1. The Parent will, and will cause each of its affiliates (other than the Company), to take all action reasonably necessary to allow the Company to comply with all its obligations in this Agreement, including the obligations of the Company contained in this Section 5.1.

     5.2 Proxy Statement. Promptly after the execution of this Agreement, the Company and Parent will cooperate with each other and use all reasonable efforts to prepare, and the Company and Parent will file with the SEC, as soon as is reasonably practicable after completion of the Offer, a proxy statement, together with a form of proxy, or information statement, with respect to the Special Meeting (as defined in Section 5.3), if such Special Meeting is required to be held pursuant to Section 5.3. For the purposes of this Agreement, the term "Proxy Statement" means such proxy or information statement filed in final form with the SEC at the time it initially is mailed to the stockholders of the Company and all amendments or supplements thereto, if any, similarly filed and mailed. The parties will use all reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after filing and, as promptly as practicable after the Proxy Statement has been so cleared, will mail the Proxy Statement to the stockholders of the Company as of the record date for the Special Meeting. The Company represents that none of the information provided or to be provided by it, and Parent and Newco represent that none of the information provided or to be provided by them, for use in the Proxy Statement will, on the date the Proxy Statement is first mailed to the stockholders of the Company and on the date of the Special Meeting, be false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and Parent, Newco, and the Company each agrees to correct any information provided by it for use in the Proxy Statement that has become false or misleading in any material respect and file such amendments and supplements as are necessary. The Proxy Statement will comply as to form in all material respects with all applicable requirements of federal securities laws and applicable state laws.

     5.3 Action of Stockholders of the Company; Voting and Disposition of the Shares.

     (a) Promptly after completion of the Offer and if required by applicable law in order to consummate the Merger, the Company will take all action necessary in accordance with the DGCL and the Certificate of Incorporation and Bylaws of the Company, to call a meeting of its stockholders (the "Special Meeting") with a record date as of which Parent is the record owner of the Shares purchased pursuant to the Offer at which the stockholders of the Company will consider and vote upon the Merger and this Agreement. Unless the fiduciary duties of the Special Committee or the Board under applicable law require otherwise, the Proxy Statement will contain the unanimous recommendation of the Special Committee and the Board that the stockholders of the Company vote to adopt and approve the Merger and this Agreement. The Company will, at the request of Parent, use all reasonable efforts to obtain from its stockholders proxies in favor of such adoption and approval and to take all other action necessary, or, in the reasonable judgment of the Company and Parent, helpful to secure the vote or consent of stockholders required by the DGCL to effect the Merger. Notwithstanding the foregoing, in the event that Parent determines to effect the Merger without a meeting of the stockholders of the Company pursuant to Section 228 or Section 253 of the DGCL, the parties will take all necessary or appropriate action to cause the Merger to become effective as soon as practicable after expiration of the Offer without a meeting of stockholders, in accordance with either such section of the DGCL.

     (b) At the Special Meeting, Parent, its subsidiaries and affiliates (other than those affiliates who are natural persons) will vote, or cause to be voted (other than those affiliates who are natural persons), all of the Shares (i) then owned by any of them or (ii) as to which a proxy or power of attorney is held by any of them in favor of the Merger.

     5.4 Additional Agreements. Subject to the terms and conditions of this Agreement and to the fiduciary obligations of the Special Committee or the Board under applicable law, each of the parties agrees to use their respective reasonable best efforts to take, or cause to be taken, all actions to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including consummation of the Offer and the Merger) and to cooperate with each other in connection with the foregoing, including, without limitation, using their respective reasonable best efforts (a) to obtain all necessary waivers, consents, and approvals from other parties to loan agreements, leases, and other contracts, (b) to obtain all necessary consents, approvals, and authorizations as are required to be obtained under any federal, state, or foreign law or regulations, (c) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement, (d) to prepare and effect all necessary registrations and filings, and (e) to fulfill all conditions to and covenants contained in this Agreement. If, after the Effective Time, any action is necessary to effect the purposes of this Agreement, the proper officers and directors of each party will take all such necessary action.

     5.5 Notification of Certain Matters. The Company will give prompt written notice to Parent and Newco, and Parent and Newco will give prompt written notice to the Company, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time,
(b) any material failure of the Company, Parent, or Newco, as the case may be, or of any officer, director, employee, or agent of the Company, Parent, or Newco, to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it under this Agreement, (c) any act, omission to act, event, or occurrence that, with notice, the passage of time, or otherwise, would result in a Company Material Adverse Effect, and (d) any material contingent liability of the Company for which it reasonably believes it will, with the passage of time or otherwise, become liable. No such notification will affect the representations or warranties of the parties or the conditions to the obligations of the parties under this Agreement. Parent will promptly notify the Company and the Advisor of (i) any information it obtains that would make the representations and warranties contained in Section 4.7 untrue or inaccurate in any material respect and (ii) any bona fide proposal received by Parent for a Third Party Acquisition (as defined in Section 7.3 hereof).

     5.6 Access to Information.

     (a) From the date of this Agreement to the Effective Time, the Company will, and will cause its officers, directors, employees, and agents upon reasonable notice to, afford to officers, employees, and agents of Parent, Newco and their affiliates and the banks, other financial institutions, and investment bankers working with Parent or Newco, and their respective officers, employees, and agents, complete access at all reasonable times to its officers, employees, agents, properties, books, records, and contracts, and will furnish Parent, Newco and their affiliates and the banks, other financial institutions, and investments bankers working with Parent or Newco, all financial, operating, and other data and information as they reasonably request.

     (b) Each of Parent and Newco will hold and will cause its directors, officers, agents, employees, consultants, and advisors to hold in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all documents and information concerning the Company furnished to such persons in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (i) previously known by such persons from sources other than the Company, or its directors, officers, representatives, or affiliates, (ii) in the public domain through no fault of such persons, or (iii) later lawfully acquired by such persons on a non-confidential basis from other sources who are not known by Parent or Newco to be bound by a confidentiality agreement or otherwise prohibited from transmitting the information to Parent or Newco by a contractual, legal, or fiduciary obligation) and will not release or disclose such information to any other person, except its directors, officers, agents, employees, consultants, and advisors, in connection with this Agreement who need to know such information. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained and, if requested by or on behalf of the Company, Parent and Newco will, and will use all reasonable efforts to cause their auditors, attorneys, financial advisors, and other consultants, agents, and representatives to, return to the Company or destroy all copies of written information furnished by the Company to Parent and Newco or their agents, representatives, or advisors. It is understood that Parent and Newco will be deemed to have satisfied their obligation to hold such information confidential if they exercise the same care as they take to preserve confidentiality for their own similar information.

     (c) No investigation pursuant to this Section 5.6 will affect any representations or warranties of the parties in this Agreement or the conditions to the obligations of the parties to this Agreement; provided, however, that the Company shall not be deemed to have breached a representation or warranty herein to the extent that such breach was known to Parent as of the date hereof.

     5.7 Public Announcements. Parent and Newco on the one hand and the Special Committee on the other hand will consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Offer, the Merger, or the other transactions contemplated by this Agreement, and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or the listing requirements of any securities exchange.

     5.8 Officers' and Directors' Indemnification.

     (a) Parent and Newco agree that all rights to indemnification now existing in favor of the directors or officers of the Company as provided in the Company's Certificate of Incorporation or Bylaws will, to the extent such rights are in accordance with applicable law, survive the Merger and stay in effect in accordance with their respective terms for a period of not less than six years after the Effective Time.

     (b) In the event any action, suit, proceeding, or investigation relating to this Agreement or to the transactions contemplated by this Agreement is commenced by a third party, whether before or after the Effective Time, the parties to this Agreement agree, subject to the fiduciary duties of the respective Directors of the Company and Parent, to cooperate and use all reasonable efforts to defend against and respond to such action, suit, proceeding, or investigation.

     (c) For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation to maintain officers' and directors' liability insurance for all persons currently covered under the Company's officers' and directors' liability insurance policies, in their capacities as officers and directors, on terms no less favorable to the covered persons than such existing insurance; provided, however, that Parent shall not be required in order to maintain or procure such coverage to pay an annual premium in excess of 150% of the current annual premium paid by the Company for its existing coverage (the "Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Parent shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

     (d) If Parent or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then in each such case, proper provisions shall be made so that the successors or assigns of the Parent shall assume all of the obligations set forth in this Section 5.8.

     5.9 Employee Options; Performance Award Units. The Company will cooperate with Parent to terminate the 1991 Stock Option Plan and 1995 Performance Award Program of the Company in accordance with their respective terms.

     5.10 Other Actions by the Company. If any "fair price," "moratorium," "control share acquisition," or other form of antitakeover statute, regulation, charter provision, or contract is or becomes applicable to the transactions contemplated by this Agreement, the Company will use its best efforts to grant such approvals and take such actions as are necessary under such laws, provisions, or contracts so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute, regulation, provision or contract on the transactions contemplated by this Agreement.

                                   ARTICLE VI

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     The respective obligations of each party to effect the Merger are subject to the satisfaction prior to the Effective Time of the following conditions:

     6.1 Stockholder Approval. This Agreement will have been adopted and approved by the affirmative vote of the stockholders of the Company in accordance with the Certificate of Incorporation and Bylaws of the Company and with applicable law, unless no stockholder vote is required by law.

     6.2 No Injunction. No federal or state statute, rule, regulation, injunction, decree, or order will be enacted, promulgated, entered, or enforced that would (i) prohibit consummation of the Merger or of the other transactions contemplated by this Agreement or (ii) impose any limitation on the ability of Parent to exercise all rights of ownership with respect to the shares of Common Stock it owns that will result in a Parent Material Adverse Effect; provided that the parties to this Agreement agree to use their respective reasonable best efforts to have any such injunction, decree, or order lifted.

     6.3 Offer. Parent will have purchased Shares pursuant to the Offer (except that Parent in its sole discretion may waive conditions to the Offer).

     6.4 Governmental Consents. The waiting period applicable to the consummation of the Merger under the HSR Act will have expired or been terminated and all filings required to be made prior to the Effective Time with, and all consents, approvals, permits, and authorizations required to be obtained prior to the Effective Time from, governmental and regulatory authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will have been made or obtained (as the case may be) except for such filings, consents, approvals, permits and authorizations that the failure to make or obtain would not result in a Company or Parent Material Adverse Effect.

                                   ARTICLE VII

                         TERMINATION; AMENDMENT; WAIVER

     7.1 Termination. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval by the stockholders of the Company of the Merger):

     (a) by mutual written consent of Parent, Newco, and the Company (upon recommendation of the Special Committee);

     (b) by Parent and Newco or the Company if any court of competent jurisdiction or other governmental body has issued a final order, decree, or ruling or taken any other final action restraining, enjoining, or otherwise prohibiting the Merger and such order, decree, ruling, or other action is or has become nonappealable;

     (c) by Parent and Newco if due to an occurrence or circumstances that would result in a failure to satisfy any conditions set forth in Annex A, Parent has
(i) failed to commence the Offer within five business days following the date of the initial public announcement of the Offer, (ii) terminated the Offer, or
(iii) failed to pay for the Shares pursuant to the Offer by July 31, 1999;

     (d) by the Company if (i) there has not been a breach of any material representation, warranty, covenant, or agreement on the part of the Company, and Parent has (A) failed to commence the Offer within five business days following the date of the initial public announcement of the Offer, (B) terminated the Offer or (C) failed to pay for the Shares pursuant to the Offer by July 31, 1999 or (ii) prior to the purchase of Shares pursuant to the Offer, a person or group has made a bona fide offer that the Special Committee or the Board by a majority vote determines in its good faith judgment and in the exercise of its fiduciary duties, after consultation with its financial and legal advisors, is more favorable to the stockholders of the Company than the Offer and the Merger;

     (e) by Parent and Newco if prior to the purchase of Shares pursuant to the Offer (i) there has been a breach (which breach is not cured or not capable of being cured prior to the earlier of (A) 30 days following notice to the Company by Parent of such breach or (B) two business days prior to the expiration date of the Offer, as extended from time to time pursuant to the terms of this Agreement) of any representation or warranty on the part of the Company having a Company Material Adverse Effect or materially adversely affecting or delaying the ability of Parent to consummate the Offer and the Merger, (ii) there has been a breach (which breach is not cured or not capable of being cured prior to the earlier of (A) 30 days following notice to the Company by Parent of such breach or (B) two business days prior to the expiration date of the Offer, as extended from time to time pursuant to the terms of this Agreement) of any covenant or agreement on the part of the Company resulting in a Company Material Adverse Effect or materially adversely affecting or delaying the ability of Parent to consummate the Offer and the Merger, (iii) the Special Committee engages in negotiations with any person or group (other than Parent or Newco) that has proposed a Third Party Acquisition (as defined in Section 7.3) except to the extent permitted by Section 8.8; (iv) the Company enters into an agreement, letter of intent, or arrangement with respect to a Third Party Acquisition, (v) the Special Committee or the Board has withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to Parent, its approval or recommendation of the Offer, this Agreement, or the Merger or has recommended another offer, or has adopted any resolution to effect any of the foregoing, or (vi) the Minimum Condition has not been satisfied by the expiration date of the Offer and on or prior to such date (A) any person or group (other than Parent or Newco) has made and not withdrawn a public announcement with respect to a Third Party Acquisition or (B) any person or group (including the Company) other than Parent, its affiliates (other than the Company) or Shapiro Capital Management Company, Inc. has become the beneficial owner of 19.9% (except in bona fide arbitrage transactions) or more of the Shares; or

     (f) by the Company if (i) there has been a breach of any representation or warranty on the part of Parent or Newco that materially adversely affects (or materially delays) the consummation of the Offer or the Merger or (ii) there has been a material breach of any covenant or agreement on the part of Parent or Newco that materially adversely affects (or materially delays) the consummation of the Offer or the Merger.

     7.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 7.1, this Agreement will become void and have no effect, without any liability on the part of any party to this Agreement or its affiliates, directors, officers, or stockholders, other than the provisions of this Section 7.2 and Sections 5.6(b), 5.8, and 7.3. Nothing contained in this Section 7.2 will relieve any party from liability for any breach of this Agreement.

     7.3 Fees and Expenses.

     (a) If (i) Parent and Newco terminate this Agreement pursuant to Section 7.1(e)(v) or (ii) the Company (with the recommendation of the Special Committee) terminates this Agreement pursuant to Section 7.1(d)(ii), then in either case the Company will pay to Parent, within one business day following such termination, a fee, in cash, of $675,000 (inclusive of any and all expenses incurred by Parent, Newco and their affiliates in connection with the Offer and the Merger and the consummation of the transactions contemplated by this Agreement).

     For the purposes of this Agreement, "Third Party Acquisition" means the occurrence of any of the following events (i) the acquisition of the Company by merger or otherwise by any person or group other than Parent, Newco, or any affiliate of Parent (other than the Company) or Shapiro Capital Management Company, Inc. (a "Third Party"); (ii) the acquisition by a Third Party of more than 19.9% of the total assets of the Company; (iii) the acquisition by a Third Party of 19.9% or more of the outstanding Shares from the Company or in a transaction or series of related transactions that results in a change of control of the Company; (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; or (v) the acquisition by the Company of more than 19.9% of the outstanding Shares.

     (b) Except as specifically provided in Section 1.2(b) or this Section 7.3, each party will bear its own expenses in connection with this Agreement and the transactions contemplated by this Agreement.

     7.4 Amendment. This Agreement may not be amended except in an instrument in writing signed on behalf of all of the parties to this Agreement; provided, however, that after approval of the Merger by the stockholders of the Company, no amendment that would either decrease the Merger Consideration or change any other term or condition of this Agreement, if any such change, alone or in the aggregate, would materially and adversely affect the stockholders of the Company, may be made without the further approval of the stockholders of the Company; provided, further, that, after purchase of the Shares pursuant to the Offer, no amendment may be made to Section 5.8 without the consent of the indemnified persons.

     7.5 Waiver. At any time prior to the Effective Time, whether before or after the Special Meeting, any party to this Agreement may (i) subject to the proviso contained in Section 7.4, extend the time for the performance of any of the obligations or other acts of any other party or parties to this Agreement,
(ii) subject to the proviso contained in Section 7.4 of this Agreement, waive any inaccuracies in the representations and warranties contained in this Agreement by any other applicable party or in any documents, certificate, or writing delivered pursuant to this Agreement by any other applicable party, or
(iii) subject to the proviso contained in Section 7.4 of this Agreement, waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of a party to this Agreement to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

                                  ARTICLE VIII

                                  MISCELLANEOUS

     8.1 Survival of Representations, Warranties, and Agreements. The representations and warranties made in this Agreement will not survive beyond the Effective Time or the termination of this Agreement, as the case may be. No investigation made, or information received by, any party to this Agreement will affect any representation or warranty made by any other party to this Agreement. The covenants and agreements of the parties to this Agreement will survive in accordance with their terms.

     8.2 Brokerage Fees and Commissions. Except as disclosed in the Offer Documents, the Company hereby represents and warrants to Parent with respect to the Company, and Parent and Newco hereby represent and warrant to the Company with respect to Parent or any of its subsidiaries that, no person is entitled to receive from the Company, Parent, Newco or any of their subsidiaries, any investment banking, brokerage, or finder's fee or fees in connection with this Agreement or any of the transactions contemplated by this Agreement.

     8.3 Entire Agreement; Assignment. This Agreement, together with all the Schedules and Annexes hereto, (a) constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all other prior written agreements and understandings and all prior and contemporaneous oral agreements and understandings between the parties to this Agreement or any of them with respect to the subject matter of this Agreement and (b) will not be assigned by operation of law or otherwise, provided that Parent may assign its rights and obligations under this Agreement, or those of Newco, including, without limitation, the right to substitute in place of Newco a subsidiary as one of the constituent corporations to the Merger as provided in
Section 2.1 to any direct or indirect subsidiary of Parent, but no such assignment will relieve the assigning party of its obligations under this Agreement. Any purported assignment of this Agreement not made in accordance with this Section 8.3 will be null, void, and of no effect. No party to this Agreement has relied upon any representation or warranty, oral or written, of any other party to this Agreement or any of their officers, directors, or stockholders except for the representations and warranties contained in this Agreement.

     8.4 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect. Upon any final judicial determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties to this Agreement will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement be consummated to the extent possible.

     8.5 Notices. All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed to have been duly given when delivered in person, by cable, telegram or telex, facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

            (a) if to Parent or Newco, to:
                Arkansas Best Corporation
                Treadco Acquisition Corporation
                3801 Old Greenwood Road
                Fort Smith, Arkansas 72903
                Attention: Richard F. Cooper
                Fax: (501) 785-6124

                with a copy to:
                Hughes & Luce, L.L.P.
                1717 Main Street, Suite 2800
                Dallas, Texas 75201
                Attention: Alan J. Bogdanow
                Fax: (214) 939-5849

            (b) if to the Company, to:
                Treadco, Inc.
                1101 South 21st Street
                Fort Smith, Arkansas 72901
                Attention: John R. Meyers
                Fax: (501) 788-6486
                with copies to:
                Special Committee of the Board of Directors
                Treadco, Inc.
                1101 South 21st Street
                Fort Smith, Arkansas 72901
                Attention: Robert B. Gilbert and Nicolas M. Georgitsis
                Fax: (501) 788-6486

                and
                Kutak Rock
                Suite 1100
                425 West Capitol Avenue
                Little Rock, Arkansas 72201-3409
                Attention: Richard N. Massey
                Fax: (501) 975-3001

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address will be effective only upon receipt).

     8.6 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws.

     8.7 Specific Performance. Each of the parties to this Agreement acknowledges and agrees that the other parties to this Agreement would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties to this Agreement agrees that each of them will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in any action instituted in any court of the United States or any state having subject matter jurisdiction, in addition to any other remedy to which such party may be entitled, at law or in equity.

     8.8 Other Potential Bidders. The Company, its affiliates, and their respective officers, directors, employees, representatives, and agents will immediately cease any existing discussions or negotiations, if any, with any person or group conducted heretofore with respect to any acquisition of all or any material portion of the assets of, or any equity interest in, the Company or any business combination with the Company. The Company may, directly or indirectly, furnish information and access, in each case only in response to unsolicited requests therefor, to any person or group made after the date of this Agreement that was not encouraged, solicited, or initiated by the Company or any of its affiliates, or their respective officers, directors, agents, or representatives after the date of this Agreement, pursuant to appropriate confidentiality agreements, and may participate in discussions and negotiate with such person or group concerning any merger, sale of assets, sale of shares of capital stock, or similar transaction involving the Company, if such person or group has submitted a written proposal to the Special Committee or the Board relating to any such transaction and failing to take such action would constitute a breach of fiduciary duty under applicable law. The Special Committee or the Board will provide a written copy of such proposal to Parent immediately after receipt and will keep Parent promptly advised of any development with respect to such matters. Except as set forth above, neither the Company nor any of its affiliates, nor any of its or their respective officers, directors, employees, representatives, or agents, will, directly or indirectly, for the account of the Company or for their own account, encourage, solicit, participate in, or initiate discussions or negotiations with, or provide any information to, any person or group (other than Parent and Newco, any affiliate of Parent and Newco, or any designees of Parent and Newco) concerning any merger, sale of assets, sale of shares of capital stock, or similar transaction involving the Company; provided, however, that nothing in this Agreement will prevent the Board from taking, and disclosing to the stockholders of the Company, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer; provided, further, that the Special Committee and the Board will not recommend that the stockholders of the Company tender their Shares in connection with any such tender offer unless failing to take such action would constitute a breach of fiduciary duty under applicable law. The Company will not waive, or release any person from, any provision of any confidentiality or standstill agreement to which the Company is a party.

     8.9 Descriptive Headings; References. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References in this Agreement to Sections, Annexes, and Schedules are references to the Sections, Annexes, and Schedules of this Agreement unless the context indicates otherwise.

     8.10 Parties in Interest. This Agreement will be binding upon and inure solely to the benefit of each party to this Agreement, and, except as provided in Sections 5.8 and 8.11, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     8.11 Beneficiaries. Parent hereby acknowledges that Section 5.8 is intended to benefit the indemnified parties referred to in Section 5.8, any of whom will be entitled to enforce Section 5.8 against the Surviving Corporation or the Company, as the case may be.

     8.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, but all of which will constitute one and the same agreement.

     8.13 Obligations. Parent will perform or cause Newco to perform all of the obligations of Newco under this Agreement, including consummation of the Merger, in accordance with the terms of this Agreement.

     8.14 Certain Definitions. For the purposes of this Agreement: (a) the term "subsidiary" means each person in which a person owns or controls, directly or through one or more subsidiaries, 50 percent or more of the stock or other interests having general voting power in the election of directors or persons performing similar functions or more than 50% of the equity interests; (b) the term "person" will be broadly construed to include any individual, corporation, company, partnership, trust, joint stock company, association, or other private or governmental entity; (c) the term "group" has the meaning given in
Section 13(d)(3) of the Exchange Act; (d) the term "affiliate" has the meaning given in Rule 144(a)(1) under the Securities Act; (e) the term "business day" has the meaning given in Rule 14d-1(c)(6) under the Exchange Act; and (f) the term "knowledge" or "knows" or words of similar import mean (i) with respect to Parent, the actual knowledge of its executive officers and its officers or employees who are officers or directors of the Company, without inquiry or investigation and (ii) with respect to the Special Committee or the Company, the actual knowledge of the members of the Special Committee, without inquiry or investigation.

     IN WITNESS WHEREOF, each of the parties to this Agreement has caused this Agreement to be executed on its behalf by its duly authorized officers, all as of the day and year first above written.

                                           ARKANSAS BEST CORPORATION


                                           By:  /s/ ROBERT A. YOUNG, III
                                           ------------------------------------
                                           Robert A. Young, III
                                           President and CEO

                                           TREADCO ACQUISITION CORPORATION


                                           By:  /s/ ROBERT A. YOUNG, III
                                           ------------------------------------
                                           Robert A. Young, III
                                           Chairman

                                           TREADCO, INC.


                                           By:  /s/ JOHN R. MEYERS
                                           ------------------------------------
                                           John R. Meyers
                                           President and CEO

                                     Annex A

     Terms used in this Annex A have the meanings ascribed to them in the Agreement and Plan of Merger dated as of March 15, 1999 (the "Merger Agreement").

     Notwithstanding any other provisions of the Offer, Parent will not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) relating to the obligation of Parent to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer) to pay for tendered Shares, or may terminate or amend the Offer as provided in the Agreement, or may postpone the acceptance for payment of, or payment for, Shares (whether or not any other Shares have been accepted for payment or paid for pursuant to the Offer) if prior to the expiration of the Offer (i) the Minimum Condition has not been satisfied; (ii) the waiting period under the HSR Act has not expired or been terminated with respect to purchase of the Shares; or (iii) if at any time on or after the date of the Merger Agreement, and at any time before the time of acceptance for payment of any such Shares, any of the following occurs:

     (a) any of the representations or warranties of the Company contained in the Merger Agreement is not true and correct at and as of any date prior to the expiration date of the Offer as if made at and as of such time, except for (i) failures to be true and correct as would not have a Company Material Adverse Effect or were known to Parent as of the date of the Merger Agreement; and (ii) failures to comply as are capable of being and are cured prior to the earlier of
(A) 10 days after written notice from Parent to the Company of such failure or
(B) two business days prior to the expiration date of the Offer;

     (b) the Company has failed to comply with any of its obligations under the Merger Agreement, except for (i) failures to so comply as would not have a Company Material Adverse Effect or were known to Parent as of the date of the Merger Agreement; and (ii) failures to comply as are capable of being and are cured prior to the earlier of (A) 10 days after written notice from Parent to the Company of such failure or (B) two business days prior to the expiration date of the Offer;

     (c) the Special Committee or the Board has withdrawn or modified in any respect adverse to Parent its recommendation of the Offer or taken any position inconsistent with such recommendation;

     (d) the Merger Agreement has been terminated in accordance with its terms;

     (e) the Company has reached an agreement with Parent that the Offer or the Merger be terminated or amended;

     (f) any state, federal, or foreign government, or governmental authority has taken any action, or proposed, sought, promulgated, or enacted, or any state, federal, or foreign government or governmental authority or court has entered, enforced, or deemed applicable to the Offer or the Merger, any statute, rule, regulation, judgment, order, or injunction that would (i) make the acceptance for payment of, the payment for, or the purchase of, some or all of the Shares illegal or otherwise restrict, materially delay, prohibit consummation of, or make materially more costly, the Offer or the Merger, (ii) result in a material delay in or restrict the ability of Parent, or render Parent unable, to accept for payment, pay for or purchase some or all of the Shares in the Offer, (iii) require the divestiture by Parent, Newco, or the Company or any of their respective subsidiaries or affiliates of all or any material portion of the business, assets, or property of any of them or any Shares, or impose any material limitation on the ability of any of them to conduct their business and own such assets, properties, and Shares, (iv) impose material limitations on the ability of Parent to hold or to exercise effectively all rights of ownership of the Shares, including the right to vote any Shares on all matters properly presented to the stockholders of the Company, or (v) impose any limitations on the ability of Parent, Newco, or any of their respective subsidiaries or affiliates effectively to control in any material respect the business or operations of the Company, Parent, Newco, or any of their respective subsidiaries or affiliates;

     (g) any change (or any condition, event or development involving a prospective change) has occurred or been threatened in the business, properties, assets, liabilities, capitalization, stockholders' equity, financial condition, operations, licenses or franchises results of operations, or prospects of the Company, that would have a Company Material Adverse Effect;

     (h) there has occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market or quotations for shares traded thereon as reported by the Nasdaq or otherwise, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) any limitation (whether or not mandatory) by any governmental authority on the extension of credit by banks or other financial institutions,
(iv) after the date of the Merger Agreement, an aggregate decline of at least 25% in the Dow Jones Industrial Average or Russell 2000 Index or a decline in either such index of 12 1/2% in any 24-hour period, or (v) in the case of any of the occurrences referred to in clauses (i) through (iv) existing at the time of the commencement of the Offer, in the reasonable judgment of Parent, a material acceleration or worsening thereof; or

     (i) any approval, permit, authorization, consent, or waiting period of any domestic or foreign, governmental, administrative, or regulatory entity (federal, state, local, provincial or otherwise) has not been obtained or satisfied on terms satisfactory to Parent in its reasonable discretion and the failure to obtain such consent, approval or authorization would have a Parent or Company Material Adverse Effect;

that, in the good faith judgment of Parent and regardless of the circumstances (including any action or inaction by Parent, or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment of, or payment for, Shares or to proceed with the Merger.

     The foregoing conditions are for the sole benefit of Parent and may be asserted by Parent regardless of the circumstances giving rise to any such condition or may be waived by Parent in whole or in part at any time and from time to time in its sole discretion (subject to the terms of the Merger Agreement). The failure by Parent at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed to waiver with respect to any other facts or circumstances, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

                                                                         ANNEX B

                DELAWARE GENERAL CORPORATION LAW APPRAISAL RIGHTS

Section 262. Appraisal rights.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

          a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

          b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

          c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

          d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

          (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

          (d) Appraisal rights shall be perfected as follows:

               (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

               (2) If the merger or consolidation was approved pursuant to
          Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

          (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

          (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

          (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

          (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

          (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

          (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

          (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

          (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                         ANNEX C



                                 March 15, 1999

The Special Committee of the
Board of Directors of
TREADCO, INC.
1101 South 21st Street
Fort Smith, AR 72901

Gentlemen:

    We have acted as your financial advisor in connection with the proposed merger of Treadco, Inc. (the "Company") with Treadco Acquisition Corp., a wholly-owned subsidiary of Arkansas Best Corporation, Inc. (the "Transaction"). This Transaction is expected to take the form of an all cash tender offer, followed by a merger of Treadco Acquisition Corp. and the Company. The terms and conditions of the Transaction are more fully set forth in the definitive merger agreement.

    You have requested our opinion as to the fairness to the disinterested stockholders of the Company from a financial point of view of the consideration to be received by such stockholders in the Transaction. For purposes of the opinion, the term "disinterested shareholders" means holders of the Company's one class of publicly-traded common stock other than (1) directors, officers and employees of the Company, (2) any holder of 10% percent or more of the outstanding shares of such class, and (3) ABC or any affiliates thereof. In connection with rendering our opinion we have:

          (i) analyzed certain publicly available financial statements and reports regarding the Company;

          (ii) analyzed certain internal financial statements and other financial and operating data (including financial projections) concerning the Company prepared by management of the Company;

          (iii) reviewed the reported prices and trading activity for the Common stock;

          (iv) compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities;

          (v) reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

          (vi) reviewed the definitive merger agreement and related documents;

          (vii) discussed with management of the Company and Arkansas Best Corporation ("the Parent") the operations of and future business prospects for the Company;

          (viii) assisted in your deliberations regarding the material terms of the Transaction, and

          (ix) performed such other analyses and provided such other services as we have deemed appropriate.

    We have relied on the accuracy and completeness of the information and financial data provided to us by the Company and Parent, and our opinion is based upon such information. We have inquired into the reliability of such information and financial data only to the limited extent necessary to provide a reasonable basis for our opinion, recognizing that we are rendering only an informed opinion and not an appraisal or certification of value. With respect to financial forecasts and other information provided to or otherwise reviewed by or discussed with us, the management of the Company has advised us that such forecasts and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company.

As part of our investment banking business, we regularly issue fairness opinions and are continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. In the ordinary course of business, Stephens Inc. and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of the Company. Stephens is receiving a fee, and reimbursement of its expenses, in connection with the issuance of this fairness opinion and for its role as financial advisor to the Company.

    Based on the foregoing and our general experience as investment bankers, and subject to the qualifications stated herein, we are of the opinion on the date hereof that the consideration to be received by the disinterested shareholders of the Company in the Transaction is fair to them from a financial point of view.

    This opinion and a summary discussion of our underlying analyses and role as your financial advisor may be included in communications to the Company's shareholders provided that we approve of such disclosures prior to publication.

                                       Very truly yours,

                                       /s/ STEPHENS, INC.

                                       STEPHENS, INC.

                                                                         ANNEX D

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 10-K

[X] Annual Report Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
     For the Fiscal Year December 31, 1998

[ ] Transition Report Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
     For the transition period from __________________ to ___________________

Commission File Number:   0-19390

                                  TREADCO, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           Delaware                    7534 and 5531               71-0706271
------------------------------- ----------------------------  ------------------
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code No.) Identification No.)

                             1101 South 21st Street
                           Fort Smith, Arkansas 72901
                                 (501) 784-6400
                      -------------------------------------
                   (Address, including zip code, and telephone
   number, including area code, of registrant's principal executive offices)

           Securities registered pursuant to Section 12(b) of the Act:

                                      None
                                      ----
                                (Title of Class)

           Securities registered pursuant to Section 12(g) of the Act:

Common Stock, $.01 Par Value                         Nasdaq Stock Market / NMS
----------------------------                         -------------------------
    (Title of each class)                              (Name of each exchange
                                                        on which registered)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of The Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K [X].

The aggregate market value of the voting stock held by non-affiliates of the Registrant as of March 10, 1999 was $21,944,000.

The number of shares of Common Stock, $.01 par value, outstanding as of March 10, 1999 was 5,072,255.

DOCUMENTS INCORPORATED BY REFERENCE:
None

                                  TREADCO, INC.
                                    FORM 10-K

                                TABLE OF CONTENTS


   ITEM                                                                                             PAGE
  NUMBER                                                                                           NUMBER
                                                 PART I
Item 1.  Business ...............................................................................     3
Item 2.  Properties .............................................................................     9
Item 3.  Legal Proceedings ......................................................................     9
Item 4.  Submission of Matters to a Vote of Security Holders ....................................     9


                                                 PART II

Item 5.  Market for Registrant's Common Equity and Related
          Stockholder Matters....................................................................    10
Item 6.  Selected Financial Data ................................................................    11
Item 7.  Management's Discussion and Analysis of Financial Condition
          and Results of Operations .............................................................    12
Item 7A. Market Risk ............................................................................    22
Item 8.  Financial Statements and Supplementary Data.............................................    21
Item 9.  Changes in and Disagreements with Accountants on
          Accounting and Financial Disclosure....................................................    21


                                                 PART III

Item 10. Directors and Executive Officers of the Registrant......................................    22
Item 11. Executive Compensation .................................................................    26
Item 12. Security Ownership of Certain Beneficial Owners and Management .........................    29
Item 13. Certain Relationships and Related Transactions .........................................    30


                                                 PART IV

Item 14. Exhibits, Financial Statement Schedules, and Reports on Form 8-K .......................    32


Exhibit Index   ..................................................................................   59

                                     PART I

ITEM 1.     BUSINESS

(a) GENERAL DEVELOPMENT OF BUSINESS

CORPORATE PROFILE

Treadco, Inc. (the "Company") is the nation's largest independent truck tire retreader and the fourth largest commercial truck tire dealer. The Company has 56 locations in the United States located primarily in the south, southwest, lower midwest and west.

ORGANIZATION

The Company was organized in June 1991 as the successor to the truck tire retreading and new tire sales business conducted and developed by a wholly owned subsidiary of Arkansas Best Corporation ("ABC"). In September 1991, the Company completed an initial public offering of 2,500,000 shares of common stock at $16 per share. At December 31, 1998, ABC owned approximately 49% of the Company's outstanding shares.

Arkansas Best Corporation Proposed Merger

On January 22, 1999, ABC announced that it had submitted a formal proposal to the Company's Board of Directors in which the outstanding shares of the Company's common stock not owned by ABC would be acquired for $9.00 per share in cash. The announcement stated that the proposal had the support of Shapiro Capital Management Company, Inc., the Company's largest independent stockholder, which beneficially owns 1,132,775 shares (or approximately 22%) of the common stock of the Company. On March 15, 1999, ABC and the Company signed a definitive merger agreement for the acquisition of all shares of the Company's stock not owned by ABC for $9.00 per share in cash via a tender offer, to commence within five business days after the signing of the merger agreement. The tender offer is subject to certain conditions including ABC owning two-thirds of the outstanding shares of the Company upon completion of the tender.

BACKGROUND

The Company was initially established in 1958 to retread truck tires for ABF Freight System, Inc. ("ABF"), another subsidiary of ABC, from a single location in Little Rock, Arkansas. In 1969, the Company embarked on an expansion program designed to market precured retreads to other trucking companies in the region. The Company opened its second production facility in 1969 in Fort Smith, Arkansas, its third in Pine Bluff, Arkansas in 1972 and since then has grown steadily to operate 23 production/sales facilities and 33 additional sales locations, primarily in the south, southwest, lower midwest and west.

--------------------------------------------------------------------------------


In order to fully service its customers, the Company also began to sell new truck tires in 1972, and currently retails new truck tires manufactured by Bridgestone, Michelin, Dunlop, General, Kumho, and other manufacturers. Today, retread tire sales and new tire sales are part of a unified service that the Company provides principally to its niche market of mid-sized commercial truck fleet operators that maintain their own in-house truck operations and rely on the Company's expertise in servicing comprehensive periodic truck tire replacement and retread management programs.

During the past five years, the Company has grown at a compound annual rate of 9.9%, consisting of growth in retread sales of 4.0%, new tire sales of 13.0% and service revenues of 27.9%. The Company expects to continue expanding its business consistent with its historic policy of capitalizing on growth opportunities while maintaining the same high quality of service to its customers.

During 1996, the Company converted all of its production facilities from a previous tread rubber and materials supplier to Oliver Rubber Company ("Oliver") as a supplier. The conversion was completed in phases throughout the first three quarters of 1996 with approximately one-third of its production facilities converted each quarter.
(See "Narrative Discussion of Business - Supplier Relationships".)

(b) FINANCIAL INFORMATION ABOUT INDUSTRY SEGMENTS

The response to this portion of Item 1 is included in the Company's financial statements for the year ended December 31, 1998, which is submitted as a separate section of this report.

(c) NARRATIVE DISCUSSION OF BUSINESS

RETREADING PROCESSES

The Company uses the precure process to retread tires at its 23 production/sales facilities. The Company discontinued production using the mold cure process at its St. Louis facility in March 1998.

During the initial stage of the precure process, used tires, or casings, are delivered to a Company production facility where the casing is inspected for punctures, ruptures or other defects. The casing is inspected using two inspection methods to detect defects that are not visible to the human eye. If the casing passes these tests, it is deemed to be retreadable and is then inflated and the remaining tread is buffed off to assure a rounded, true running tire. The undertread remains intact, providing extra protection to underlying belts and plies.

Next a specific tread design is measured from strips of tread rubber, cut and applied to the casing. A flexible rubber envelope then seals each tire which is placed in a bonding chamber. Air pressure in the chamber creates uniform force, applying pressure on all points of the tire. The tread is bonded to the casing by using a combination of heat and air pressure to cure the encased tire in the bonding chamber.

Cure times, heat temperatures and pressures are computer-controlled to bond treads securely while protecting the future retreadability of the casings.

--------------------------------------------------------------------------------


The principal raw material in manufacturing retreaded truck tires is synthetic rubber, which is comprised of styrene and butadiene, both petroleum derivatives. Thus, the commodity price of oil directly affects the price of the Company's principal raw materials. However, because retreading uses roughly one-third of the amount of oil that the manufacture of a new tire requires, retreads maintain a competitive price advantage in comparison to new tires, particularly when oil prices increase dramatically.

SUPPLIER RELATIONSHIPS

The Company, prior to 1996, operated primarily as a franchise of Bandag, Incorporated ("Bandag"), utilizing equipment and rubber products supplied by Bandag.

In October 1995, the Company signed an agreement with the Oliver Rubber Company ("Oliver") to be a supplier of equipment and related materials for all of the Company's facilities which ceased being Bandag franchised locations. In 1996, the Company entered into comprehensive, multi-year license agreements for the majority of its locations with Oliver. The conversion to Oliver from Bandag was completed in phases throughout the first three quarters of 1996, with approximately one-third of its production facilities converted each quarter. Under the Oliver license agreement, the Company purchases from Oliver precured tread rubber and bonding cushion gum and PNEUFLEX tread rubber (collectively "Rubber Products"). The Company's obligation to purchase Rubber Products from Oliver is subject to (i) Oliver's continuing to produce Rubber Products of no less quality and durability than it presently produces, and (ii) Oliver's overall pricing program for the Company.

SALES AND MARKETING

The Company's sales and marketing strategy is based on its service strengths, its network of production and sales facilities and its strong regional reputation. The Company targets mid-sized companies that maintain their own in-house trucking operations, to which it offers (i) weekly service visits, (ii) full pickup, repair and delivery service, (iii) comprehensive tire retreading and (iv) new tire availability. In addition to excellent service, the Company offers broad geographical coverage across the South, Southwest, lower Midwest and West. This coverage is important for customers because they are able to establish uniform pricing, utilize national account billing processes of major new tire suppliers, and generally reduce the risk of price fluctuations. In addition, the Company offers customers a history of reliable service with sound financial and operating practices.

The Company markets its products through sales personnel located at each of its 23 production/sales facilities and 33 additional sales facilities. The Company's sales people make personal sales calls on existing customers, typically on the same day each week. They pick up casings to be retreaded and deliver retread and new tires, as well as call on specifically targeted potential new customers. The Company locates its plants in close proximity to interstate highways and operates mobile service trucks in order to provide ready accessibility and convenience to its customers, particularly fleet owners.

The trucking industry continuously faces rising costs on a number of different fronts, including government regulations on safety, maintenance and fuel economy. As a result, trucking companies continually seek ways of obtaining more mileage out of new tires and less expensive ways of replacing old tires. Retreading tires is significantly less expensive than buying new tires

--------------------------------------------------------------------------------


(about one-third of the cost) and generally last as long as new tires used in similar applications. Moreover, most tire casings can be retreaded one or two times. The Company's average retail charge for retreading a customer's casing is approximately $79, compared to an average retail selling price of approximately $227 for a new tire. The Company also sells retreads including casings not supplied by the customer, for approximately $164 per tire. The number of retread tires sold to customers supplying their own casings accounts for about 74% of the total retread tires sold, with the remainder representing sales of retreaded casings not supplied by the customer. Since tire expenses are a significant operating cost for the trucking industry, many truck fleet operators develop comprehensive periodic tire replacement and retread management programs, which the Company actively assists its customers in formulating. The Company markets its expertise to these operators as a retreader and new tire retailer that can fully service tire management programs.

There are basically three types of tires on a tractor-trailer combination: front steering wheels, rear tractor drive wheels and trailer wheels. Industry practice is to utilize retreads in the drive and trailer positions; new tires are generally placed on the steering axle. As tires are retreaded, they are moved back to the drive and trailer positions under the operator's tire management program. Most retreads have substantially the same life span as a new tire used in similar applications. In managing a trucking fleet's tire management program, the Company supplies both new and retread tires to its customers.

The following table illustrates the growth of the Company's retread, new tire and service business:

----------------------------------------------------------------------------------------------------------
                                                 RETREAD         NEW TIRE          SERVICE         TOTAL
                                                REVENUES         REVENUES          REVENUES       REVENUES
                                                --------         --------          --------       --------
                                                                          (IN MILLIONS)
1994    ................................        $  69.8          $  63.6            $   7.3       $  140.7
1995    ................................           69.2             68.8                9.9          147.9
1996    ................................           59.8             72.4               12.0          144.2
1997    ................................           65.3             81.0               15.0          161.3
1998    ................................           70.8             91.6               18.9          181.3
----------------------------------------------------------------------------------------------------------

None of the Company's customers represented more than 3% of the Company's sales for 1998. Affiliates of ABC accounted for approximately $2.2 million (1.2%) of sales in 1998 and has not accounted for more than 3% of the Company's revenues in any one of the last ten years.

In an effort to fully service its customers, the Company sells new truck tires manufactured by Bridgestone, Michelin, Dunlop, General, Kumho, and other manufacturers. The Company enjoys long-term relationships with its suppliers, having served as a Bridgestone dealer for 26 years and as a Michelin dealer for 22 years. According to Dunlop, the Company is their largest domestic truck tire dealer, and according to Bridgestone and Michelin, the Company is one of their largest domestic truck tire dealers. These relationships reflect stable, consistent working relationships which the Company believes provide it with reliable sources of new tires and enable the Company to price its new tires competitively.

COMPETITIVE FACTORS AND INDUSTRY CONDITIONS

--------------------------------------------------------------------------------


According to Tire Retreading/Repair Journal (December 1998), the total truck tire retread production nationally in 1998 was approximately 17.7 million units. With its 673,000 retreads sold in 1998, the Company represented approximately 3.8% of the national market. Tire Retreading/Repair Journal also estimates that the new replacement truck tire market nationally in 1998 was approximately 13.2 million units. With its 515,000 new tires sold in 1998, the Company represented approximately 3.9% of the national market. During the last five years, the Company's relative market share of the national retread market in units has grown slightly from 3.5% to 3.8%, while its share of the national new replacement truck tire market has grown from 2.4% to 3.9%.

Historically, as a Bandag franchisee, the Company competed primarily against smaller independent dealers in a highly fragmented market. Following the termination of its Bandag franchise agreements in 1996, the Company experienced increased competition as Bandag granted additional franchises in some locations it served. The new competition led to increased pricing pressures in the marketplace. Also, as anticipated, Bandag targeted the Company's customers which resulted in the loss of a substantial amount of national account business in 1996. In addition, in many cases, business retained was at lower profit margins. The Company's ability to offer excellent service to its niche market customers, competitive pricing, central administration and purchasing for its production facilities, its ability to avoid interim warehousing costs, and its multiple facilities covering key regional trucking routes in its market all combine to appeal to fleet customers looking for cost-effective, broad geographical coverage and reliability of service and, in management's opinion, enable the Company to compete effectively.

In September 1997, Michelin Retreading Technologies Inc., an affiliate of Michelin North America, announced that it would enter the truck tire retreading business by offering franchises to selected Michelin tire dealers throughout North America. It is unknown what long-term impact Michelin's entry into the truck tire retreading business will have on the Company's existing markets.

During the fourth quarter of 1997, Bandag announced that it had acquired five of its franchisees. The Company competes directly in certain markets with some of these franchisees. It is unknown what long-term impact the acquisition of these franchisees by Bandag will have on these markets.

According to Tire Retreading/Repair Journal (December 1998), there were approximately 1,291 tire retreading production facilities nationwide (an estimated 1,120 produce truck retreads) and innumerable new tire dealers. No single dealer dominates the retread or new tire markets. While the Company is the largest independent truck tire retreader, and third largest overall, Goodyear is the largest single provider of retread services, which it offers through its dealers who also sell new Goodyear tires.

The new truck tire business is also highly competitive and includes various manufacturers, dealers and retailers. Generally, demand for new truck tires is closely related to the strength of the regional and, ultimately, national economies. As a low-cost alternative to new tires, demand for retread tires may be less sensitive to economic downturns than the demand for new tires. The Company has also experienced reduced demand for retreads and new truck tires in the winter months due to more difficult driving and tire maintenance conditions resulting from inclement weather.

--------------------------------------------------------------------------------


In addition to competing by offering excellent service and competitive pricing, the Company competes with new tire retailers by offering substantially the same warranty coverage on retreads as is provided for new tires, emergency tire assistance programs which provide for 24-hour, year-round emergency roadside service and convenient sales and retreading locations.

INSURANCE AND SAFETY

Generally, claims exposure for the Company consists of general and auto liability, property damage and bodily injury and workers' compensation. The Company is effectively self-insured for the first $300,000 of each workers' compensation loss and $200,000 of each general and auto liability loss. The Company maintains insurance adequate to cover losses in excess of such amounts. The Company has been able to obtain adequate coverage and is not aware of problems in the foreseeable future which would significantly impair its ability to obtain adequate coverage at comparable rates for its tire operations.

ENVIRONMENTAL AND OTHER GOVERNMENT REGULATIONS

The Company's business is affected by a number of governmental regulations relating to the development, production and sale of retread and new tires, to the raw materials used to manufacture such products (including petroleum, styrene and butadiene), and to environmental, tax and safety matters. In addition, the retreading process creates rubber particulate, or "dust," which requires gathering and disposal, and the Company disposes of used and nonretreadable tire casings, both of which require compliance with environmental and disposal laws. Laws protecting the environment have become more stringent. In some situations, the Company could be liable for disposal problems, even if the situation resulted from previous conduct of the Company that was lawful at the time or from improper conduct of, or conditions caused by, persons engaged by the Company to dispose of particulate and discarded casings. Such cleanup costs or costs associated with compliance with environmental laws applicable to the tire retreading process could be substantial and have a materially adverse effect on the Company's financial condition. Management believes it is in compliance with all laws applicable to such operations, however, and is not aware of any situation or condition that it believes is likely to have a material adverse effect on the Company's financial condition.

EMPLOYEES

At December 31, 1998, the Company had approximately 981 full-time employees: 274 in production; 244 in service positions; 172 in sales positions; 103 in warehouse and delivery positions; and 188 in managerial, office and administration. A total of 328 of such employees are salaried, while the remaining employees are paid on an hourly basis. The Company's management believes it enjoys a good relationship with its employees.

ITEM 2. PROPERTIES

The Company currently owns 24 and leases 32 facilities. Twenty-three of these facilities include space for the Company's production operations, while remaining space is devoted to the Company's sales operations. The Company believes that it will be able to renew its existing leases as they expire or find suitable alternative locations, either of which may involve increased rental expense. The leases generally provide for a base rental, as well as charges for real estate taxes, insurance, common area maintenance and various other items. The Company also owns its headquarters facility.

ITEM 3. LEGAL PROCEEDINGS

From time to time, the Company is named as a defendant in legal actions, the majority of which arise out of the normal course of its business. The Company is not a party to any pending legal proceedings which management believes to be material to the financial condition of the Company. The Company generally maintains liability insurance against most risks arising out of the normal course of its business.

On October 30, 1995, the Company filed a lawsuit in Arkansas State Court, alleging that Bandag Incorporated ("Bandag") and certain of its officers and employees had violated Arkansas statutory and common law in attempting to solicit the Company's employees to work for Bandag or its competing franchisees and attempting to divert customers from the Company. At the Company's request, the Court entered a Temporary Restraining Order barring Bandag, the Company's former officers J.J. Seiter, Ronald W. Toothaker, and Ronald W. Hawks and Bandag officers Martin G. Carver and William Sweatman from soliciting or hiring the Company's employees to work for Bandag or any of its franchisees, from diverting or soliciting the Company's customers to buy from Bandag franchisees other than the Company, and from disclosing or using any of the Company's confidential information. On November 8, 1995, Bandag and the other named defendants asked the State Court to stop its proceedings, pending a decision by the United States District Court, Western District of Arkansas, on a Complaint to Compel Arbitration filed by Bandag in the Federal District Court on November 8, 1995. The Federal District Court ruled that under terms of the Company's franchise agreements with Bandag, all of the issues involved in the Company's lawsuit against Bandag were to be decided by arbitration. The arbitration hearing began September 21, 1998, and in December 1998, prior to the completion of the arbitration, the Company entered into a settlement with Bandag, and certain of Bandag's current and former employees. Under the settlement terms, the Company received a one-time payment of $9,995,000 in settlement of all the Company's claims. The settlement resulted in other income for the Company of $9,124,000. The settlement payment was used to reduce the Company's outstanding borrowings under its Revolving Credit Agreement.


ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

No matters were submitted to a vote of stockholders during the fourth quarter ended December 31, 1998.

                                     PART II

ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Company's Common Stock trades on the Nasdaq Stock Market under the symbol "TRED." The following table sets forth the high and low sale prices of the Common Stock as reported by Nasdaq and the dividends declared during the periods indicated.

------------------------------------------------------------------------------
                                                                       CASH
                                                    HIGH       LOW    DIVIDEND
                                                   -------    ------  --------
1998
   First Quarter ...............................   $10.000    $7.000  $   -
   Second Quarter ..............................    10.125     7.625      -
   Third Quarter ...............................     9.375     5.875      -
   Fourth Quarter ..............................     7.500     4.750      -

1997
   First Quarter ...............................   $10.500    $8.625  $ .04
   Second Quarter ..............................    10.500     8.125    .04
   Third Quarter ...............................    12.750     9.375    .04
   Fourth Quarter ..............................    13.500     9.125      -
-----------------------------------------------------------------------------

At March 10, 1999, there were 5,072,255 outstanding shares of the Company's common stock which were held by 171 stockholders of record.

The declaration, payment and amount of dividends are subject to the discretion of the Board of Directors. It is not expected that the Company will pay dividends prior to the proposed merger with ABC, described below.

Arkansas Best Corporation Proposed Merger

On January 22, 1999, ABC announced that it had submitted a formal proposal to the Company's Board of Directors in which the outstanding shares of the Company's common stock not owned by ABC would be acquired for $9.00 per share in cash. The announcement stated that the proposal had the support of Shapiro Capital Management Company, Inc., the Company's largest independent stockholder, which beneficially owns 1,132,775 shares (or approximately 22%) of the common stock of the Company. On March 15, 1999, ABC and the Company signed a definitive merger agreement for the acquisition of all shares of the Company's stock not owned by ABC for $9.00 per share in cash via a tender offer to commence within five business days after the signing of the merger agreement. The tender offer is subject to certain conditions including ABC owning two-thirds of the outstanding shares of the Company upon completion of the tender.

ITEM 6.       SELECTED FINANCIAL DATA

The following selected financial data should be read in conjunction with the consolidated financial statements and the notes thereto included elsewhere herein.

-----------------------------------------------------------------------------------------------------------
                                                                 YEAR ENDED DECEMBER 31
                                                 1998          1997        1996        1995        1994
                                               --------      --------    --------    --------    --------
                                                               (THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF EARNINGS DATA:
   Revenues.................................   $181,293      $161,276    $144,154    $147,906    $140,678
   Costs and expenses ......................    178,801       163,785     149,337     142,920     129,162
   Operating income (loss) .................      2,492        (2,509)     (5,183)      4,986      11,516
   Interest expense, net ...................     (1,086)       (1,213)       (873)       (461)       (236)
   Amortization expense.....................       (636)         (723)       (723)       (723)       (738)
   Settlement of litigation.................      9,124             -           -           -           -
   Other income ............................        579           567       1,427         300         232
   Income (loss) before income taxes........     10,473        (3,878)     (5,352)      4,102      10,774
   Provision (credit) for income taxes .....      4,092        (1,374)     (2,093)      1,711       4,265
   Net income (loss) .......................   $  6,381      $ (2,504)   $ (3,259)   $  2,391    $  6,509

   Net income (loss) per share:
      Basic ................................   $   1.26      $   (.49)   $   (.64)   $    .47    $   1.29
      Diluted...............................   $   1.25      $   (.49)   $   (.64)   $    .47    $   1.28
   Average shares outstanding:
      Basic ................................      5,072         5,072       5,072       5,072       5,055
      Diluted...............................      5,092         5,072       5,072       5,074       5,066

   Cash dividends paid per share ...........   $   -         $    .12    $    .16    $    .16    $    .16

BALANCE SHEET DATA:
   Working capital .........................   $ 23,673      $ 27,273    $ 34,043    $ 44,878    $ 37,364
   Total assets ............................    107,370       100,458     105,416      93,035      89,583
   Current portion of long-term debt .......      2,545         2,305       1,645         863         123
   Long-term debt (less current portion) ...      6,159        12,884      19,610      10,000       3,863
   Stockholders' equity ....................     65,216        58,835      61,948      66,018      64,438

ITEM 7. MANAGEMENTS DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SIGNIFICANT EVENTS

Arkansas Best Corporation Proposed Merger

On January 22, 1999, ABC announced that it had submitted a formal proposal to the Company's Board of Directors in which the outstanding shares of the Company's common stock not owned by ABC would be acquired for $9.00 per share in cash. The announcement stated that the proposal had the support of Shapiro Capital Management Company, Inc., the Company's largest independent stockholder, which beneficially owns 1,132,775 shares (or approximately 22%) of the common stock of the Company. On March 15, 1999, ABC and the Company signed a definitive merger agreement for the acquisition of all shares of the Company's stock not owned by ABC for $9.00 per share in cash via a tender offer to commence within five business days after the signing of the merger agreement. The tender offer is subject to certain conditions including ABC owning two-thirds of the outstanding shares of the Company upon completion of the tender. ABC currently owns approximately 49% of the Company's shares.

Conversion to Oliver

In August 1995, Bandag, Incorporated ("Bandag"), the Company's primary tread rubber supplier and franchiser, informed the Company that it would not renew the Company's eight franchise agreements which expired in the summer of 1996. The Company subsequently entered into an agreement with Oliver Rubber Company ("Oliver") to be a supplier of equipment and related materials for the eight franchised locations and any other Company facility which ceased being a Bandag franchised location. Bandag subsequently advised the Company that unless the Company used the Bandag retread process exclusively, Bandag would not renew any of the Company's remaining franchise agreements when they expired.

During 1996, the Company converted all of its production facilities that were operated as Bandag retread franchises to Oliver licensed facilities. The conversion was completed in phases throughout the first three quarters of 1996 with approximately one-third of its production facilities converted each quarter.

The conversion resulted in up to two lost production days during each change, some short-term operational inefficiencies and time lost as production employees familiarized themselves with the new equipment. Also, management was required to spend time with the conversion at the expense of the normal daily operations.

In October 1995, the Company filed a lawsuit in Arkansas State Court, against Bandag and certain of its officers and employees arising out of the two companies' former franchise relationship. Subsequently, Bandag filed a Complaint to Compel Arbitration with the United States District Court, Western District of Arkansas, which was granted.

The arbitration hearing began in September 1998. In December 1998, prior to the conclusion of the arbitration, Bandag and the Company reached a settlement agreement. Under the agreement, Bandag paid the Company $9,995,000 in settlement of all the Company's claims. The settlement resulted in other income of $9,124,000.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Continued
--------------------------------------------------------------------------------


RESULTS OF OPERATIONS

The Company is affected by seasonal fluctuations, which influence the demand for retreads and new tires. The Company generally experiences reduced demand for retreads and new tires in the first quarter due to more difficult driving and tire maintenance conditions resulting from inclement weather. The Company is also subject to cyclical national and regional economic conditions.

The Company is a party to a Transition Services Agreement with ABC whereby ABC provides services in the areas of accounting, data processing, finance, legal, tax, cash management, human resources, and risk management activities. The Transition Services Agreement is effective indefinitely, unless terminated by either party on 90 days' notice. The agreement requires the Company to pay a service fee for these services based on the value and cost of services provided. Certain other expenses, primarily data processing and programming services, are charged to the Company based on their actual cost to ABC. The Company believes that charges under the Transition Services Agreement are indicative of what the costs would have been on a stand-alone basis.

The following table sets forth for the periods indicated a summary of sales by category. Retread sales consists of the sale of customer retreads, stock casings and retreads, and used tires. New tire sales consist of the sale of new tires and commissions on the sale of new tires to new tire manufacturer national accounts. Service consists of the sale of wheels and accessories and fees charged to customers for services provided.

                                                                             YEAR ENDED DECEMBER 31
                                                                   1998             1997              1996
                                                              -------------    -------------     -------------
SALES
     Retread ...........................................      $  70,832,211    $  65,325,556     $  59,762,514
     New tire...........................................         91,560,346       81,008,925        72,402,695
     Service............................................         18,900,651       14,941,730        11,988,918
                                                              -------------    -------------     -------------
                                                              $ 181,293,208    $ 161,276,211     $ 144,154,127
                                                              =============    =============     =============

The following table sets forth for the periods indicated a summary of the Company's operating costs and expenses as a percentage of sales.

                                                                          YEAR ENDED DECEMBER 31
                                                                        1998       1997       1996
                                                                        ----       ----       ----
COSTS AND EXPENSES
     Materials and cost of new tires...............................     65.2%      68.1%      72.0%
     Salaries and wages............................................     17.6       17.1       16.1
     Depreciation and amortization.................................      3.5        3.5        3.0
     Administrative and general....................................     12.4       12.9       12.5
                                                                        ----      -----      -----
                                                                        98.6%     101.6%     103.6%
                                                                        ====      =====      =====

Competitive Factors and Industry Conditions

During 1998 and the last half of 1997, there was a shortage of new tires relative to demand. According to published reports, new tire manufacturers are investing in plant expansion to increase capacity at their truck-tire production plants. While the increased capacity should alleviate new tire shortages, a decline in the demand for new tires could result in over-capacity

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Continued
--------------------------------------------------------------------------------


in new tire manufacturing. If new tire prices were to decline as a result, there would likely be pressure on retread demand and pricing, which would adversely affect the Company. In September 1997, Michelin Retreading Technologies Inc., an affiliate of Michelin North America, announced that it would enter the truck tire retreading business by offering franchises to selected Michelin tire dealers throughout North America. It is unknown what long-term impact Michelin's entry into the truck tire retreading business will have on the Company's existing markets.

During the fourth quarter of 1997, Bandag announced that it had acquired five of its franchisees. The Company competes directly in certain markets with some of these franchisees. It is unknown what long-term impact the acquisition of these franchisees by Bandag will have on these markets.

Other Events

On March 31, 1998, the Company and Bridgestone/Firestone, Inc. ("Bridgestone") signed an agreement whereby Bridgestone assumed operations of the Company's Oncor retreading facility located in Hazelwood, MO. The Company will continue to market the Oncor retread tires produced at this plant. The book value of the assets sold to Bridgestone in connection with the transaction was approximately equal to the related debt obligation to Bridgestone of $1.8 million which was extinguished by the transaction. Accordingly, no significant gain or loss was recognized by the Company on the transaction. The Company sold $4.8 million and $3.7 million of Oncor retreaded tires in 1998 and 1997, respectively.

1998 Compared to 1997

Sales (including sales to affiliates) for 1998 increased 12.4% to $181.3 million from $161.3 million for 1997. Sales from retreading for the year were $70.8 million, an 8.4% increase from $65.3 million during 1997. In 1998, retreaded truck tire units sold increased 8.1% to approximately 673,000 tires. The average sales price for retreads increased due primarily to a 3% price increase implemented on October 1, 1998. Sales of new tires for 1998 were $91.6 million, a 13.0% increase from $81.0 million during 1997. Although there was an industry-wide shortage of new tires in 1998, new tire units sold increased 15.8% to 515,000 tires (including 129,000 new tires sold to national account customers). The Company had approximately 32,000 units on back order at December 31, 1998. The average sales price of new tires sold decreased approximately 1.2% from 1997 due to the mix of new tires sold. Commissions on national account sales also increased by 17.1% while the commission per tire sold decreased by 2.8%. Service revenues for 1998 were $18.9 million, an increase of 26.5% from $15.0 million in 1997.

For 1998, "same store" sales increased 10.9% and "new store" sales accounted for 1.5% of the total increase from 1997. "Same store" sales include both production facilities and sales locations in existence for the entire years of 1998 and 1997. "New store" sales resulted from one new sales location in 1998 and one new sales location in 1997.

The decrease in materials and cost of new tires of 2.9% as a percent of sales resulted primarily from improved casing costs and inventory controls. Salaries and wages as a percent of sales increased 0.5% in 1998 when compared to the same period in 1997. This increase resulted primarily from the implementation of a gross profit-based commission plan for salesmen. Administrative and general expenses as a percent of sales decreased 0.5% in 1998 when

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Continued
--------------------------------------------------------------------------------


compared to the same period in 1997, due to several factors, including improved collections of accounts receivable and the impact of increased sales on fixed overhead costs.

The Company's ability to return to profitability levels achieved prior to 1995 is substantially dependent upon improved pricing and replacement of retread volume, which declined beginning in 1995 primarily due to national account business which was lost to competitors. Also, new business frequently has lower margins than established accounts due to increased competition in the Company's markets.

Interest expense (net of interest income) for 1998 was $1,086,000 compared to $1,213,000 for 1997. The decrease resulted primarily from a reduction in debt outstanding.

The difference between the effective tax rate for 1998 and the federal statutory rate resulted primarily from state income taxes, amortization of goodwill and other nondeductible expenses (see notes to the financial statements).

Deferred tax assets totaled $1,632,286 at December 31, 1998 while deferred tax liabilities totaled $126,343, resulting in net deferred tax assets of $1,505,943. The Company believes that such assets will be realized through reduction of future taxable income. Management has considered appropriate factors in assessing the probability of realizing these tax assets. These factors include the Company's historical profitability, the existence of substantial taxable income in 1998, the impact on 1997 and 1996 operating results of the conversion to Oliver and the substantial improvement in 1998 operating income compared to 1997. Management will continually evaluate the realizability of deferred tax assets on a quarterly basis by assessing the need for any valuation allowance.

1997 Compared to 1996

Sales (including sales to affiliates) for 1997 increased 11.9% to $161.3 million from $144.2 million for 1996. Sales from retreading for the year were $65.3 million, a 9.3% increase from $59.8 million during 1996. In 1997, retreaded truck tire units sold increased 9.5% to approximately 622,000 tires. The average sales price for retreads decreased in 1997 as the Company faced new competition at many locations, which caused added pressure on selling prices. Sales of new tires for 1997 were $81.0 million, an 11.9% increase from $72.4 million during 1996. Although there was a lack of availability late in 1997, new tire units sold increased 11.5% to 445,000 tires (including 107,000 new tires sold to national account customers). The average sales price of new tires sold decreased approximately 2.5% from 1996. Commissions on national account sales increased by 9.1%. Service revenues for 1997 were $15.0 million, an increase of 24.6% from $12.0 million in 1996.

For 1997, "same store" sales increased 6.0% and "new store" sales accounted for 5.9% of the total increase from 1996. "Same store" sales include both production facilities and sales locations in existence for the entire years of 1997 and 1996. "New store" sales resulted from one new sales location in 1997 and one new production facility and five new sales locations in 1996.

Operating costs and expenses as a percent of sales were 101.6% for 1997 compared to 103.6% for 1996. Materials and cost of new tires as a percent of sales decreased to 68.1% from 72.0% during 1996, resulting primarily from lower tread rubber costs from Oliver compared to Bandag. Salaries and wages as a percent of sales increased to 17.1% for 1997 from 16.1% during 1996.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Continued
--------------------------------------------------------------------------------


The increase resulted primarily from cost-of-living increases, new service employees and labor costs at new locations which have not reached normal productivity levels. Depreciation and amortization expense as a percent of revenue increased to 3.5% for 1997 from 3.0% in 1996 primarily as a result of the

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Continued
--------------------------------------------------------------------------------


conversion to Oliver. During 1996, all of the existing Bandag retread equipment, some of which was fully depreciated, was replaced with new Oliver equipment, resulting in a higher depreciable cost basis. Administrative and general expenses as a percent of sales increased to 12.9% for 1997 from 12.5% for 1996. The increase resulted from several factors including expenses related to employee insurance costs and bad debt expense.

Interest expense (net of interest income) for 1997 was $1,213,000 compared to $874,000 for 1996. The increase resulted primarily from the increase in debt outstanding relating to equipment purchases.

LIQUIDITY AND CAPITAL RESOURCES

The ratio of current assets to current liabilities was 1.66:1 at December 31, 1998, compared to 1.96:1 at December 31, 1997. Net cash provided by operating activities was $13.3 million for 1998 compared to net cash provided by operating activities of $10.0 million in 1997. Included in the 1998 cash provided by operating activities was a $10.0 million payment received by the Company from Bandag in settlement of litigation, and increases in cash due to improved operating results. These increases in cash provided by operations were offset by increases in inventories and prepaid expenses of $3.8 million and accounts receivable of $2.5 million.

The Company is a party to a revolving credit facility with Societe Generale (the "Credit Agreement") providing for borrowings of up to the lesser of $20 million or the applicable borrowing base. The Company's borrowing base under the Credit Agreement is equal to 80% of its eligible accounts receivable and 50% of its tire casings, new tires and finished retreads inventories. At December 31, 1998, the borrowing base was $30.6 million. The amount available under the Credit Agreement at December 31, 1998 was $18.8 million. The Credit Agreement expires in September 2001 unless renewed or extended.

The Credit Agreement contains various covenants which limit, among other things, dividends, disposition of receivables, indebtedness and investments, as well as requiring the Company to meet certain financial tests. The Company was in compliance with the covenants at December 31, 1998.

The Company incurred approximately $10.3 million, $3.5 million and $19.9 million in total capital expenditures (net of cash proceeds from the sale of property, plant and equipment) in 1998, 1997, and 1996, respectively. Capital lease obligations and notes payable related to capital expenditures were $362,000, $2.3 million and $11.5 million for the years ended December 31, 1998, 1997 and 1996, respectively. The 1998 expenditures were used to acquire land and structures, service trucks and other equipment. The 1996 capital expenditures include the cost of replacing Bandag retreading equipment with Oliver equipment at 24 locations.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--CONTINUED

In 1999, the Company anticipates spending approximately $6.2 million in total capital expenditures, net of proceeds from the sale of property, plant and equipment. The following table outlines the 1999 capital expenditures program:


                     Capital Expenditures Program for 1999
                          Net of Proceeds from Sales
Land and buildings .........................................   $  1,710,000
Trucks .....................................................      2,936,000
Recapping equipment.........................................      1,000,000
Miscellaneous equipment.....................................        600,000
                                                               ------------
                                                               $  6,246,000
                                                               ============

Management believes that, based upon the Company's current levels of operations, borrowings available under the Credit Agreement and other financing arrangements, and cash flow from operations will be sufficient to finance current and future operations, including the capital expenditure program, and meet all present and future debt service requirements.

YEAR 2000

The Year 2000 issue derives from computer programs being written using two digits rather than four to determine the applicable year. The Company recognizes that the approach of the Year 2000 brings a unique challenge to the ability of computer systems to recognize the date change from December 31, 1999, to January 1, 2000. As a result, the arrival of the Year 2000 could result in system failures or miscalculations, causing disruption of operations, including, among other things, a temporary inability to process transactions or to conduct other normal business activity.

Management of the Company began addressing the impact of the Year 2000 on its business operations and cash flows during 1996. The Company concluded that the Year 2000 would impact its internal information technology ("IT") and non-information technology systems. In addition, the Company believes that the Year 2000 will impact its supplier chain environment. Beginning in 1996, and continuing since that time, the Company has designated a group of personnel, who work primarily for the Company's data-processing affiliate, Data-Tronics Corp. to manage the conversion process for its own internal systems, including purchased software, and to coordinate the conversion process for supplier chain environment systems and effects. A discussion of the status of each of these areas follows:

Internal IT and Non-IT Systems

Year 2000 conversions within the mainframe environment are in process. Mainframe environment conversions include the hardware and operating systems, customized applications, and purchased software. The Company has completed the Year 2000 conversion of its hardware and operating systems within its mainframe environment. Year 2000 conversions for customized applications within the mainframe environment included renovation and regression testing of 1 million lines of code, which has been completed. The Company will retain certain purchased software systems and replace certain purchased software systems. Installation of Year 2000 compliant versions of retained systems software was completed by

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Continued
--------------------------------------------------------------------------------


December 31, 1998. The Company is negotiating the replacement of certain purchased software packages for Year 2000 compliant software. Negotiations should be complete and the software replaced by March 31, 1999. The carrying value of software systems to be replaced for Year 2000 compliance is nominal.

Year 2000 conversions of the Company's desktop environment, which includes network hardware and operating systems software, as well as the networked PC hardware operating systems and applications inventory, are in process and should be completed by March 31, 1999.

The Company's embedded systems are those that are automated with embedded computerized microprocessor chips. The Company expects to complete all conversions of embedded systems by March 31, 1999.

External IT and Non-IT Systems

The Company is in the process of obtaining an inventory of critical exposure arising from the Company's suppliers. The Company's list of suppliers includes financial institutions, telecommunications providers, utility companies and insurance providers, as well as basic suppliers critical to the operations of the Company, such as new tire manufacturers and the Company's supplier of retread rubber. The Company has sent and is continuing to send questionnaires to suppliers considered to be significant to operations to determine their status with respect to Year 2000 issues. The Company is continually updating its list of critical exposures.

The Company does not have any single customer that would be material to the Company as a whole. However, the Company has some customers which, in the aggregate, are significant to the Company's operations and financial results. The Company is in the process of developing guidelines for surveying significant customers' readiness for Year 2000. The Company presently expects that the guidelines will be completed and customer contacts initiated by March 31, 1999. The information provided by significant customers with respect to their Year 2000 readiness will be considered in the development of the Company's contingency plan.

Year 2000 Costs

Personnel employed by the Company's data processing affiliate, Data-Tronics Corp., are performing Year 2000 conversions and evaluations of third-party systems. Since the beginning of the process, the Company estimates its expenditures at approximately $40,000. For the period of time since 1996, Year 2000 costs have been absorbed in the Company's normal operating expenses which are funded with internally-generated funds and the Company's revolving credit facility. The Company's cash flows have not been adversely impacted to a material degree by Year 2000 costs. Costs incurred through the current date for Year 2000 conversion represent 2% of the total 1999 forecasted data processing and programming costs.

The Company estimates that costs to be incurred from December 31, 1998 until the Year 2000 will total approximately $42,000. The Company expects to continue to expend these costs in normal operations and to fund them by utilizing internally-generated funds and the Company's revolving credit facility.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Continued
--------------------------------------------------------------------------------


It is management's conclusion that there have been no significant projects deferred as a result of Year 2000 efforts.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Continued
--------------------------------------------------------------------------------


Contingency Planning

The Company is in the process of developing an assessment of its most reasonably likely worst case Year 2000 scenario and its Year 2000 contingency plan. The responses the Company receives from suppliers and customers regarding their Year 2000 readiness will play a critical role in these determinations. The Company currently plans to have made an assessment of its most reasonably likely worst case Year 2000 scenario by March 31, 1999. This and other relevant information will be utilized to develop the Company's contingency plan. It is presently expected that the contingency plan will be developed by June 30, 1999.

Like virtually all other public and private companies, the Company's day-to-day business is dependent on telecommunications services, banking services and utility services provided by a large number of entities. At this time, the Company is not aware of any of these entities or of any significant supplier that has disclosed that it will not be Year 2000 compliant by January 1, 2000. However, many of these entities are, like the Company, still involved in the process of attempting to become Year 2000 compliant. The Company plans to attempt to obtain written assurance of Year 2000 compliance from all entities which management considers critical to operations of the Company. However, it is likely that some critical suppliers will not give written assurance as to Year 2000 compliance because of concerns as to legal liability.

Even where written assurance is provided by critical suppliers and a contingency plan is developed by the Company to deal with possible non-compliance by other critical suppliers, the Year 2000 conversion process will continue to create risk to the Company which is outside the control of the Company. There can be no assurance that a major Year 2000 disruption will not occur in a critical supplier which will have an impact on the Company that could be material.

NEW ACCOUNTING PRONOUNCEMENTS

Comprehensive Income: In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement No. 130, Reporting Comprehensive Income. The Statement requires the classification of components of other comprehensive income by their nature in a financial statement and display of the accumulated balance of other comprehensive income separately from retained earnings and additional paid in capital in the financial statements. The Company adopted FASB Statement No. 130 on January 1, 1998. For 1998, this statement had no impact on the Company's financial statements since there are no items of other comprehensive income.

Segment Reporting: In June 1997, the FASB issued Statement No. 131, Disclosures about Segments of an Enterprise and Related Information. The Statement provided new requirements for reporting of segment information in annual financial statements and also mandated reporting selected segment information in interim financial reports to shareholders. The Statement superseded FASB Statement No. 14 on segments. Management of the Company evaluated the requirements of Statement No. 131 and concluded that the Company operates in one business segment. Accordingly, this statement had no impact on the Company's financial statements.

Pensions and Other Postretirement Benefits: In February 1998, the FASB issued Statement No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits. The Statement revises employers' disclosures about pensions and other postretirement plans without changing

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Continued
--------------------------------------------------------------------------------


the measurement or recognition of those plans. The Company adopted FASB Statement No. 132 in 1998.

Accounting for the Costs of Computer Software: In March 1998, the Accounting Standards Executive Committee of the American Institute of CPA's ("AcSEC") issued Statement of Position ("SOP") 98-1, Accounting for Costs of Computer Software Developed For or Obtained For Internal Use. Under the SOP, qualifying computer costs incurred during the "application development stage" are required to be capitalized and amortized to income over the software's estimated useful life. The SOP will be effective for the Company on January 1, 1999. The SOP will result in capitalization of costs related to internal computer software development. All such costs are currently expensed. The amount of costs capitalized within any period will be dependent on the nature of software development activities and projects in that period.

Accounting for the Costs of Start-Up Activities: In April 1998, the Accounting Standards Executive Committee of the American Institute of CPA's ("AcSEC") issued Statement of Position 98-5, Reporting on the Costs of Start-Up Activities. Under the SOP, certain costs associated with start-up activities are required to be expensed as incurred. The SOP will be effective for the Company on January 1, 1999. The Company has historically expensed start-up costs. Accordingly, the Company does not anticipate the adoption of this SOP to have a material impact on the Company's financial statements.

Derivative Instruments and Hedging Activities: In June 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. The Statement addresses the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. The Statement will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If a derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will either be offset against the change in fair value of the hedged asset, liability, or firm commitment through earnings, or recognized in other comprehensive income until the hedged item is recognized in earnings. The Statement is effective for the Company in 2000. The Company is evaluating the impact the Statement will have on its financial statements and related disclosures.

FORWARD LOOKING STATEMENTS

The foregoing management discussion contains forward-looking statements that are based on current expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from current expectations due to a number of factors, including general economic conditions; competitive initiatives and pricing pressures; availability and cost of capital; shifts in market demand; weather conditions; government regulations; the performance and needs of industries served by Treadco; actual future costs of operating expenses such as the price of oil; self-insurance claims and employee wages and benefits; the timing and amount of capital expenditures; and the accuracy of assessments and estimates relating to Year 2000 issues.

ITEM 7A. MARKET RISK

The Company has no material market risk exposure for the periods ended December 31, 1998 or 1997.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The response to this Item is submitted in a separate section of this report.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

The Board is divided into three classes of directorships, with directors in each class serving staggered three-year terms. At each annual meeting of stockholders, the terms of directors in one of the three classes expire. At that annual meeting of stockholders, directors are elected in a class to succeed the directors whose terms expire, the terms of the directors so elected to expire at the third annual meeting of stockholders thereafter. Pursuant to the Company's Certificate of Incorporation, the Board has fixed the number of directorships at six.

DIRECTORS OF THE COMPANY

The following information relates to the members of the Company's Board of Directors.

------------------------------------------------------------------------------------------------------------------------------------
NAME                                      AGE                                   BUSINESS EXPERIENCE
------------------------------------------------------------------------------------------------------------------------------------
CLASS I -- TERM EXPIRES MAY 2001

Robert A. Young III...................    58        Mr. Young has been Chairman of the Board of Directors of the Company since it was formed in June 1991. Mr. Young served as the Company's Chief Executive
                                                    Officer from June 1991 through October 1995. Mr. Young has been Chief Executive
                                                    Officer of Arkansas Best Corporation ("ABC") since August 1988, President since
                                                    1973 and was Chief Operating Officer of ABC from 1973 to 1988. Mr. Young has been a Director of ABC since 1970. Mr. Young also is a Director of Mosler, Inc.



John H. Morris........................    55        Mr. Morris has been a Director of the Company since it was formed in June 1991, and a Director of ABC since July 1988. Mr. Morris currently serves as
                                                    Co-chairman of Stonecreek Capital. Mr. Morris is a Director of Outsourcing
                                                    Services Group and a Director of Steelhorse Holdings, Inc. Mr. Morris served as a Managing Director of Kelso & Company, Inc. ("Kelso") from March 1989 to March
                                                    1992, was a General Partner from 1987 to March 1989, and prior to 1987 was a
                                                    Vice President. Prior to 1985, Mr. Morris was President of LBO Capital Corp. In
                                                    February 1997, Merchant's Transportation & Logistics Company, and its
                                                    subsidiaries, filed petitions under Chapter 11 of the federal bankruptcy laws.
                                                    Mr. Morris served as a Director of such entities through January 1997 and briefly served as the President of such entities for about a two-week period in
                                                    November 1995 before these entities became operating companies.

------------------------------------------------------------------------------------------------------------------------------------
NAME                                      AGE                                   BUSINESS EXPERIENCE
------------------------------------------------------------------------------------------------------------------------------------
CLASS II -- TERM EXPIRES MAY 1999

John R. Meyers........................    51        Mr. Meyers was appointed the Company's President-Chief Executive Officer in
                                                    October 1995. Mr. Meyers served as Treasurer of the Company from June 1991 through October 1995. From 1979 through 1995 Mr. Meyers served as Vice
                                                    President-Treasurer of Arkansas Best Corporation.

Nicolas M. Georgitsis.................    63        Mr. Georgitsis has been a Director of the Company since it was formed in June
                                                    1991. Mr. Georgitsis has been an independent consultant since January 1991. From
                                                    February 1986 to January 1991, Mr. Georgitsis was Senior Vice President of
                                                    American Standard Inc. in charge of Transportation Products. Mr. Georgitsis is a
                                                    Director of Mosler, Inc., and member of the Operating Board of Trust Company of the West (Latin America Fund).

CLASS III -- TERM EXPIRES MAY 2000

William A. Marquard ..................    79        Mr. Marquard has been a Director of the Company since it was formed in June
                                                    1991. Mr. Marquard has been Chairman of the Board and a Director of ABC since
                                                    November 1988. In April 1992, Mr. Marquard was elected as a Director and Vice
                                                    Chairman of the Board of Kelso. From 1971 to 1983, Mr. Marquard was President
                                                    and Chief Executive Officer of American Standard Inc. and from 1979 to 1985, he was Chairman of the Board of American Standard Inc. Mr. Marquard resumed his position as Chairman of the Board of American Standard Inc. in February 1989
                                                    until March 31, 1992, when he was named Chairman Emeritus. Mr. Marquard also became Chairman of the Board of ASI Holding Corporation in February 1989 until
                                                    March 31, 1992, when he was named Chairman Emeritus. Mr. Marquard is a Director of Mosler, Inc., Earle M. Jorgensen Co., and EarthShell Container Corporation.

Robert B. Gilbert.....................    74        Mr. Gilbert has been a Director of the Company since December 1991. From April
                                                    1985 to February 1991, Mr. Gilbert was President and Chief Executive Officer of
                                                    Rheem Manufacturing Co. Since his February 1991 retirement, Mr. Gilbert has been an independent consultant.

BOARD OF DIRECTORS AND COMMITTEES

The business of the Company is managed under the direction of the Board of Directors. The Board meets on a regularly scheduled basis four times a year to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings when Board action is required between scheduled meetings. The Board met four times during 1998. During 1998, each member of the Board participated in at least 75% of all Board and applicable committee meetings held during the period for which he was a Director.

The Board has established Audit, Executive Compensation and Development, and Stock Option committees to assist it in the discharge of its responsibilities. The functions of those committees, their current members and the number of meetings held during 1998 are described

--------------------------------------------------------------------------------


below. The Board does not have a committee for nomination of directors. The Board nominates candidates for director.

Audit Committee. The Audit Committee recommends to the Board the appointment of the firm selected to be independent public accountants for the Company and monitors the performance of such firm; reviews and approves the scope of the annual audit and quarterly reviews and evaluates with the independent public accountants the Company's annual audit and annual consolidated financial statements; reviews with management the status of internal accounting controls; and evaluates problem areas having a potential financial impact on the Company which may be brought to its attention by management, the independent public accountants or the Board. Messrs. Gilbert and Georgitsis currently are members of the Audit Committee. The Audit Committee met two times during 1998.

Executive Compensation and Development Committee. The Executive Compensation and Development Committee is responsible for reviewing executive management's performance and for determining appropriate compensation. Messrs. Marquard, Georgitsis and Gilbert currently are members of the Executive Compensation and Development Committee. The Executive Compensation and Development Committee met two times in 1998.

Stock Option Committee. The Stock Option Committee administers the Company's Incentive Stock Option Plan. The Stock Option Committee has the power to determine from time to time the individuals to whom options shall be granted, the number of shares granted, and the time or times at which options shall be granted. Messrs. Georgitsis and Gilbert currently are members of the Stock Option Committee. The Stock Option Committee met once during 1998.

--------------------------------------------------------------------------------


EXECUTIVE OFFICERS OF THE COMPANY

The following table sets forth the name, age, principal occupation and business experience during the last five years of each of the current executive officers of the Company. The executive officers serve at the pleasure of the Board. For information regarding ownership of the Common Stock by the executive officers of the Company, see "PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP." There are no family relationships among directors and executive officers of the Company.

------------------------------------------------------------------------------------------------------------------------------------
NAME                                  AGE                                      BUSINESS EXPERIENCE
-----------------------------------------------------------------------------------------------------------------------------------
John R. Meyers ................       51            See previous description.
President -
Chief Executive Officer

Daniel V. Evans................       51            Mr. Evans has served as Executive Vice President-Chief Operating Officer since
Executive Vice President -                          October 1995, and served as Vice President-Administration of the Company from
Chief Operating Officer                             June 1991 through October 1995. Mr. Evans served as Vice
                                                    President-Administration of ABC-Treadco, Inc. from 1989 to 1991, and served as
                                                    Director of Administration from 1977 to 1989.

David E. Loeffler..............       52            Mr. Loeffler was appointed Vice President - Chief Financial Officer and
Vice President -                                    Treasurer of the Company and Arkansas Best Corporation ("ABC") in April, 1997.
Chief Financial Officer                             From December 1995 to April 1997, he was Vice President-Treasurer of ABC. From
 and Treasurer                                      1992 to 1995, Mr. Loeffler was a private investor and in investment management.
                                                    From 1983 to 1992 he was Senior Vice President - Finance and Administration and
                                                    Chief Financial Officer for Yellow Freight System, Inc.

Richard F. Cooper..............       47            Mr. Cooper has served as Secretary of the Company since it was formed in June
Secretary                                           1991. Mr. Cooper has been Vice President-Administration since 1995, Vice
                                                    President-Risk Management from 1991 to 1995, Secretary since 1987, and Vice
                                                    President-General Counsel since 1986 for Arkansas Best Corporation.

J. Lavon Morton ...............       48            Mr. Morton was appointed Vice President-Financial Reporting of the Company and
Vice President -                                    of Arkansas Best Corporation ("ABC") in May 1997. Mr. Morton joined ABC as
Financial Reporting                                 Assistant Treasurer in December 1996. From October 1984 until November 1996, Mr.
                                                    Morton was a Partner in Ernst & Young LLP. From 1972 until 1984, Mr. Morton was employed by Ernst & Young LLP. Mr. Morton is a Certified Public Accountant.

--------------------------------------------------------------------------------


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company's executive officers, directors, and persons who own more than 10% of a registered class of the Company's equity securities are required to file, under the Securities Exchange Act of 1934, reports of ownership and changes of ownership with the Securities and Exchange Commission.

Based solely on information provided to the Company, the Company believes that during the preceding year its executive officers, directors, and 10% stockholders have complied with all applicable filing requirements.


ITEM 11. EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

The following table sets forth information regarding compensation paid during each of the Company's last three fiscal years to the Company's Chief Executive Officer and the Company's other executive officer who earned in excess of $100,000, based on salary and bonus earned during 1998.


                                            SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM COMPENSATION
                                                                          --------------------------------
                                          ANNUAL COMPENSATION                     AWARDS           PAYOUTS
                                ---------------------------------------   ----------------------   -------
             (a)                 (b)      (c)        (d)       (e)           (f)          (g)        (h)          (i)
------------------------------  ----   --------   -------- ------------   ----------  ----------   -------    ------------
                                                                                      SECURITIES
             NAME                                              OTHER      RESTRICTED  UNDERLYING
             AND                                              ANNUAL         STOCK     OPTIONS/      LTIP      ALL OTHER
          PRINCIPAL                     SALARY     BONUS   COMPENSATION    AWARD(S)      SARS      PAYOUTS    COMPENSATION
           POSITION             YEAR     ($)       ($)(1)       ($)         ($)(2)      (#)(3)       ($)         ($)(4)
------------------------------  ----   --------   -------- ------------   ----------  ----------   -------    ------------
John R. Meyers ...............  1998   $220,000   $ 82,175    $     -      $ 5,771      15,000      $    -       $4,003
President-Chief                 1997   $200,000          -          -            -           -           -        2,000
Executive Officer               1996   $200,000          -          -            -      30,000           -        2,004

Daniel V. Evans...............  1998   $165,000   $ 41,450    $     -      $ 2,889       5,000      $    -       $3,025
Executive Vice President-       1997   $150,000          -          -            -           -           -        1,625
Chief Operating Officer         1996   $150,000          -          -            -      35,000           -        2,740



(1) Reflects bonus earned during the fiscal year. Bonuses are normally paid during the next fiscal year.

(2) Reflects value of performance units awarded, based on Company's Common Stock trading price of $6.75 per share on December 31, 1998.

(3) Lists options to acquire shares of the Company's Common Stock. Includes 15,000 options for Mr. Evans repriced on October 24, 1996 to $10 per option. The options were originally priced at $11.25 to $15.75.

(4)  "All Other Compensation" includes the following for Messrs. Meyers and
     Evans: (i) Company matching of contributions to the Company's Employees Investment Plan of $4,033 and $3,025 for each named executive, respectively.

--------------------------------------------------------------------------------


OPTION GRANTS DURING 1998 FISCAL YEAR

The following table provides information related to options granted to the named executive officers during 1998.

                                             OPTIONS/SAR GRANTS TABLE
                                                                                                  POTENTIAL REALIZABLE
                                                                                                     VALUE AT ASSUMED
                                                                                                  ANNUAL RATE OF STOCK
                                                                                                   PRICE APPRECIATION
                             INDIVIDUAL GRANTS                                                     FOR OPTION TERM (1)
------------------------------------------------------------------------------------------------------------------------
(a)                             (b)                (c)              (d)             (e)            (f)             (g)
                              NUMBER OF
                             SECURITIES        % OF TOTAL
                             UNDERLYING       OPTIONS/SARS       EXERCISE
                            OPTIONS/SARS       GRANTED TO         OR BASE
                               GRANTED        EMPLOYEES IN         PRICE        EXPIRATION
     NAME                   (#)(2)(3)(4)       FISCAL YEAR       ($/SH)(5)         DATE           5%($)          10%($)
---------------             ------------      ------------       ---------      ----------       -------        --------
John R. Meyers                 15,000             75.0%           $8.000          01/26/08       $63,750        $161,400
Daniel V. Evans                 5,000             25.0%            8.000          01/26/08        21,250          53,800

(1) The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Company's Common Stock over the term of the options. These numbers do not take into account provisions of certain options providing for termination of the option following termination of employment, nontransferability or vesting over periods of up to five years.

(2) Options granted in 1998 are exercisable starting 12 months after the grant date, with 20% of the shares covered thereby becoming exercisable at that time and with an additional 20% of the option shares becoming exercisable on each successive anniversary date, with full vesting occurring on the fifth anniversary date.

(3) The options were granted for a term of 10 years, subject to earlier termination in certain events related to termination of employment.

(4) In the event of a change in control, the Stock Option Plan permits the Committee to accelerate vesting and to enable an employee to "put" the excess of the fair market value over the exercise price of the options to the Company.

(5) The Stock Option Plan permits the exercise of options by delivery of shares of Common Stock owned by the optionee in lieu of or in addition to cash or by financing made available by the Company.

OPTIONS/SAR EXERCISES AND HOLDINGS

The following table provides information related to options exercised by the named executive officers during the 1998 fiscal year and the number and value of options held at fiscal year end. The Company does not have any outstanding stock appreciation rights.

                               AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR
                                    AND FISCAL YEAR-END OPTION/SAR VALUE TABLE

                            SHARES                           NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                           ACQUIRED          VALUE      UNDERLYING UNEXERCISED OPTIONS/       IN-THE-MONEY OPTIONS/SARS
                          ON EXERCISE      REALIZED       SARS AT FISCAL YEAR-END (#)         AT FISCAL YEAR-END ($)(1)
    NAME                      (#)             ($)      EXERCISABLE        UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
---------------           -----------      --------    -----------        -------------     -----------    -------------
John R. Meyers                 -               -         12,000               33,000          $   -            $   -
Daniel V. Evans                -               -         23,000               17,000              -                -

--------------------------------------------------------------------------------


(1) The closing price for the Company's Common Stock as reported by the Nasdaq Stock Market on December 31, 1998 was $6.75. Value is calculated on the basis of the difference between the option exercise price and $6.75 multiplied by the number of shares of Common Stock underlying the option.

RETIREMENT AND SAVINGS PLANS

The Company maintains a retirement plan that generally provides fixed benefits payable in lump sum form upon retirement at age 65. Benefits also may be paid in the form of an annuity at the participant's election. Credited years of service for each of the individuals named in the "EXECUTIVE COMPENSATION - SUMMARY COMPENSATION TABLE" are: Mr. Meyers, 3 years; Mr. Evans, 27 years. Benefits are based upon a participant's number of years of service with the Company and on a participant's average total earnings (exclusive of extraordinary remuneration and expense allowances and subject to the annual Code limitation after 1993 of $150,000 as adjusted to reflect cost of living increases) during any five consecutive calendar years during the participant's employment with the Company since 1980, which will give the participant the highest average annual earnings.

The following table illustrates the total estimated lump sum benefit payable from the retirement plan upon retirement at age 65 to persons in the specified compensation and years-of-service classifications. Benefits listed in the table are not subject to deductions for Social Security or other offset amounts. Participants also are entitled to receive income from employee contributions, if any, plus 7 1/2% interest in addition to the amounts shown.

                               PENSION PLAN TABLE

-------------------------------------------------------------------------------------------------------
      HIGHEST
     FIVE YEAR
      AVERAGE                                               YEARS OF SERVICE
   COMPENSATION                          15           20            25            30            35
   ------------                      ---------    ---------     ---------     ---------     ---------
   $   125,000  ..................   $ 159,375    $ 212,500     $ 265,625     $ 318,750     $ 371,875
       150,000  ..................     191,250      255,000       318,750       382,500       446,250
       175,000  ..................     204,000      272,000       340,000       408,000       476,000
       200,000  ..................     204,000      272,000       340,000       408,000       476,000
       225,000  ..................     204,000      272,000       340,000       408,000       476,000
       250,000  ..................     204,000      272,000       340,000       408,000       476,000
       300,000  ..................     204,000      272,000       340,000       408,000       476,000
--------------------------------------------------------------------------------------------------------

The Company has agreed to provide reimbursement for otherwise unreimbursed medical expenses to Mr. Meyers and Mr. Evans. These benefits are presently covered by an insurance program and commence upon the employee's retirement at age 60 or older from the Company and continue for the life of the employee (and spouse or other eligible dependents).

COMPENSATION OF DIRECTORS

Messrs. Young and Meyers receive no compensation for services as a Director or committee member. Non-employee directors receive a $25,000 annual retainer, $1,000 for each Board meeting attended, and $500 for each committee meeting attended, if the committee meeting is held other than in conjunction with a Board meeting.

--------------------------------------------------------------------------------


EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN
CHANGE-IN-CONTROL ARRANGEMENTS

Pursuant to the Company's 1995 Performance Award Program, the Company has entered into Unit Award Agreements with Mr. Meyers and Mr. Evans. The Agreements provide that upon a change in control of ownership of the Company, as defined in the Agreements, all unvested units immediately vest with unit award payments to be made to the recipient at the expiration of the award period, unless the Stock Option Committee determines to purchase the units at the date of the change in control or take other action to maintain and protect the rights of the recipient.

The Company's Stock Option Agreements with Messrs. Meyers and Evans provide that in the event of a change in control of ownership of the Company, as defined in the Agreement, all unvested options immediately vest.


ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP

The following table sets forth certain information concerning beneficial ownership of the Company's Common Stock as of March 10, 1999, by (i) each person who is known by the Company to own beneficially more than five percent (5%) of the outstanding shares of Common Stock, (ii) each director and named executive officer of the Company and (iii) all directors and executive officers as a group.

------------------------------------------------------------------------------------------
                                                                SHARES       PERCENTAGE
                                                             BENEFICIALLY     OF SHARES
                                                                 OWNED       OUTSTANDING
                                                             ------------    -----------

(i)  NAME / ADDRESS
Arkansas Best Corporation ("ABC") (1)(4)(7).............       2,497,200           48.0%
3801 Old Greenwood Road
Fort Smith, AR 72903

Shapiro Capital Management Co., Inc. (2)(7).............       1,132,775           21.77%
3060 Peachtree Road
Atlanta, GA  30305

Franklin Resources, Inc. ...............................         329,000            6.32%
777 Mariners Island Blvd, 6th Floor
San Mateo, CA  94404

Dimensional Fund Advisors Inc. (3)......................         309,092            5.94%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401


(ii)  NAME                                                POSITION

William A. Marquard (5) .................      Director                                   27,000                   *
Robert A. Young III (4)(5)...............      Director                                2,517,200                  48.4%
John H. Morris (5).......................      Director                                   17,000                   *
Robert B. Gilbert (5)....................      Director                                   18,000                   *
Nicolas M. Georgitsis (5)................      Director                                   22,000                   *
John R. Meyers (5).......................      Director/President/CEO                     25,500                   *

--------------------------------------------------------------------------------


Daniel V. Evans (5) .....................      Executive Vice President/COO               30,279                   *

(iii)  All Directors and Executive Officers as a Group (10 total) .............        2,657,979                  51.1%

------------------
*Less than 1%

     (1) ABC's shares of the Company are subject to a pledge of assets to Societe Generale, Southwest Agency, as Agent, under ABC's Credit Agreement. Such arrangement, in the event of an uncured event of default under ABC's Credit Agreement, could result at a subsequent date in a change of control of the

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
         -- Continued
--------------------------------------------------------------------------------


          Company. ABC is not currently in default under its Credit Agreement and does not expect such a default to occur.

     (2) According to the most recent Schedule 13G it has provided to the Company, Shapiro Capital Management Co., Inc. is an investment adviser registered under the Investment Advisers Act of 1940. Shapiro Capital Management Co., Inc. has the following voting and investment powers with respect to such shares: (a) sole voting power, 1,132,775; (b) shared voting power, not applicable; (c) sole investment power, 1,132,775; (d) shared investment power, not applicable.

     (3) According to the most recent Schedule 13G it has provided to the Company, Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 309,092 shares of Company Common Stock, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

     (4) Mr. Young directly owns 10,000 shares of Company Common Stock. Mr. Young beneficially owns 2,216,908 shares, or 11.3%, of ABC's voting common stock. Under federal securities law since Mr. Young is deemed to be a controlling person of ABC, Mr. Young may be deemed to beneficially own all 2,497,200 shares of Company Common Stock owned by ABC, which shares are included as beneficially owned by him. Mr. Young's business address is 3801 Old Greenwood Road, Fort Smith, AR 72903.

     (5) Includes stock option shares of Common Stock which are vested and will vest within 60 days of the record date as follows: Messrs. Marquard, 17,000 vested shares; Morris, 17,000 vested shares; Gilbert, 18,000 vested shares; Georgitsis, 18,000 vested shares; Young, 10,000 vested shares; Evans, 28,000 vested shares; and Meyers, 21,000 vested shares.

     (6) The denominator for all percentages include the number of beneficially owned stock options of the Director and Executive Officer Group.

     (7) According to its most recent Schedule 13D, by letter agreement Shapiro Capital Management Company, Inc., has granted ABC its proxy to vote Shapiro's Company shares under certain circumstances, therefore the number of Company shares owned by Shapiro are deemed to be beneficially owned by ABC.


ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transition Services Agreement. The Company is a party to a Transition Services Agreement with ABC whereby ABC provides services in the areas of accounting, data processing, financial, legal, tax, cash management, human resources, and risk management activities. The Transition Services Agreement is effective indefinitely, unless terminated by either party on 90 days' notice. The Agreement requires the Company to pay a service fee for these services based on the value and cost of services provided. Certain other expenses, primarily data processing and programming services, are charged to the Company based on their actual cost to ABC. Total fees charged to the Company under this agreement were as follows:

----------------------------------------------------------------------------------
                                         1998             1997             1996
                                     -----------      -----------      -----------
     Service fee.................... $ 1,342,800      $ 1,400,021      $ 1,543,829
     Data processing services ......   1,361,646        1,225,298        1,018,213
                                     -----------      -----------      -----------
                                     $ 2,704,446      $ 2,625,319      $ 2,562,042
                                     ===========      ===========      ===========

--------------------------------------------------------------------------------


Tire Asset Transfer Agreements. Effective as of July 1, 1991, in connection with the separation of the Company's assets from ABC-Treadco, Inc. (a wholly owned subsidiary of ABC), the Company assumed all obligations and liabilities (including contingent liabilities) relating to its business formerly operated by ABC-Treadco, Inc. or otherwise associated with its business assets, and agreed to indemnify and hold ABC-Treadco, Inc. harmless from all obligations and liabilities relating to the operations of its business prior to such date. In turn, ABC-Treadco, Inc. has agreed to indemnify and hold the Company harmless from all obligations and liabilities (including contingent liabilities) not relating to the Company's business.

Taxes. Effective as of July 1, 1991, ABC, ABC-Treadco, Inc. and the Company entered into an agreement to indemnify each other against certain tax liabilities and to allocate among them tax deficiencies and refunds, if any, arising with respect to periods prior to September 12, 1991.

Registration Rights. Pursuant to the terms of a Registration Rights Agreement dated as of July 1, 1991, the Company has agreed that upon the request of ABC, the Company will register, on up to two occasions, the sale of Company Common Stock owned by ABC or its affiliates that ABC requests be registered under the Securities Act of 1933, as amended, and applicable state securities laws. The Company's obligation is subject to certain limitations relating to the timing and size of registrations and other similar matters. The Company also is obligated to offer ABC the right to include shares of Common Stock owned by it or its affiliates in certain registration statements filed by the Company. The Company will indemnify ABC and its officers, directors and controlling persons for securities law liabilities in connection with any such offering, other than liabilities resulting from information furnished in writing by ABC. The Company is obligated to pay all expenses incidental to such registration, excluding underwriters' discounts and commissions.

Other Arrangements. Affiliates of ABC paid the Company $2.2 million, $2.4 million and $2.5 million, for new and retread tires in 1998, 1997 and 1996, respectively.

In November 1998, the Company purchased from ABC an office building for use as the Company's headquarters. As consideration, the Company transferred its present headquarters building to ABC, along with a cash payment of $500,000. In the opinion of management of the Company, the transaction values were fair to the Company.

                                     PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K.

(a)(1)  FINANCIAL STATEMENTS
        The response to this portion of Item 14 is submitted as a separate section of this report.

(a)(2)  FINANCIAL STATEMENT SCHEDULES
        The response to this portion of Item 14 is submitted as a separate section of this report.

(a)(3)  EXHIBITS
        The exhibits filed with this report are listed in the Exhibit Index which is submitted as a separate section of this report.

(b)     There were no reports filed on Form 8-K during the last quarter of 1998.

(c)     See Item 14 (a)(3) above.

(d)     FINANCIAL STATEMENT SCHEDULES
        The response to this portion of Item 14 is submitted as a separate section of this report.

                                   SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                  TREADCO, INC.



                                  By:   /s/ David E. Loeffler
                                        ----------------------------------------
                                        David E. Loeffler
                                        Vice President - Chief Financial Officer
                                        and Treasurer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

        Signature                              Title                                       Date
        ---------                              -----                                       ----
/s/ Robert A. Young, III         Chairman of the Board                              March 17, 1999
-----------------------------                                                   -----------------------
Robert A. Young, III

/s/ John R. Meyers               President and Chief Executive Officer              March 16, 1999
-----------------------------    (Principal Executive Officer)                  -----------------------
John R. Meyers

/s/ David E. Loeffler            Vice President - Chief Financial Officer           March 16, 1999
-----------------------------    And Treasurer                                  -----------------------
David E. Loeffler                (Principal Financial and Accounting Officer)

/s/ Nicolas M. Georgitsis        Director                                           March 17, 1999
-----------------------------                                                   -----------------------
Nicolas M. Georgitsis

/s/ Robert B. Gilbert            Director                                           March 16, 1999
-----------------------------                                                   -----------------------
Robert B. Gilbert

/s/ William A. Marquard          Director                                           March 16, 1999
-----------------------------                                                   -----------------------
William A. Marquard

/s/ John H. Morris               Director                                           March 16, 1999
-----------------------------                                                   -----------------------
John H. Morris

                           ANNUAL REPORT ON FORM 10-K
                  ITEM 8, ITEM 14 (a) (1) AND (2), (c) AND (d)
          LIST OF FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE
                   FINANCIAL STATEMENTS AND SUPPLEMENTAL DATA
                                CERTAIN EXHIBITS
                          FINANCIAL STATEMENT SCHEDULE
                          YEAR ENDED DECEMBER 31, 1998
                                  TREADCO, INC.
                              FORT SMITH, ARKANSAS

                   FORM 10-K -- ITEM 8, ITEM 14 (a)(1) AND (2)
         LIST OF FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES
                                  TREADCO, INC.


The following financial statements of Treadco, Inc. are included in Item 8:

     BALANCE SHEETS -- December 31, 1998 and 1997

     STATEMENTS OF OPERATIONS -- Years ended December 31, 1998, 1997, and 1996

     STATEMENTS OF STOCKHOLDERS' EQUITY -- Years ended December 31, 1998, 1997, and 1996

     STATEMENTS OF CASH FLOWS -- Years ended December 31, 1998, 1997, and 1996

The consolidated financial statement schedule of Treadco, Inc. is included in
Item 14(d):

     SCHEDULE II -- Valuation and Qualifying Accounts

All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and, therefore, have been omitted.

                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



Stockholders and Board of Directors
Treadco, Inc.


We have audited the accompanying balance sheets of Treadco, Inc. as of December 31, 1998 and 1997, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. Our audits also included the financial statement schedule listed in the Index at Item 14(a). These financial statements and the schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Treadco, Inc. at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



                                                ERNST & YOUNG LLP


Little Rock, Arkansas
January 22, 1999, except for Note O
as to which the date is March 15, 1999

TREADCO, INC.
BALANCE SHEETS
--------------------------------------------------------------------------------

                                                                                                  DECEMBER 31
                                                                                             1998               1997
                                                                                       --------------      ---------------

ASSETS

CURRENT ASSETS
     Accounts receivable:
         Trade receivables, less allowances for doubtful accounts
         (1998 -- $1,326,226; 1997 -- $1,719,389)...............................       $   21,084,591      $    19,802,749
         Other (primarily national accounts and volume rebates) .................           6,085,814            5,734,366
     Due from affiliates ........................................................             104,000               90,305
     Inventories ................................................................          30,670,287           27,326,046
     Prepaid expenses ...........................................................             260,808                3,175
     Federal and state income taxes refundable ..................................                   -            1,221,681
     Deferred income taxes ......................................................           1,360,417            1,466,469
                                                                                       --------------      ---------------
         TOTAL CURRENT ASSETS ...................................................          59,565,917           55,644,791

PROPERTY, PLANT AND EQUIPMENT
     Land .......................................................................           5,084,410            4,000,877
     Structures .................................................................          16,369,622           13,273,823
     Retreading and other equipment .............................................          35,197,911           32,048,910
                                                                                       --------------      ---------------
                                                                                           56,651,943           49,323,610
     Less allowances for depreciation ...........................................         (22,338,592)         (17,994,542)
                                                                                       --------------      ---------------
                                                                                           34,313,351           31,329,068

OTHER ASSETS
     Goodwill, less amortization
      (1998 -- $4,370,795; 1997 -- $3,908,806) ..................................          12,232,164           12,694,153
     Noncompete agreements, less amortization
      (1998 -- $0; 1997 -- $1,132,082) ..........................................                   -              174,167
     Deferred income taxes ......................................................             145,526                    -
     Other ......................................................................           1,113,431              616,003
                                                                                       --------------      ---------------
                                                                                           13,491,121           13,484,323
                                                                                       --------------      ---------------
                                                                                       $  107,370,389      $   100,458,182
                                                                                       ==============      ===============

TREADCO, INC.
BALANCE SHEETS
--------------------------------------------------------------------------------

                                                                                                 DECEMBER 31
                                                                                           1998                1997
                                                                                       -------------       -------------

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
     Bank overdraft ............................................................       $   3,036,732       $     125,148
     Trade accounts payable ....................................................          17,905,325          17,144,202
     Due to affiliate ..........................................................             809,683             731,711
     Accrued salaries, wages and other expenses ................................           8,562,858           8,066,536
     Federal and state income taxes ............................................           3,033,597                --
     Current portion of long-term debt .........................................           2,544,645           2,304,691
                                                                                       -------------       -------------
         TOTAL CURRENT LIABILITIES .............................................          35,892,840          28,372,288

LONG-TERM DEBT, less current portion ...........................................           6,159,351          12,883,763

OTHER LIABILITIES ..............................................................             102,398              89,860

DEFERRED INCOME TAXES ..........................................................                --               277,703

STOCKHOLDERS' EQUITY
     Preferred stock, par value $.01 per share --
       authorized 2,000,000 shares; none issued ................................                --                  --
     Common stock, par value $.01 per share --
       authorized 18,000,000 shares; issued and
       outstanding 5,072,255 shares ............................................              50,723              50,723
     Additional paid-in capital ................................................          45,623,346          45,623,346
     Retained earnings .........................................................          19,541,731          13,160,499
     Accumulated other comprehensive income ....................................                --                  --
                                                                                       -------------       -------------
         TOTAL STOCKHOLDERS' EQUITY ............................................          65,215,800          58,834,568

COMMITMENTS AND CONTINGENCIES
                                                                                       -------------       -------------
                                                                                       $ 107,370,389       $ 100,458,182
                                                                                       =============       =============


The accompanying notes are an integral part of these financial statements.

TREADCO, INC.
STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------

                                                                                YEAR ENDED DECEMBER 31
                                                                   1998                1997                 1996
                                                              -------------        -------------        -------------
SALES
     Non-affiliates ...................................       $ 179,046,969        $ 158,912,429        $ 141,613,036
     Affiliates .......................................           2,246,239            2,363,782            2,541,091
                                                              -------------        -------------        -------------
                                                                181,293,208          161,276,211          144,154,127
COSTS AND EXPENSES
     Materials and cost of new tires ..................         118,223,620          109,821,411          103,751,776
     Salaries and wages ...............................          31,845,776           27,551,473           23,233,814
     Depreciation and amortization ....................           6,266,151            5,610,647            4,389,621
     Administrative and general .......................          22,465,951           20,801,826           17,961,604
                                                              -------------        -------------        -------------
                                                                178,801,498          163,785,357          149,336,815

OPERATING INCOME (LOSS) ...............................           2,491,710           (2,509,146)          (5,182,688)

OTHER INCOME
     Settlement of litigation .........................           9,124,227                 --                   --
     Interest income ..................................              39,479               43,682               26,252
     Gain on asset sales ..............................             447,734              276,570            1,298,215
     Other ............................................             131,511              290,649              129,265
                                                              -------------        -------------        -------------
                                                                  9,742,951              610,901            1,453,732

OTHER EXPENSES
     Interest .........................................           1,125,026            1,256,452              899,786
     Amortization of goodwill .........................             461,989              461,989              461,989
     Amortization of noncompete agreements ............             174,167              261,250              261,250
                                                              -------------        -------------        -------------
                                                                  1,761,182            1,979,691            1,623,025
                                                              -------------        -------------        -------------
INCOME (LOSS) BEFORE
 INCOME TAXES .........................................          10,473,479           (3,877,936)          (5,351,981)

FEDERAL AND STATE INCOME
 TAXES (CREDIT)
     Current ..........................................           4,409,424           (1,897,172)          (1,735,453)
     Deferred .........................................            (317,177)             523,612             (357,727)
                                                              -------------        -------------        -------------
                                                                  4,092,247           (1,373,560)          (2,093,180)
                                                              -------------        -------------        -------------

NET INCOME (LOSS) .....................................       $   6,381,232        $  (2,504,376)       $  (3,258,801)
                                                              =============        =============        =============

INCOME (LOSS) PER COMMON SHARE:
     Basic ............................................       $        1.26        $        (.49)       $        (.64)
                                                              =============        =============        =============
     Diluted ..........................................       $        1.25        $        (.49)       $        (.64)
                                                              =============        =============        =============

CASH DIVIDENDS PAID PER COMMON SHARE ..................       $       --           $         .12        $         .16
                                                              =============        =============        =============


The accompanying notes are an integral part of these financial statements.

TREADCO, INC.
STATEMENTS OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

                                                                                                               ACCUMULATED
                                                   COMMON STOCK              ADDITIONAL                           OTHER
                                                               PAR            PAID-IN            RETAINED     COMPREHENSIVE
                                               SHARES         VALUE            CAPITAL           EARNINGS         INCOME
                                             ---------       --------       ------------       -----------    -------------

Balances at January 1, 1996 .......          5,072,255       $ 50,723       $ 45,623,346       $ 20,343,907        $  --
     Net loss .....................               --             --                 --           (3,258,801)          --
     Cash dividends ...............               --             --                 --             (811,561)          --
                                             ---------       --------       ------------       ------------        -------

Balances at December 31, 1996 .....          5,072,255         50,723         45,623,346         16,273,545           --
     Net loss .....................               --             --                 --           (2,504,376)          --
     Cash dividends ...............               --             --                 --             (608,670)          --
                                             ---------       --------       ------------       ------------        -------

Balances at December 31, 1997 .....          5,072,255         50,723         45,623,346         13,160,499           --
     Net income ...................               --             --                 --            6,381,232           --
                                             ---------       --------       ------------       ------------        -------

Balances at December 31, 1998 .....          5,072,255       $ 50,723       $ 45,623,346       $ 19,541,731        $   --
                                             =========       ========       ============       ============        =======


The accompanying notes are an integral part of these financial statements.

TREADCO, INC.
STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                                YEAR ENDED DECEMBER 31
                                                                      1998               1997               1996
                                                                  ------------       ------------       ------------

OPERATING ACTIVITIES
     Net income (loss) .....................................      $  6,381,232       $ (2,504,376)      $ (3,258,801)
     Adjustments to reconcile net income (loss)
      to net cash provided by operating activities:
         Depreciation and amortization .....................         6,266,151          5,610,647          4,389,621
         Amortization of goodwill ..........................           461,989            461,989            461,989
         Amortization of noncompete agreements .............           174,167            261,250            261,250
         Provision for losses on accounts receivable .......         1,456,706          2,340,630          1,645,349
         Provision (credit) for deferred income taxes ......          (317,177)           523,612           (357,727)
         Gain on asset sales ...............................          (447,734)          (276,570)        (1,298,215)
         Changes in operating assets and liabilities:
           Receivables .....................................        (2,464,710)        (3,556,281)        (1,002,972)
           Inventories and prepaid expenses ................        (3,782,442)         2,870,139          3,004,523
           Federal and state income taxes refundable .......         1,221,681            404,254         (1,625,935)
           Other assets ....................................           155,772             (6,534)          (706,306)
           Trade accounts payable, accrued expenses
            and income taxes payable .......................         4,132,245          4,028,989          5,784,752
           Due to/from affiliates ..........................            64,277           (163,648)           575,135
           Other liabilities ...............................            12,538             18,171             17,323
                                                                  ------------       ------------       ------------
NET CASH PROVIDED BY
 OPERATING ACTIVITIES ......................................        13,314,695         10,012,272          7,889,986

INVESTING ACTIVITIES
     Purchases of plant facilities and other property
      and equipment ........................................       (10,577,501)        (2,015,325)       (11,433,665)
     Proceeds from asset sales .............................           656,546            856,129          3,048,387
     Acquisition of assets .................................        (1,275,759)              --                 --
                                                                  ------------       ------------       ------------
NET CASH USED IN INVESTING ACTIVITIES ......................       (11,196,714)        (1,159,196)        (8,385,278)

FINANCING ACTIVITIES
     Borrowings under revolving credit facility ............        53,825,000         33,885,000         36,635,000
     Payments under revolving credit facility ..............       (56,575,000)       (40,185,000)       (36,335,000)
     Principal payments on other long-term
      debt and capitalized lease obligations ...............        (2,279,565)        (2,085,358)          (597,244)
     Dividends paid ........................................              --             (608,670)          (811,561)
     Net increase in cash overdrafts .......................         2,911,584            125,148               --
                                                                  ------------       ------------       ------------
NET CASH USED IN
 FINANCING ACTIVITIES ......................................        (2,117,981)        (8,868,880)        (1,108,805)
                                                                  ------------       ------------       ------------

NET DECREASE IN CASH AND
 CASH EQUIVALENTS ..........................................              --              (15,804)        (1,604,097)
     Cash and cash equivalents at beginning of year ........              --               15,804          1,619,901
                                                                  ------------       ------------       ------------

CASH AND CASH EQUIVALENTS
 AT END OF YEAR ............................................      $       --         $       --         $     15,804
                                                                  ============       ============       ============


The accompanying notes are an integral part of these financial statements.

TREADCO, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1998
--------------------------------------------------------------------------------

NOTE A -- ORGANIZATION AND DESCRIPTION OF BUSINESS

Organization: Treadco, Inc. (the "Company") was organized in June 1991 as the successor to the truck tire retreading and new truck tire sales business previously conducted and developed by a wholly owned subsidiary of Arkansas Best Corporation ("ABC"). In September 1991, the Company completed an initial public offering of 2,500,000 shares of common stock. At December 31, 1998, ABC owned approximately 49% of the Company's outstanding shares.

In 1996, the Company entered into comprehensive, multi-year license agreements for the majority of its locations with Oliver Rubber Company ("Oliver"). Under the license agreements, Oliver will be a supplier of equipment and related materials for Treadco's truck tire precure retreading business. These license agreements require that the Company purchase from Oliver not less than 90% of all rubber materials within the license territory for a one-year period or until the Company has repaid all debt owed to Oliver. Prior to entering into the Oliver license agreements, the Company had similar agreements with Bandag Incorporated ("Bandag") which were terminated in 1996. As of December 31, 1995, $840,000 in costs was accrued to provide for the costs of removal of Bandag equipment which was required under the Bandag franchise agreements. The equipment was sold to Bandag in 1996 at its estimated fair market value, resulting in a gain of $1,034,372. The actual costs of equipment removal incurred in 1996 did not differ materially from the $840,000 estimated at December 31, 1995. The removal of Bandag equipment and the installation of Oliver equipment were completed in phases throughout the first three quarters of 1996 with approximately one-third of the Company's production facilities converted each quarter.

Business: The Company's operations include truck tire retreading and the sale of both retreaded and new truck tires, as well as related services.

NOTE B -- ACCOUNTING POLICIES

Cash and Cash Equivalents: Short-term investments having a maturity of ninety days or less when purchased are considered cash equivalents.

Claims Liabilities: The Company is self-insured up to certain limits for workers' compensation and certain property damage and liability claims. Provision has been made for the estimated retained liability for such claims, based on historical trends, claims frequency, severity and other factors.

Concentration of Credit Risk: The Company sells to customers primarily in a 15-state area within the South, Southwest, lower Midwest, and West. The Company's customers are primarily trucking companies or mid-sized companies that maintain their own in-house trucking operations. The Company performs ongoing credit evaluations of its customers and generally does not require collateral.

Compensation to Employees: Stock-based compensation to employees is accounted for based on the intrinsic value method under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25").

TREADCO, INC.
NOTES TO FINANCIAL STATEMENTS -- Continued
--------------------------------------------------------------------------------

Consolidation: In May 1997, the Company's wholly owned subsidiary, Trans-World Casings, Inc. was merged into the Company. Prior to that date, the financial statements included the accounts of the Company and Trans-World Casings, Inc. All significant intercompany accounts and transactions were eliminated in consolidation.

Derivative Financial Instruments: The Company had no derivatives outstanding at December 31, 1998 or 1997.

Goodwill: Excess cost over fair value of net assets acquired (goodwill) is amortized on a straight-line basis over 15 to 40 years. The carrying value of goodwill will be reviewed if the facts and circumstances suggest that it may be impaired. If this review indicates that goodwill will not be recoverable, as determined based on the undiscounted cash flows over the remaining amortization period, the Company's carrying value of the goodwill would be reduced by the estimated shortfall of cash flows. No reductions have been required.

Income Taxes: Deferred income taxes are accounted for under the liability method. Deferred income tax assets and liabilities reflect the effects of temporary differences arising from a 1988 purchase transaction and the timing of depreciation and cost recovery deductions and certain accrued expenses.

Inventories: Inventories are carried at the lower of cost (first-in, first-out method) or market.

Noncompete Agreements: Certain noncompete agreements were entered into in conjunction with a 1993 acquisition. These agreements were amortized over five-year terms and were fully amortized during 1998.

Property, Plant and Equipment: Purchases of property, plant and equipment are recorded at cost. For financial reporting purposes, the cost of such assets is depreciated principally by the straight-line method over the estimated useful life of the related asset ranging from 3 to 15 years. For tax reporting purposes, accelerated depreciation or cost recovery methods are used.

Interest on funds used to finance construction of significant additions to property and equipment is capitalized and amortized over the remaining life of the related asset. During 1998, $37,000 of interest was capitalized. No interest was capitalized during 1997 or 1996.

Reclassifications: Certain reclassifications have been made to the prior year financial statements to conform to the current year's presentation.

Revenue Recognition: Sales are recognized when goods are delivered or services performed.

Earnings (Loss) Per Share: The calculation of earnings (loss) per share is based on the weighted average number of common (basic earnings per share) or common equivalent shares outstanding (diluted earnings per share) during the applicable period.

TREADCO, INC.
NOTES TO FINANCIAL STATEMENTS -- Continued
--------------------------------------------------------------------------------

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Service Fees and Other Related Party Transactions: The Company is a party to a Transition Services Agreement with ABC whereby ABC provides services in the areas of accounting, data processing, financial, legal, tax, cash management, human resources, and risk management activities. The Transition Services Agreement is effective indefinitely, unless terminated by either party on 90 days' notice. The Agreement requires the Company to pay a service fee for these services based on the value and cost of services provided. Certain other expenses, primarily data processing and programming services, are charged to the Company based on their actual cost to ABC. Total fees charged to the Company under this agreement were as follows:

---------------------------------------------------------------------------------------------------------------
                                                                      1998             1997             1996
                                                                  -----------      -----------      -----------

     Service fee............................................      $ 1,342,800      $ 1,400,021      $ 1,543,829
     Data processing services ..............................        1,361,646        1,225,298        1,018,213
                                                                  -----------      -----------      -----------
                                                                  $ 2,704,446      $ 2,625,319      $ 2,562,042
                                                                  ===========      ===========      ===========

In November 1998, the Company purchased from ABC an office building for use as the Company's headquarters. As consideration, the Company transferred its present headquarters building to ABC, along with a cash payment of $500,000. In the opinion of management of the Company, the transaction values were fair to the Company.

NOTE C--RECENT ACCOUNTING PRONOUNCEMENTS

Comprehensive Income: In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement No. 130, Reporting Comprehensive Income. The Statement requires the classification of components of other comprehensive income by their nature in a financial statement and display of the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the financial statements. The Company adopted FASB Statement No. 130 on January 1, 1998. For 1998, this statement had no impact on the Company's financial statements since there are no items of other comprehensive income.

Segment Reporting: In June 1997, the FASB issued Statement No. 131, Disclosures about Segments of an Enterprise and Related Information. The Statement provided new requirements for reporting of segment information in annual financial statements and also mandated reporting selected segment information in interim financial reports to shareholders. The Statement superseded FASB Statement No. 14 on segments. Management of the Company evaluated the requirements of Statement No. 131 and concluded that the Company operates in one business segment. Accordingly, this statement had no impact on the Company's financial statements.

TREADCO, INC.
NOTES TO FINANCIAL STATEMENTS -- Continued
--------------------------------------------------------------------------------

Pensions and Other Postretirement Benefits: In February 1998, the FASB issued Statement No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits. The Statement revises employers' disclosures about pensions and other postretirement plans without changing the measurement or recognition of those plans. The Company adopted FASB Statement No. 132 in 1998.

Accounting for Costs of Computer Software: In March 1998, the Accounting Standards Executive Committee of the American Institute of CPA's ("AcSEC") issued Statement of Position ("SOP") 98-1, Accounting for Costs of Computer Software Developed For or Obtained For Internal Use. Under the SOP, qualifying computer costs incurred during the "application development stage" are required to be capitalized and amortized to income over the software's estimated useful life. The SOP will be effective for the Company on January 1, 1999. The SOP will result in capitalization of costs related to internal computer software development. All such costs are currently expensed. The amount of costs capitalized within any period will be dependent on the nature of software development activities and projects in that period.

Accounting for the Costs of Start-Up Activities: In April 1998, the AcSEC issued Statement of Position 98-5, Reporting on the Costs of Start-Up Activities. Under the SOP, certain costs associated with start-up activities are required to be expensed as incurred. The SOP will be effective for the Company on January 1, 1999. The Company has historically expensed start-up costs, accordingly, the Company does not anticipate the adoption of this SOP to have a material impact on the Company's financial statements.

Derivative Instruments and Hedging Activities: In June 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. The Statement addresses the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. The Statement will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If a derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will either be offset against the change in fair value of the hedged asset, liability, or firm commitment through earnings, or recognized in other comprehensive income until the hedged item is recognized in earnings. The Statement is effective for the Company in 2000. The Company is evaluating the impact the Statement will have on its financial statements and related disclosures.

NOTE D--INVENTORIES

------------------------------------------------------------------------------------------------------------------
                                                                                             DECEMBER 31
                                                                                        1998              1997
                                                                                    ------------      ------------

New tires and finished retreaded tires..........................................    $ 25,523,111      $ 22,391,595
Materials and supplies..........................................................       5,147,176         4,934,451
                                                                                    ------------      ------------
                                                                                    $ 30,670,287      $ 27,326,046
                                                                                    ============      ============

TREADCO, INC.
NOTES TO FINANCIAL STATEMENTS -- Continued
--------------------------------------------------------------------------------

NOTE E -- LONG-TERM DEBT

---------------------------------------------------------------------------------------------------------------------
                                                                                               DECEMBER 31
                                                                                        1998                  1997
                                                                                    -----------          ------------

Credit Agreement (1)............................................................    $ 1,250,000          $  4,000,000
Notes payable (2) ..............................................................      3,225,780             6,115,683
Capital lease obligations (3) ..................................................      4,228,216             5,072,771
                                                                                    -----------          ------------
                                                                                      8,703,996            15,188,454
Less current portion............................................................      2,544,645             2,304,691
                                                                                    -----------          ------------
                                                                                    $ 6,159,351          $ 12,883,763
                                                                                    ===========          ============


(1) The Company is a party to a revolving credit facility with Societe Generale, Southwest Agency (the "Credit Agreement") providing for borrowings of up to the lesser of $20 million or the applicable borrowing base. The Company's borrowing base under the Credit Agreement is equal to 80% of its eligible accounts receivable and 50% of its tire casings, new tires and finished retreads inventories. At December 31, 1998, the borrowing base was $30.6 million. The Credit Agreement expires in September 2001 unless renewed or extended. At December 31, 1998, the weighted average interest rate on advances under the Credit Agreement was 7.1%. The Company pays a commitment fee on the unused portion of the Credit Agreement at variable rates determined under the Credit Agreement. At December 31, 1998, the commitment fee was .375%. The Credit Agreement contains various covenants which limit, among other things, dividends, disposition of receivables, indebtedness and investments, as well as requiring the Company to meet certain financial tests. The Company was in compliance with the covenants at December 31, 1998.

(2) In 1996, the Company entered into note agreements with Oliver totaling approximately $5.2 million to finance the purchase of retreading equipment. These notes payable bear interest at 5% and are payable in monthly installments including interest through 2001.

      On February 1, 1996, the Company entered into a non-interest-bearing note to finance the purchase of non-Oliver retreading equipment installed in a new, leased, retreading facility. The note was discounted using a 7.5% interest rate to $1.9 million ($2.8 million face value). The note had a ten-year term. In April 1998, the seller of the equipment and the Company entered into an agreement whereby the seller assumed operations of the facility and the Company transferred ownership of the equipment to the seller. Under the agreement, the outstanding balance of the note ($1.8 million) was extinguished. There was no material gain or loss to the Company on the transaction.

(3) Capital leases include vehicle leases with terms ranging from 3 to 5 years with an average interest rate of 7.62%. Also included is a building lease with a term through 2009 and an interest rate of 7.50%. Capital lease obligations of $362,000, $2,318,000 and $4,141,000 were incurred for the years ended December 31, 1998, 1997 and 1996, respectively.

Interest paid totaled approximately $ 1,170,000 in 1998, $1,318,000 in 1997, and $900,000 in 1996.

TREADCO, INC.
NOTES TO FINANCIAL STATEMENTS -- Continued
--------------------------------------------------------------------------------

Annual maturities of long-term debt, excluding capital lease obligations, in 1999 through 2003 are as follows: 1999- $1,090,927; 2000 - $1,146,741; 2001 -
$2,189,300; 2002 - $48,812; and none thereafter.

NOTE F -- ACCRUED EXPENSES

-------------------------------------------------------------------------------------------------------------------
                                                                                               DECEMBER 31
                                                                                          1998             1997
                                                                                       -----------      -----------

Accrued salaries, wages and incentive plans......................................      $ 1,699,285      $ 1,791,428
Accrued vacation pay.............................................................          842,706          722,706
Taxes other than income..........................................................        2,330,117        2,168,205
Loss, injury, damage and workers'
 compensation claims reserves....................................................        2,655,604        2,580,469
Pension and benefit plan costs...................................................            --             158,361
Other ...........................................................................        1,035,146          645,367
                                                                                       -----------      -----------
                                                                                       $ 8,562,858      $ 8,066,536
                                                                                       ===========      ===========


NOTE G -- EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

                                                                 1998              1997               1996
                                                             ------------      ------------       ------------

Numerator:
   Numerator for basic and diluted earnings
    per share -- income (loss) available to
    common stockholders ...............................      $  6,381,232      $ (2,504,376)      $ (3,258,801)
                                                             ============      ============       ============

Denominator:
   Denominator for basic earnings per
    share -- weighted-average shares ..................         5,072,255         5,072,255          5,072,255

   Effect of dilutive securities:
    Employee stock options ............................            20,057              --                 --
                                                             ------------      ------------       ------------
   Dilutive potential common shares ...................            20,057              --                 --

                                                             ------------      ------------       ------------
   Denominator for diluted earnings per
    share -- adjusted weighted-average
    shares and assumed conversions ....................         5,092,312         5,072,255          5,072,255
                                                             ============      ============       ============

Basic earnings (loss) per common share ................      $       1.26      $      (0.49)      $      (0.64)
                                                             ============      ============       ============

Diluted earnings (loss) per common share ..............      $       1.25      $      (0.49)      $      (0.64)
                                                             ============      ============       ============

TREADCO, INC.
NOTES TO FINANCIAL STATEMENTS -- Continued
--------------------------------------------------------------------------------

NOTE H -- FEDERAL AND STATE INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows:

---------------------------------------------------------------------------------------------------
                                                                               DECEMBER 31
                                                                           1998            1997
                                                                       -----------      -----------

Deferred tax liabilities:

     Basis differences on property, plant and equipment .........      $   126,343      $   730,672
     Allowance for doubtful accounts ............................             --             18,418
                                                                       -----------      -----------
         Total deferred tax liabilities .........................          126,343          749,090

Deferred tax assets:

     Accrued expenses ...........................................        1,392,995        1,316,699
     Allowance for doubtful accounts ............................            7,461             --
     Uniform capitalization of inventories ......................          193,634          175,313
     Postretirement benefit obligations other
      than pensions .............................................           38,196           33,518
     State net operating loss carryovers ........................             --            412,326
                                                                       -----------      -----------
         Total deferred tax assets ..............................        1,632,286        1,937,856
                                                                       -----------      -----------
Net deferred tax assets .........................................      $ 1,505,943      $ 1,188,766
                                                                       ===========      ===========


Significant components of the provision for income taxes are as follows:

---------------------------------------------------------------------------------------------------------------
                                                                          YEAR ENDED DECEMBER 31
                                                                  1998              1997              1996
                                                             ------------       ------------       ------------

Current tax expense (credit):

     Federal ..........................................      $  3,900,634       $ (1,897,172)      $ (1,735,453)
     State ............................................           508,790               --                 --
                                                             ------------       ------------       ------------
         Total current tax expense (credit) ...........         4,409,424         (1,897,172)        (1,735,453)

Deferred tax expense (credit):

     Federal ..........................................          (466,445)           727,885            (63,724)
     State ............................................           149,268           (204,273)          (294,003)
                                                             ------------       ------------       ------------
         Total deferred tax expense (credit) ..........          (317,177)           523,612           (357,727)
                                                             ------------       ------------       ------------
Total income tax expense (credit) .....................      $  4,092,247       $ (1,373,560)      $ (2,093,180)
                                                             ============       ============       ============

TREADCO, INC.
NOTES TO FINANCIAL STATEMENTS -- Continued
-------------------------------------------------------------------------------

A reconciliation between the effective income tax rate and the statutory federal income tax rate is presented in the following table:

-------------------------------------------------------------------------------------------------------
                                                        1998                1997                1996
                                                   ------------        ------------        ------------

Income tax (benefit) at the statutory
 federal rate of 34% ........................      $  3,560,983        $ (1,318,498)       $ (1,819,674)

Federal income tax effects of:
     State income taxes .....................          (223,740)             69,453              99,961
     Resolution of tax contingencies ........           (71,067)            (81,195)           (172,922)
     Amortization of nondeductible
      goodwill ..............................           126,115             126,115             126,115
     Other ..................................            41,898              34,838             (32,657)
                                                   ------------        ------------        ------------
Federal income taxes (benefit) ..............         3,434,189          (1,169,287)         (1,799,177)
State income taxes (benefit) ................           658,058            (204,273)           (294,003)
                                                   ------------        ------------        ------------
                                                   $  4,092,247        $ (1,373,560)       $ (2,093,180)
                                                   ============        ============        ============
Effective income tax rate ...................             39.07%              (35.4)%             (39.1)%
                                                   ============        ============        ============

As of December 31, 1998, the Company had no state operating loss carryovers remaining.

Approximately $1,522,000 of income taxes were paid in 1998 and no income taxes were paid in 1997 and 1996. Income tax refunds amounted to $1,346,000 in 1998 and $2,374,000 in 1997.

TREADCO, INC.
NOTES TO FINANCIAL STATEMENTS -- Continued
--------------------------------------------------------------------------------

NOTE I - PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS

The Company has a noncontributory defined benefit pension plan covering substantially all employees. Benefits are based on years of service and employee compensation. Contributions are made based upon at least the minimum amounts required to be funded under provisions of the Employee Retirement Income Security Act of 1974, with the maximum amounts not to exceed the maximum amount deductible under the Internal Revenue Code. The plan's assets are held in a common bank-administered trust fund and are primarily invested in equity and government securities.

The Company sponsors plans that provide supplemental postretirement medical benefits, life insurance and accident and vision care to full-time officers of the Company, paying up to 80% of the covered charges incurred by participants of the plan.

                                                                   PENSION BENEFITS                     OTHER BENEFITS
                                                                1998              1997              1998              1997
                                                             -----------       -----------       -----------       -----------

CHANGE IN BENEFIT OBLIGATION:
   Benefit obligation at beginning of year ............      $ 3,685,313       $ 3,831,114       $   316,314       $   224,202
   Service cost .......................................          163,470           394,382             4,122             1,517
   Interest cost ......................................          269,029           263,914            15,472            17,995
   Amendments .........................................         (641,578)             --                --                --
   Actuarial (gain) loss ..............................        1,050,868          (217,973)          (78,393)           73,593
   Benefits paid ......................................         (608,903)         (586,124)          (18,659)             (993)
                                                             -----------       -----------       -----------       -----------
   Benefit obligation at end of year ..................      $ 3,918,199       $ 3,685,313       $   238,856       $   316,314
                                                             -----------       -----------       -----------       -----------

CHANGE IN PLAN ASSETS:
   Fair value of plan assets at
     beginning of year ................................        3,589,447         3,058,407              --                --
   Actual return on plan assets .......................          657,527           691,514              --                --
   Employer contribution ..............................          400,517           425,650            18,659               993
   Benefits paid ......................................         (608,903)         (586,124)          (18,659)             (993)
                                                             -----------       -----------       -----------       -----------
   Fair value of plan assets at end of year ...........        4,038,588         3,589,447              --                --
                                                             -----------       -----------       -----------       -----------

   Funded status ......................................          120,389           (95,866)         (238,856)         (316,314)
   Unrecognized net actuarial loss ....................          886,897           305,631            34,102           112,495
   Unrecognized prior service cost ....................         (540,548)           31,649            (8,794)          (10,992)
   Unrecognized net transition
     obligation (asset) ...............................           (1,944)           (2,133)          110,676           118,581
                                                             -----------       -----------       -----------       -----------
   Prepaid (accrued) benefit cost .....................      $   464,794       $   239,281       $  (102,872)      $   (96,230)
                                                             ===========       ===========       ===========       ===========

The net pension asset of $464,794 is included in other assets at December 31, 1998. The net pension asset of $239,281 at December 31, 1997, is comprised of a current liability of $158,361 included in accrued expenses and $397,642 included in other assets.

The postretirement liabilities of $102,872 as of December 31, 1998 and $96,230 as of December 31, 1997 are included in other liabilities in the accompanying balance sheets.

TREADCO, INC.
NOTES TO FINANCIAL STATEMENTS -- Continued
--------------------------------------------------------------------------------

                                                            PENSION BENEFITS                        OTHER BENEFITS
                                                     1998         1997          1996           1998       1997        1996
                                                     ----         ----          ----           ----       ----        ----

WEIGHTED-AVERAGE ASSUMPTIONS
   AS OF DECEMBER 31:
   Discount rate ............................        7.03%        7.50%         7.10%          7.03%      6.95%       7.50%
   Rate of compensation increase.............        4.00%        4.00%         3.00%          4.00%      4.00%       3.00%
   Expected long-term returns
    on plan assets ..........................       10.00%        9.40%         9.00%             --         --          --

The weighted-average annual assumed rate of increase in the per capita cost of covered benefits (in health care cost trend) is 9% for 1999 and 1998 and is assumed to decrease gradually to 5% in 2002 and later.

                                                          PENSION BENEFITS                         OTHER BENEFITS
                                                   1998         1997          1996            1998       1997        1996
                                                ----------   ----------   ----------       ---------   ---------   --------

COMPONENTS OF NET PERIODIC BENEFIT COST:
   Service cost ..............................  $  163,470   $  394,382   $  388,021       $   4,122   $   1,517   $  6,409
   Interest cost .............................     269,029      263,914      283,726          15,472      17,995     16,400
   Expected return on plan assets ............    (342,717)    (289,051)    (327,242)            --          --         --
   Transition (asset) obligation
      recognition ............................        (189)        (189)        (189)          7,905       7,905      7,905
   Amortization of prior service cost ........     (69,381)       2,767        2,767          (2,198)     (2,198)       --
   Recognized net actuarial loss .............     154,794      105,884      158,809             --          315        237
                                                ----------   ----------   ----------       ---------   ---------   --------
   Net periodic benefit cost .................  $  175,006   $  477,707   $  505,892       $  25,301   $  25,534   $ 30,951
                                                ==========   ==========   ==========       =========   =========   ========

Assumed medical cost trend rates have a significant effect on the amounts reported for post retirement medical plans. A one percentage point change in assumed health care cost trend rates would have the following effects:

------------------------------------------------------------------------------------------------------------------------
                                                                                                1%                 1%
                                                                                             INCREASE          DECREASE
                                                                                             --------          ---------

Effect on total of service and interest cost components ................................      $  3,705        $  (2,956)
Effect on postretirement benefit obligation ............................................      $ 41,779        $ (33,663)
------------------------------------------------------------------------------------------------------------------------

TREADCO, INC.
NOTES TO FINANCIAL STATEMENTS -- Continued
--------------------------------------------------------------------------------

The Company has an investment plan (the "401(k) Plan") covering substantially all employees. The investment plan permits participants to defer up to 15% of their salary by salary reduction as provided in Section 401(k) of the Internal Revenue Code. During 1998, up to 6% of a participant's compensation contributed to the plan was matched by a Company deposit of 50% of such contribution. During 1997 and 1996, up to 4% of a participant's compensation contributed to the plan was matched by a Company deposit of 50% of such contribution. The percentage of the Company match is set annually. The matching contribution charged to operations totaled approximately $318,000 in 1998; $121,000 in 1997; and $135,000 in 1996.

NOTE J -- STOCK OPTION AND PERFORMANCE AWARD PLANS

The Company follows APB 25 and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("Statement 123"), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

The Company's Stock Option Plan (the "Option Plan") provides that up to 350,000 shares of common stock are available for awards of incentive and non-qualified stock options to directors and key employees of the Company. Under the Option Plan, the exercise price will not be less than fair market value for incentive options. The options become exercisable ratably over a five-year or ten-year period for incentive options and non-qualified options, respectively.

The Company also had a Disinterested Director Stock Option Plan which provided that each of the directors who were administering the Company's Option Plan were granted stock options each May to purchase 5,000 shares of the Company's Common Stock. This plan was terminated in May 1994. The options previously granted under this plan will continue in effect according to their terms.

Pro forma information regarding net income and earnings per share is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant, using a Black-Scholes option pricing model with the following weighted-average assumptions for 1998, 1997 and 1996, respectively: risk-free interest rates of 4.8%, 6.2% and 6.0%; dividend yields of .01%, .01% and .01%; volatility factors of the expected market price of the Company's Common Stock of .37, .35 and .34; and a weighted-average expected life of the option of 9.5 years.

TREADCO, INC.
NOTES TO FINANCIAL STATEMENTS -- Continued
--------------------------------------------------------------------------------

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                                         1998                 1997               1996
                                                                    -----------         ------------       ------------

Net income (loss) - as reported .................................   $ 6,381,232         $ (2,504,376)      $ (3,258,801)
                                                                    ===========         ============       ============

Net income (loss) - pro forma ...................................   $ 6,085,957         $ (2,789,488)      $ (3,442,965)
                                                                    ===========         ============       ============

Income (loss) per share - as reported (basic)....................   $      1.26         $      (0.49)      $      (0.64)
                                                                    ===========         ============       ============

Income (loss) per share - as reported (diluted)..................   $      1.25         $      (0.49)      $      (0.64)
                                                                    ===========         ============       ============

Income (loss) per share - pro forma (basic)......................   $      1.20         $      (0.55)      $      (0.68)
                                                                    ===========         ============       ============

Income (loss) per share - pro forma (diluted)....................   $      1.20         $      (0.55)      $      (0.68)
                                                                    ===========         ============       ============


The following table summarizes the Company's stock option activity, and related information for the periods indicated:

                                                   1998                          1997                       1996
                                         -------------------------       ---------------------     ------------------------
                                                        WEIGHTED-                   WEIGHTED-                    WEIGHTED-
                                                        AVERAGE                      AVERAGE                      AVERAGE
                                                        EXERCISE                    EXERCISE                     EXERCISE
                                          OPTIONS        PRICE           OPTIONS      PRICE        OPTIONS        PRICE
                                          -------        -----           -------      -----        -------        -----

Outstanding beginning of year .......     270,000      $    8.58         215,000    $    8.09        75,000      $   13.30
Granted .............................      20,000           8.00          55,000        10.49       140,000           7.06
Exercised ...........................        --             --              --            --           --              --
Cancelled ...........................        --             --              --            --           --              --
                                          -------      ---------        --------    ---------      --------      ---------
Outstanding - end of year ...........     290,000      $    8.54         270,000    $    8.58       215,000      $    8.09
                                          =======      =========        ========    =========       =======      =========
Exercisable at end of year ..........     130,000      $    8.78          78,000    $    8.95        37,000      $   10.00
                                          =======      =========        ========    =========       =======      =========

Estimated weighted-average
 fair value per share of options
 granted during the year.............                  $    4.43                    $    6.21                    $    4.47
                                                       =========                    =========                    =========

TREADCO, INC.
NOTES TO FINANCIAL STATEMENTS -- Continued
--------------------------------------------------------------------------------

The following table summarizes information concerning currently outstanding and exercisable options:

                                                             WEIGHTED-
                                                              AVERAGE         WEIGHTED-                         WEIGHTED-
                                                             REMAINING         AVERAGE                           AVERAGE
        RANGE OF                           NUMBER           CONTRACTUAL       EXERCISE           NUMBER         EXERCISE
     EXERCISE PRICES                     OUTSTANDING           LIFE             PRICE          EXERCISABLE        PRICE
     ---------------                     -----------        -----------       ---------        -----------      ---------


      $5.75 - $8.00                        145,000              7.4           $    6.89           50,000        $   6.72
     $10.00 - $10.75                       145,000              6.3               10.19           80,000           10.07
                                           -------              ---               -----          -------           -----
                                           290,000                                               130,000
                                           =======                                               =======


In October 1996, all grants issued prior to 1996 were repriced, changing the exercise price to $10.00. The options were originally priced from $11.25 to $15.75. The timing and requirements for vesting and the life of the options were not changed.

In October 1995, the Company adopted a performance award program and awarded 30,000 and 15,000 units to the Company's President and Executive Vice President, respectively. The units are valued based on the closing price per share of the Company's common stock. The awards become 100% vested after four years, with the awards increased yearly to the extent that the Company's return on equity exceeds 8%. During 1998, the Company awarded 855 and 428 units to the Company's President and Executive Vice President, respectively. Due to the reduction in the price per share of the Company's stock, the Company recorded a credit to expense of $56,000 in 1998 under the plan. The Company recorded expense of $134,000 and $200,000 in 1997 and 1996, respectively.

NOTE K -- LEASES AND COMMITMENTS

The future minimum payments under capitalized leases at December 31, 1998, are as follows:


                 1999..................................................................        $ 1,712,631
                 2000..................................................................          1,277,917
                 2001..................................................................            234,840
                 2002..................................................................            234,840
                 2003 .................................................................            234,840
                 Thereafter............................................................          1,668,213
                                                                                               -----------
                 Total minimum lease payments..........................................          5,363,281
                 Amounts representing interest.........................................          1,135,065
                                                                                               -----------
                 Present value of net minimum lease payments
                   included in long-term debt .........................................        $ 4,228,216
                                                                                               ===========

TREADCO, INC.
NOTES TO FINANCIAL STATEMENTS -- Continued
--------------------------------------------------------------------------------

Assets held under capitalized leases are included in property, plant, and equipment at December 31 as follows:

                                                                                        1998             1997
                                                                                    -----------       -----------

Equipment ....................................................................      $ 4,488,189       $ 4,126,428
Land and buildings ...........................................................        2,081,293         2,081,293
                                                                                    -----------       -----------
                                                                                      6,569,482         6,207,721
Less accumulated depreciation ................................................        2,321,428         1,136,116
                                                                                    -----------       -----------
                                                                                    $ 4,248,054       $ 5,071,605
                                                                                    ===========       ===========

Lease amortization is included in depreciation expense. Capital lease obligations of $361,761 and $2,318,000 were incurred for the years ended December 31, 1998 and 1997, respectively.

Rental expense for various production facilities and sales locations amounted to approximately $1,405,000 in 1998, $1,765,000 in 1997 and $1,751,000 in 1996.

The future minimum rental commitments as of December 31, 1998, for all noncancellable operating leases are as follows:

                  1999 ..........................................................      $ 1,485,652
                  2000 ..........................................................          993,649
                  2001 ..........................................................          720,768
                  2002...........................................................          564,241
                  2003 ..........................................................          482,013
                  Thereafter ....................................................          603,960
                                                                                       -----------
                                                                                       $ 4,850,283
                                                                                       ===========

Certain of the leases are renewable for substantially the same rentals for varying periods. Future minimum rentals to be received under noncancellable subleases totaled approximately $732,000 at December 31, 1998.

NOTE L -- FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used by the Company in estimating its fair value disclosures of financial instruments:

     Cash and cash equivalents: The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

     Long-term debt: The carrying amounts of the Company's borrowings under its revolving credit agreement approximates fair value since the interest rate under this agreement is variable. The fair values of the Company's notes payable arrangements are estimated using current market rates.

TREADCO, INC.
NOTES TO FINANCIAL STATEMENTS -- Continued
--------------------------------------------------------------------------------

The fair values of the Company's financial instruments and related carrying value as of December 31 are as follows:

                                                               1998                                    1997
                                                --------------------------------       -------------------------------
                                                CARRYING VALUE       FAIR VALUE        CARRYING VALUE       FAIR VALUE
                                                --------------       ----------        --------------       ----------

Cash and cash equivalents ..............        $     --            $     --            $     --           $     --
Short-term debt ........................           1,090,927           1,038,483           1,175,315          1,083,121
Long-term debt .........................           3,384,853           3,342,182           8,940,368          8,777,395
------------------------------------------------------------------------------------------------------------------------

NOTE M -- LITIGATION

The Company is not a party to any pending legal proceedings which management believes to be material to the results of operations, cash flows or the financial condition of the Company.

On October 30, 1995, the Company filed a lawsuit in Arkansas State Court, alleging that Bandag Incorporated ("Bandag") and certain of its officers and employees had violated Arkansas statutory and common law in attempting to solicit the Company's employees to work for Bandag or its competing franchisees and attempting to divert customers from the Company. At the Company's request, the Court entered a Temporary Restraining Order barring Bandag, the Company's former officers J.J. Seiter, Ronald W. Toothaker, and Ronald W. Hawks and Bandag officers Martin G. Carver and William Sweatman from soliciting or hiring the Company's employees to work for Bandag or any of its franchisees, from diverting or soliciting the Company's customers to buy from Bandag franchisees other than the Company, and from disclosing or using any of the Company's confidential information. On November 8, 1995, Bandag and the other named defendants asked the State Court to stop its proceedings, pending a decision by the United States District Court, Western District of Arkansas, on a Complaint to Compel Arbitration filed by Bandag in the Federal District Court on November 8, 1995. The Federal District Court ruled that under terms of the Company's franchise agreements with Bandag, all of the issues involved in the Company's lawsuit against Bandag were to be decided by arbitration. The arbitration hearing began September 21, 1998, and in December 1998, prior to the completion of the arbitration, the Company entered into a settlement with Bandag, and certain of Bandag's current and former employees. Under the settlement terms, the Company received a one-time payment of $9,995,000 in settlement of all the Company's claims. The settlement resulted in other income for the Company of $9,124,000. The settlement payment was used to reduce the Company's outstanding borrowings under its Revolving Credit Agreement.

During 1998, 1997, 1996 and 1995, the Company charged to general and administrative expenses $1,181,000, $552,000, $398,000 and $57,000, respectively, for legal expenses related to the Bandag claim.

TREADCO, INC.
NOTES TO FINANCIAL STATEMENTS -- Continued
--------------------------------------------------------------------------------

NOTE N -- QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The tables below present unaudited quarterly financial information for 1998 and 1997.

-----------------------------------------------------------------------------------------------------------------------
                                                                                  1998
                                                                           THREE MONTHS ENDED
                                                   MARCH 31            JUNE 30          SEPTEMBER 30        DECEMBER 31
                                                   --------            -------          ------------        -----------

Sales ..................................       $  37,504,948        $  47,093,595      $  52,136,551      $  44,558,114
Costs and expenses......................          38,081,442           45,592,596         50,730,022         44,397,438
                                               -------------        -------------      -------------      -------------
Operating income (loss).................            (576,494)           1,500,999          1,406,529            160,676
Other expense (income) -- net...........             394,834               65,831            308,581         (8,751,015) [a]
Income taxes (credit) ..................            (343,862)             569,300            442,581          3,424,228
                                               -------------        -------------      -------------      -------------
Net income (loss).......................       $    (627,466)       $     865,868      $     655,367      $   5,487,463
                                               =============        =============      =============      =============

Basic and diluted net income
 (loss) per common share................       $       (0.12)       $        0.17      $        0.13      $        1.08
                                               =============        =============      =============      =============

-----------------------------------------------------------------------------------------------------------------------
                                                                                  1997
                                                                           THREE MONTHS ENDED
                                                   MARCH 31            JUNE 30          SEPTEMBER 30        DECEMBER 31
                                                   --------            -------          ------------        -----------

Sales ..................................       $  33,211,474        $  41,135,887      $  46,769,038      $  40,159,812
Costs and expenses......................          35,746,528           40,800,195         45,831,309         41,407,325
                                               -------------        -------------      -------------      -------------
Operating income (loss).................          (2,535,054)             335,692            937,729         (1,247,513)
Other expense -- net....................             450,171              409,546            222,667            286,406
Income taxes (credit) ..................          (1,096,442)             (20,165)           294,247           (551,200)
                                               -------------        -------------      -------------      -------------
Net income (loss).......................       $  (1,888,783)       $     (53,689)     $     420,815      $    (982,719)
                                               =============        =============      =============      =============

Basic and diluted net income
 (loss) per common share................       $       (0.37)       $       (0.01)     $        0.08      $       (0.19)
                                               =============        =============      =============      =============

[a] Other income for the fourth quarter of 1998 includes income of $9.1 million related to the settlement of a dispute between the Company and Bandag, Incorporated.

NOTE O - SUBSEQUENT EVENT

On January 22, 1999, ABC announced that it had submitted a formal proposal to the Company's Board of Directors in which the outstanding shares of the Company's common stock not owned by ABC would be acquired for $9.00 per share in cash. The announcement stated that the proposal had the support of Shapiro Capital Management Company, Inc., the Company's largest independent stockholder, which beneficially owns 1,132,775 shares (or approximately 22%) of the common stock of the Company. On March 15, 1999, ABC and the Company signed a definitive merger agreement for the acquisition of all shares of the Company's stock not owned by ABC for $9.00 per share in cash via a tender offer to commence within five business days after the signing of the merger agreement. The tender offer is subject to certain conditions including ABC owning two-thirds of the outstanding Company shares upon completion of the tender. ABC currently owns approximately 49% of the Company's shares.

                                   SCHEDULE II
                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                                  TREADCO, INC.

                COLUMN A                         COLUMN B                 COLUMN C                  COLUMN D         COLUMN E
--------------------------------------------------------------------------------------------------------------------------------
                                                                         ADDITIONS
                                                               ------------------------------
                                                                     (1)              (2)

                                                 BALANCE AT      CHARGED TO       CHARGED TO
                                                  BEGINNING        COSTS &      OTHER ACCOUNTS     DEDUCTIONS -      BALANCE AT
               DESCRIPTION                        OF PERIOD       EXPENSES         DESCRIBE          DESCRIBE       END OF PERIOD
               -----------                       ----------      ----------     --------------     ------------     -------------

Year Ended December 31, 1998:
   Deducted from asset accounts:
    Allowance for doubtful accounts receivable   $  1,719,389     $ 1,456,706    $ 466,942 (A)    $  2,316,811 (B)  $  1,326,226
                                                 ============     ===========    =========        ============      ============

Year Ended December 31, 1997:
   Deducted from asset accounts :
    Allowance for doubtful accounts receivable   $  1,161,266     $ 2,340,630    $ 382,607 (A)    $  2,165,114 (B)  $  1,719,389
                                                 ============     ===========    =========        ============      ============

Year Ended December 31, 1996:
   Deducted from asset accounts:                                                   341,359 (A)
   Allowance for doubtful accounts receivable    $  1,163,835     $ 1,645,349    $  47,943 (C)    $  2,037,220 (B)  $  1,161,266
                                                 ============     ===========    =========        ============      ============

Note A - Recoveries of amounts previously written off.
Note B - Uncollectible accounts written off.
Note C - The allowance for doubtful accounts of Five Bros., Inc. as of date of acquisition.

                            FORM 10-K -- ITEM 14 (c)
                                  EXHIBIT INDEX
                                  TREADCO, INC.

The following exhibits are filed with this report or are incorporated by reference to previously filed material.

EXHIBIT NO.

     3.1* Certificate of Incorporation of the Company (previously filed as Exhibit 3.1 to the Company's Form S-1 Registration Statement under the Securities Act of 1933 dated July 3, 1991, Commission File No. 33-41605, and incorporated herein by reference).

     3.2* Bylaws of the Company (previously filed as Exhibit 3.2 to the Company's Form S-1 Registration Statement under the Securities Act of 1933 dated July 3, 1991, Commission File No. 33-41605, and incorporated herein by reference).

     10.1* Amended and Restated Credit Agreement entered into between the Company and Societe Generale, Southwest Agency dated as of September 30, 1997 (previously filed as Exhibit 10 to the Company's Form 10-Q Quarterly Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the quarter ended September 30, 1997, Commission File No. 0-19390, and incorporated herein by reference).

     10.2* Form of Transition Services Agreement entered into between the Company and Arkansas Best Corporation (previously filed as
                 Exhibit 10.8 to the Company's Form S-1 Registration Statement under the Securities Act of 1933 dated July 3, 1991, Commission File No. 33-41605, and incorporated herein by reference).

     10.3* Form of Agreement entered into between the Company and Oliver Rubber Company dated September 29, 1995 (previously filed as
                 Exhibit 10 to the Company's Form 10-Q Quarterly Report under the Securities Exchange Act of 1934 for the quarter ended September 30, 1995, Commission File No.
                 0-19390, and incorporated herein by reference).

    10.4*# Treadco, Inc. Performance Award Unit Program effective January 1, 1996 (previously filed as Exhibit 10.5 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, Commission File No. 0-19390, and incorporate herein by reference).

      23         Consent of Ernst & Young LLP., Independent Auditors

      27         Financial Data Schedule

---------

* Previously filed with the Securities and Exchange Commission and incorporated herein by reference.
#  Designates a compensation plan for Directors or Executive Officers.

                               FRONT OF PROXY CARD




                                  TREADCO, INC.
                BOARD OF DIRECTORS PROXY FOR THE SPECIAL MEETING
                   OF STOCKHOLDERS AT 9:00 A.M. JUNE 10, 1999
               3801 OLD GREENWOOD ROAD, FORT SMITH, ARKANSAS 72903
        -----------------------------------------------------------------
                         ------------------------------


         The undersigned stockholder of Treadco, Inc. (the "Company") hereby appoints David E. Loeffler and Richard F. Cooper or either of them, as proxies, each with full powers of substitution, to vote the shares of the undersigned at the above-stated Special Meeting and at any postponement(s) or adjournment(s) thereof.


        -----------------------------------------------------------------


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE. IF A CHOICE IS NOT INDICATED WITH RESPECT TO ITEM (1), THIS PROXY WILL BE VOTED "FOR" SUCH ITEM. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTER REFERRED TO IN ITEM (2). THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.



                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

                               BACK OF PROXY CARD

                                 TREADCO, INC.

                PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER
                              USING DARK INK ONLY.

        (1) Approval and adoption of the Agreement and Plan of Merger, dated as of March 15, 1999 (the "Merger Agreement"), among the Company, Treadco Acquisition Corporation, a Delaware corporation ("Newco"), and Arkansas Best Corporation, a Delaware corporation ("Parent"), and the merger of Newco with and into the Company as contemplated by the Merger Agreement.

                  [ ] FOR           [ ] AGAINST          [ ] ABSTAIN
        -----------------------------------------------------------------

        (2) In their discretion, the proxies are authorized to vote upon such other business or matters as may properly come before the meeting or any postponement(s) or adjournment(s) thereof.


         Receipt herewith of the Company's Notice of Meeting and Proxy Statement, dated May 10, 1999, is hereby acknowledged.

                                        Dated:                          , 1999
                                              --------------------------
                                        ------------------------------------
                                        ------------------------------------
                                          (Signature(s) of Shareholder(s))

                                        (Joint owners must EACH sign. Please
                                        sign EXACTLY as your name(s) appear(s)
                                        on this card. When signing as attorney,
                                        trustee, executor, administrator,
                                        guardian or corporate officer, please
                                        give your FULL title.)

                                        PLEASE SIGN, DATE AND MAIL TODAY.